Exhibit 99.1

ITEM 6.  SELECTED FINANCIAL DATA

The Selected Financial Data of Level 3 Communications, Inc. and its subsidiaries appears below.

	Fiscal Year Ended(1)
	2005	2004	2003	2002	2001
	(dollars in millions, except per share amounts)
Results of Operations:
Revenue	$1,719	$1,776	$2,027	$1,215	$1,410
Loss from continuing operations(2)	(707)	(478)	(695)	(872)	(4,351)
Income (loss) from discontinued operations	69	20	(21)	14	(627)
Net loss(3)	(638)	(458)	(711)	(858)	(4,978)
Per Common Share:
Loss from continuing operations(2)	(1.01)	(0.70)	(1.23)	(2.14)	(11.64)
Income (loss) from discontinued operations	0.10	0.03	(0.04)	0.03	(1.68)
Net loss(3)	(0.91)	(0.67)	(1.26)	(2.11)	(13.32)
Dividends(4)	—	—	—	—	—
Financial Position:
Total assets	8,277	7,544	8,302	8,972	9,325
Current portion of long-term debt(5)	—	143	124	3	5
Long-term debt, less current portion(5)	6,023	5,067	5,249	6,102	6,209
Stockholders’ equity (deficit)(6)	(476)	(157)	181	(240)	(65)

(1)                                  The operating results of Software Spectrum, Inc. which was acquired in 2002 and sold in September 2006, (i)Structure, LLC, which was sold in 2005, the Midwest Fiber Optic Network business acquired from Genuity, Inc. in 2003 and sold in 2003, the Company’s Asian communications operations, which the Company agreed to sell in 2001, as well as Software Spectrum’s contact service business obtained in the Software Spectrum acquisition in 2002 and sold in 2003 are included in discontinued operations for all periods presented for which Level 3 owned each business.

The Company purchased substantially all of the assets and operations of Genuity, Inc. in February 2003. The Company also purchased Telverse Communications, Inc. in July 2003.

The Company acquired the managed modem businesses of ICG and Sprint on April 1, 2004 and October 1, 2004, respectively.

The Company purchased WilTel Communications Group, LLC (“WilTel”) on December 23, 2005, and recorded approximately $38 million of revenue attributable to this business in 2005.

(2)                                  In 2001, Level 3 recorded a $3.2 billion impairment charge to reflect the reduction in the carrying amount of certain of its communications assets in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. Also in 2001, Level 3 recognized a gain of $1.1 billion as a result of the early extinguishment of long-term debt.

In 2002, the Company recognized approximately $76 million of termination and settlement revenue, $181 million of impairment and restructuring charges, a gain of approximately $191 million from the sale of Commonwealth Telephone Enterprises, Inc. common stock, $88 million of induced conversion expenses attributable to the exchange of the Company’s convertible debt securities, $120 million of federal tax benefits due to legislation enacted in 2002 and a gain of $255 million as a result of the early extinguishment of long-term debt.

In 2003, the Company recognized approximately $346 million of termination and settlement revenue, $45 million of impairment and restructuring charges, a gain of approximately $70 million from the sale of “91 Express Lanes” toll road assets, $200 million of induced conversion expenses attributable to the exchange of the Company’s convertible debt securities, and recognized a gain of $41 million as a result of the early extinguishment of long-term debt.

In 2004, The Company recognized a gain of $197 million as a result of the early extinguishments of certain long-term debt and $113 million of termination revenue.

In 2005, the Company recognized $133 million of termination revenue and approximately $23 million of impairment and restructuring charges.

(3)                                  In 2001, the Company agreed to sell its Asian telecommunications business to Reach Ltd. and recorded an impairment charge of $516 million related to its discontinued Asian operations. Losses attributable to the Asian operations were $89 million for fiscal 2001.

In 2005, the Company sold (i)Structure, LLC and recognized a gain on the sale of $49 million. For fiscal years 2005 and 2004, (i)Structure revenues approximated costs. Losses attributable to the operations of (i)Structure for fiscal years 2003, 2002 and 2001 were $17 million, $6 million and $22 million, respectively.

In September 2006, Level 3 sold Software Spectrum, Inc. and recognized a gain on the sale of $33 million.  The income (loss) from the operations of Software Spectrum including the contact services business sold in 2003 were $20 million, $20 million, $(16) million and $20 million for the fiscal years 2005, 2004, 2003 and 2002, respectively.

(4)                                  The Company’s current dividend policy, in effect since April 1998, is to retain future earnings for use in the Company’s business. As a result, management does not anticipate paying any cash dividends on shares of common stock in the foreseeable future. In addition, the Company is effectively restricted under certain covenants from paying cash dividends on shares of its common stock.

(5)                                  In 2001, the Company negotiated an increase in the total amount available under its senior secured credit facility to $1.775 billion and borrowed $650 million under the facility. Also in 2001, a subsidiary of the Company and Level 3 repurchased, using cash and common stock, approximately $1.9 billion face amount of the Company’s long-term debt and recognized a gain of approximately $1.1 billion as a result of the early extinguishment of debt.

In 2002, the Company received net proceeds of $488 million from the issuance of $500 million of 9% Junior Convertible Subordinated Notes due 2012. Also in 2002, the Company repurchased, using cash and common stock, approximately $705 million face amount of its long-term debt and recognized a gain of approximately $255 million as a result of the early extinguishment of debt.

In 2003, the Company received net proceeds of $848 million from the issuance of $374 million of 2.875% Convertible Senior Notes due 2010 and the issuance of $500 million of 10.75% Senior Notes due 2011. The Company completed a debt exchange whereby the Company issued $295 million (face amount) of 9% Convertible Senior Discount Notes due 2013 and common stock in exchange for $352 million (book value) of long-term debt. In addition, Level 3 using cash on hand, restricted cash and the proceeds from the issuance of the 10.75% Senior Notes due 2011, repaid in full, the $1.125 billion purchase money indebtedness outstanding under the Senior Secured Credit Facility. Also in 2003, the Company repurchased, using common stock, approximately $1.007 billion face amount of its long-term debt and recognized a gain of approximately $41 million as a result of the early extinguishment of debt.

In 2004, the Company received net proceeds of $987 million from the issuance of a $730 million Senior Secured Term Loan due 2011 and the issuance of $345 million of 5.25% Senior Convertible Notes due 2011. The Company used the net proceeds to repay portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. The Company repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. Also in 2004, the Company paid approximately $54 million and assumed obligations to extinguish a capital lease obligation and recognized a gain of $147 million on the transaction.

In 2005, the Company received net proceeds of $877 million from the issuance of $880 million of 10% Convertible Senior Notes due 2011. Also in 2005, a wholly-owned subsidiary of the Company received net proceeds of $66 million from the completion of a refinancing of the mortgage of its corporate headquarters. The subsidiary entered into a new mortgage loan of $70 million at an initial fixed rate of 6.86% through 2010.

(6)                                  In 2001, the Company issued approximately 16 million shares of common stock, valued at approximately $72 million, in exchange for long-term-debt.

In 2002, the Company issued approximately 47 million shares of common stock, valued at approximately $466 million, in exchange for long-term debt. Included in the value of common stock issued, are induced conversion premiums of $88 million for convertible debt securities.

In 2003, the Company issued approximately 216 million shares of common stock, valued at approximately $953 million, in exchange for long-term debt. Included in the value of common stock issued, are induced conversion premiums of $200 million for convertible debt securities.

In 2004, the Company realized $95 million of foreign currency losses on the repurchase of its Euro denominated debt. The unrealized foreign currency losses had been recorded in Other Comprehensive Income within Stockholders’ Equity (Deficit).

In 2005, the Company issued 115 million shares of common stock, valued at approximately $313 million, as the stock portion of the purchase price paid to acquire WilTel.

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This document contains forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to Level 3 Communications, Inc. and its subsidiaries (“Level 3” or the “Company”). When used in this document, the words “anticipate”, “believe”, “plan”, “estimate” and “expect” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document.

Level 3 Communications, Inc., through its operating subsidiaries, is primarily engaged in the communications business with additional operations in coal mining. The Company is a facilities based provider of a broad range of integrated communications services categorized as Core Communications Services, Other Communications Services and SBC Master Services Agreement. Revenue for communications services is recognized on a monthly basis as these services are provided. For contracts involving private line, wavelengths and dark fiber services, Level 3 may receive up-front payments for services to be delivered for a period of up to 20 years. In these situations, Level 3 will defer the revenue and amortize it on a straight-line basis to earnings over the term of the contract. At December 31, 2005, for contracts where up-front payments were received for services to be delivered in the future, the Company’s weighted average remaining contract period was approximately 14 years.

Communication Services

The Company separates its communication services into three separate groups: 1) Core Communications Services, 2) Other Communications Services, and 3) SBC Master Services Agreement. Each group is in a different phase of the service life cycle, requiring different levels of investment and focus and providing different contributions to the Company’s Adjusted OIBDA (as defined below). Management of Level 3 believes that growth in revenue from its Core Communications Services is critical to the long-term success of its communications business. At the same time, the Company believes it must continue to manage effectively the positive cash flows from its SBC Master Services Agreement and its Other Communications Services including the Company’s mature managed modem business and its related reciprocal compensation. The Core Communications Services group includes transport and infrastructure, IP and data services, voice and Vyvx video services. The Other Communications Services group includes managed modem and related reciprocal compensation, DSL aggregation services and the legacy managed IP service business. The SBC Master Services Agreement product group will include all the revenues related to this contract, which was obtained in the December 23, 2005 acquisition of WilTel.

The Company’s transport and infrastructure services include colocation services, wavelength, private line, dark fiber and transoceanic services. Growth in transport and infrastructure revenue is largely dependent on increased demand for bandwidth services and available capital of companies requiring communications capacity for their own use or in providing capacity as a service provider to their customers. These expenditures may be in the form of up-front payments or monthly payments for private line, wavelength or dark fiber services. An increase in demand may be partially offset by declines in unit pricing.

IP and data services primarily include the Company’s high speed Internet access service and IP-VPN services. Level 3’s high speed Internet access service is a high quality and high-speed Internet access service offered in a variety of capacities. The Company’s IP-VPN services permit businesses of any size to replace multiple networks with a single, cost-effective solution that greatly simplifies the converged transmission of voice, video, and data. This convergence to a single platform can be obtained without sacrificing the quality of service or security levels of traditional ATM and Frame Relay offerings. IP-VPN services also permit customers to prioritize network application traffic so that high priority applications, such as voice and video, are not compromised in performance by the flow of low priority applications such as email.

The conversion from narrow band dial-up services to higher speed broadband services is expected to increase demand for the Company’s IP and data services. Revenue growth in this area is dependent on the continued increase in usage by both enterprises and consumers and the pricing environment. An increase in the reliability and security of information transmitted over the Internet and declines in the cost to transmit data have resulted in increased utilization of e-commerce or web based services by businesses. The Company, however, continues to experience lower revenue growth due to price compression for its IP and data services. These declines were partially offset by an approximate 90% increase in IP and Data traffic for 2005. Current high levels of available capacity and the numerous companies competing in this market have resulted in a very competitive pricing environment.

The Company experienced price compression in the 25% to 45% range for transport and IP services in 2004. Level 3 believes that industry-wide, excess network inventory has been significantly reduced and pricing pressures are beginning to moderate as evidenced by the Company’s improved pricing and increased traffic volume. For its IP services, the Company’s average price per megabyte declined approximately 30% in 2005. In addition to pricing pressures, the decline in the Company’s average price per megabyte is attributable to higher traffic from larger customers and customers moving to higher speed services with a lower price per megabyte. The larger customers have a lower price per megabyte due to higher volume commitments.

The Company also continued to see pricing pressure in 2005 for those transport and infrastructure customers that require simple, low quality, point-to-point services, as competitors aggressively pursued this business. However, Level 3 believes that competitors are less willing to discount these services if it requires investment in incremental capacity to meet the customer’s requirements. For those customers that provide high quality content or require a combination of transport, IP and voices solutions on a regional or national platform, Level 3 is seeing some indications that price compression is starting to moderate and, in many cases, prices are starting to increase as confirmed by research performed by industry analysts. Independent industry reports indicate that wholesale pricing of long-haul wavelength and private line services have been stable in North America over the last 12 months and, in some cases, have started to rise again. Level 3 intends to remain disciplined in its approach to pricing for its transport and IP services.

The emergence of a number of companies from bankruptcy protection and additional competition from other distressed carriers continues to contribute to the difficult and competitive operating environment. The Company does not expect this environment to change significantly until the industry consolidates further and/or demand accelerates.

The Company has developed new voice services that, in addition to its existing voice services, target large and existing markets. The Company believes that the efficiencies of Level 3’s IP and optical based network, including its Softswitch technology, will provide customers a lower cost alternative than the existing circuit-switched networks. The Company is moving quickly to develop both its capability to market and sell in the voice market and develop the internal systems and processes necessary to support the new services being launched. The revenue potential for voice services is large; however, the revenues and margins are expected to continue to decline over time as a result of the new low cost IP and optical based technologies. In addition, the market for voice services is being targeted by many competitors, several of which are larger and have more financial resources than the Company.

Vyvx provides audio and video programming for its customers over the Company’s fiber-optic network and via satellite. It uses the Company’s fiber-optic network to carry many live traditional broadcast and cable television events from the site of the event to the network control centers of the broadcasters of the event. For live events where the location is not known in advance, such as breaking news stories in remote locations, Vyvx provides an integrated satellite and fiber-optic network based service to transmit the content to its customers. Most of Vyvx’s customers for these services contract for the service on an event-by-event basis; however, Vyvx has some customers who have purchased a dedicated point-to-point service which enables these customers to transmit programming at any time.

Vyvx also distributes advertising spots to radio and television stations throughout the U.S., both electronically and in physical form. Customers for these services can utilize a network-based method for aggregating, managing, storing and distributing content for content owners and rights holders.

The Company’s Other Communications services are mature products or services that are not areas of emphasis for the Company. As noted above, Other Communications services include managed modem, DSL aggregation services, related reciprocal compensation and legacy managed IP services.

The Company and its customers continue to see consumers migrate from narrow band dial-up services to higher speed broadband services as the narrow band market matures. This trend is expected to result in declines in managed modem revenue in the future. The Company recognized $396 million, $488 million and $627 million of managed modem and managed modem related revenue for 2005, 2004 and 2003, respectively. These declines may be mitigated in the mid to longer term by growth in IP-based services offered by the Company that address the market shift to higher speed broadband services. Level 3 believes that the low cost structure of its network will enable it to aggressively compete for new business in the IP-based market.

Level 3 receives compensation from other carriers when it terminates traffic originating on those carriers’ networks. This reciprocal compensation is based on interconnection agreements with the respective carriers or rates mandated by the FCC. The Company earns the majority of its reciprocal compensation revenue from providing managed modem services.

The exclusivity provisions in the contract with the Company’s primary DSL aggregation customer expired at the end of the first quarter of 2005. The customer completed the migration of its existing DSL aggregation subscribers to its own network during the third quarter of 2005. Contracts with the Company’s remaining DSL aggregation customers expired in the fourth quarter of 2005. The Company recognized DSL aggregation revenue of $79 million, $138 million and $99 million for 2005, 2004 and 2003, respectively. The Company does not expect to recognize DSL aggregation revenue in the foreseeable future.

Legacy managed IP services primarily include low speed services which utilize ATM technology, as well as VPN and managed security services. The Company’s legacy Internet access business consists primarily of a business that was acquired in the Genuity transaction in 2003. The Company has elected not to pursue additional customers and limit the capital invested in this component of its business.

The SBC Master Services Agreement was an agreement between SBC Services Inc. and WilTel and was acquired in the WilTel transaction in December 2005. Recently, SBC Services Inc. became a subsidiary of AT&T Inc., (together “SBC”). WilTel and SBC amended their agreement in June 2005 to run through 2009 and it provides a gross margin purchase commitment of $335 million from December 2005 through the end of 2007, and $75 million from January 2008 through the end of 2009. Only purchases of on-net services count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $50 million from SBC if certain performance criteria are met by Level 3. If Level 3 meets the performance criteria, it is eligible to earn $25 million in 2006 and $25 million in 2007.

Level 3’s management continues to review the Company’s existing lines of business and service offerings to determine how those lines of business and service offerings assist with the Company’s focus on delivery of communications and information services and meeting its financial objectives. To the extent that certain lines of business or service offerings are not considered to be compatible with the delivery of communications and information services or with obtaining financial objectives, Level 3 may exit those lines of business or stop offering those services.

Management focuses on Adjusted OIBDA, cash flows from operating activities and capital expenditures to assess the operating performance of the communications business. Management believes that Adjusted OIBDA, when viewed over time, reflects the operating trend and performance of its communications business. Adjusted OIBDA, or similar measures, also is an indicator of performance used by Level 3’s competitors and is used by management in evaluating relative performance.

Management of Level 3 believes the introduction of new services or technologies, as well as the further development of existing technologies, may reduce the cost or increase the supply of certain services similar to those provided by Level 3. The ability of the Company to anticipate, adapt and invest in these technology changes in a timely manner may affect the future success of the Company.

The Company completed the initial planned deployment of the next generation of optical transport technology in its North American and European networks in the fourth quarter of 2005 and early in the first quarter of 2006, respectively. The Company has decided to deploy the technology for additional routes in North America and Europe and expects to complete the deployments on these routes in the first quarter of 2006. The Company began an upgrade of its IP backbone technology in the third quarter of 2005. Level 3 believes that this deployment of new equipment to the existing network equipment will allow the Company to optimize the amount of traffic it carries over the network and lower the cost of providing services.

In order to expand its service offerings in Europe, the Company expects to invest $20 million for a dark fiber based expansion in nine European markets. The dark fiber is expected to replace or supplement existing wavelength capacity.

The communications industry continues to consolidate. Level 3 has participated in this process with the acquisition of WilTel and the proposed Progress Telecom transaction described below. Level 3 will continue to evaluate consolidation opportunities and could make additional acquisitions in 2006.

The successful integration of WilTel into Level 3 is important to the success of Level 3. The Company must quickly identify synergies, integrate the networks and support organizations while maintaining the service quality levels expected by existing customers.

The Company is focusing its attention on 1) growing revenue through Core Communications services, 2) continuing to show improvements in Adjusted OIBDA as a percentage of revenue, 3) completing the integration of WilTel and potentially Progress Telecom, and 4) managing cash flows provided by its Other Communications services. The anticipated change in the composition of the Company’s revenue will require the Company to manage operating expenses carefully and concentrate its capital expenditures on those technologies and assets that will enable the Company to develop its Core Communications services further and replace the decline in revenue and earnings from Other Communications services.

In addition to the operational metrics mentioned above, the Company is also focusing on improving its liquidity, financial condition, and extending the maturity dates of certain of its debt and lowering the effective interest rate on its outstanding debt over the long term. In April 2005, Level 3 completed the offering of $880 million of 10% Convertible Senior Notes due 2011 to institutional investors and, in September 2005, its subsidiary HQ Realty, Inc. completed a mortgage refinancing of $70 million for the Level 3 corporate headquarters in Colorado. Level 3 intends to use the net proceeds from these offerings for general corporate purposes, including possible acquisitions, working capital, capital expenditures, debt refinancing and debt repurchases.

In January 2006, the Company completed the exchange of several tranches of its debt maturing in 2008 for a new tranche of debt maturing in 2010. The Company was able to extend the maturity date of approximately $692 million of debt due in 2008 to March 2010. The Company will continue to look for opportunities to improve its financial position in 2006 and focus its resources on growing revenue and managing costs for the communications business.

Information Services

On November 30, 2005, the Company sold its wholly-owned subsidiary, (i)Structure, LLC, which provided computer outsourcing services primarily to small and medium-sized businesses.  The Company also completed the disposition of its remaining subsidiary in the information services business, Software Spectrum, Inc. on September 7, 2006.  The results of operations and financial position for (i)Structure and Software Spectrum are reflected as discontinued operations for all periods presented in this report.

Coal Mining

Level 3, through its two 50% owned joint venture surface mines in Montana and Wyoming, sells coal primarily through long-term contracts with public utilities. The long-term contracts for the delivery of coal establish the price, volume, and quality requirements of the coal to be delivered. Revenue under these and other contracts is recognized when coal is shipped to the customer.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and accompanying notes contained in this report.

Critical Accounting Policies

The Company has identified the policies below as critical to its business operations and the understanding of its results of operations. The effect of any associated risks related to these policies on the Company’s business operations is discussed throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations where these policies affect the Company’s reported and expected financial results.

Revenue

Revenue for communications services, including voice, private line, wavelengths, colocation, Internet access, managed modem, data services, video and dark fiber revenue is recognized monthly as the services are provided. Communications services are provided either on a usage basis, which can vary period to period, or on a contractually committed amount.

Reciprocal compensation revenue is recognized only when an interconnection agreement is in place with another carrier, or at rates mandated by the FCC. Periodically, the Company will receive payment for reciprocal compensation services in excess of FCC rates and before an agreement is in place. These amounts are included in other current liabilities on the consolidated balance sheet until a final agreement has been reached and the necessary regulatory approvals have been received. These amounts were insignificant to the Company in 2005 and 2004.

Revenue attributable to leases of dark fiber pursuant to indefeasible rights-of-use agreements (“IRUs”) that qualify for sales-type lease accounting, and were entered into prior to June 30, 1999, was recognized at the time of delivery and acceptance of the fiber by the customer. Certain sale and long-term IRU agreements of dark fiber and capacity entered into after June 30, 1999, are required to be accounted for in the same manner as sales of real estate with property improvements or integral equipment. This accounting treatment results in the deferral of the cash that has been received and the recognition of revenue ratably over the term of the agreement (currently up to 20 years).

Termination revenue is recognized when a customer disconnects service prior to the end of the contract period, for which Level 3 had previously received consideration and for which revenue recognition was deferred. Termination revenue is also recognized when customers make termination penalty payments to Level 3 to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and Level 3 renegotiate a contract under which Level 3 is no longer obligated to provide product or services for consideration previously received and for which revenue recognition has been deferred. Termination revenue is reported in the same manner as the original product or service provided.

Accounting practice and guidance with respect to the accounting treatment of revenue continues to evolve. Any changes in the accounting treatment could affect the manner in which the Company accounts for revenue within its communications and coal businesses.

Non-Cash Compensation

The Company applies the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Prior to the issuance of SFAS No. 123R “Share-Based Payments” (“SFAS No, 123R”), most companies did not follow the expense recognition provisions of SFAS No. 123; rather, they disclose the information only on a pro forma basis. As a result, these pro-forma disclosures must be considered when comparing the Company’s results of operations to those reported by other companies. Under SFAS No. 123, the fair value of an option or other stock-based compensation (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting periods of the options in accordance with Financial Accounting Standards Board Interpretation No. 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” Although the recognition of the value of the instruments results in compensation or professional expenses in an entity’s financial statements, the expense differs from other compensation and professional expenses in that these charges, though generally permitted to be settled in cash, are typically settled through the issuance of common stock, which would have a dilutive effect upon earnings per share, if and when such options are exercised.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R which requires companies to recognize the fair value of stock based compensation in the statement of operations for reporting periods beginning in 2006.

Long-Lived Assets

Property, plant and equipment is stated at cost, reduced by provisions to recognize economic impairment in value when management determines that events have occurred that require an analysis of potential impairment. Costs associated directly with network expansions and the development of business support systems, primarily employee-related costs are capitalized. The Company capitalized $51 million, $66 million and $61 million of cost, primarily direct labor and related employee benefits, in 2005, 2004 and 2003, respectively. Intercity network segments, gateway facilities, local networks and operating equipment that have been placed in service are being depreciated over their estimated useful lives, primarily ranging from 2-40 years. The total cost of a business support system is amortized over a useful life of three years. The useful lives of the Company’s assets are estimates and actual in-service periods for specific assets could differ significantly from these estimates. Due to changes in technology and the competitive environment, these estimates require a significant amount of judgment.

The Company at least annually, or as events or circumstances change that could affect the recoverability of the carrying value of its communications and information services assets, conducts a comprehensive review of the carrying value of its assets to determine if the carrying amount of the assets are recoverable in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets.” This review requires the identification of the lowest level of identifiable cash flows for purposes of grouping assets subject to review. The estimate of undiscounted cash flows includes long-term forecasts of revenue growth, gross margins and capital expenditures. All of these items require significant judgment and assumptions. An impairment loss exists when estimated undiscounted cash flows attributable to the assets are less than their carrying amount. If an asset is deemed to be impaired, the amount of the impairment loss recognized represents the excess of the asset’s carrying value as compared to its estimated fair value, based on management’s assumptions and projections.

The Company assessed its communications long-lived assets for impairment at December 31, 2005, and determined that an impairment charge was not required. The communications network includes electronics, optronics, fiber, multiple conduits and colocation facilities. Level 3 separately evaluates colocation facilities, certain empty conduit and the network asset. The impairment analysis is based on a long-term cash flow forecast to assess the recovery of the communications assets over their estimated useful lives.

Level 3 also assesses the carrying value of goodwill on an annual basis in accordance to SFAS No. 142 “Goodwill and Other Intangible Assets.” The carrying value of each reporting unit, including goodwill assigned to that reporting unit, is compared to its fair value. If the fair value of the reporting unit does not exceed the carrying value of the reporting unit, including goodwill, an analysis is performed to determine if an impairment charge should be recorded. The Company did not record charges for the impairment of long-lived assets or goodwill in 2005, 2004 or 2003.

Management’s estimate of the future cash flows attributable to its long-lived assets and the fair value of its businesses involve significant uncertainty. Those estimates are based on management’s assumptions of future results, growth trends and industry conditions. Management will continue to assess the Company’s assets for impairment as events occur or as industry conditions warrant.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most critical estimates and assumptions are made in determining the allowance for doubtful accounts, revenue reserves, whether impairment charges are necessary, useful lives of fixed assets, accruals for estimated tax and legal liabilities that are probable and estimatable, cost of revenue disputes for communications, unfavorable contracts recognized in purchase accounting, and asset retirement obligations. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 1 to the consolidated financial statements. The following are the recently issued pronouncements that the Company believes are applicable to its business.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in the financial statements based on the fair value of equity or liability instruments issued. The U.S. Securities and Exchange Commission extended the effective date of SFAS No. 123R such that the Company is first required to adopt SFAS No. 123R beginning January 1, 2006. The adoption of SFAS No. 123R on January 1, 2006 is not expected to have a significant effect on the Company’s financial position or results of operations as the Company adopted the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” in 1998.

After adopting SFAS No. 123R, the Company expects to continue utilizing a modified Black-Scholes model to value any outperform stock options granted to employees. The Company believes that the relative short life of the options and the other variables used in the model provide a reasonable estimate of the fair value of the option at the time of grant.

The FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets”, which is effective for Level 3 starting January 1, 2006. Under SFAS No. 153, the Company will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company’s financial position or results of operations as Level 3 is a party to a limited number of non-monetary transactions and those transactions have not been material.

Emerging Issues Task Force (“EITF”) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF No. 04-6”) establishes appropriate accounting for stripping costs incurred during the production phase and is effective for fiscal years beginning after December 15, 2005, with early adoption permitted. EITF No. 04-6 concludes that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF No. 04-6 further defines inventory produced as mineral that has been extracted. As a result, stripping costs related to exposed, but not extracted mineral will be expensed as incurred rather than deferred until the mineral is extracted. The Company’s coal mining business currently defers stripping costs and amortizes these costs over the period in which the underlying coal is mined. The Company expects the adoption of EITF No. 04-6 beginning January 1, 2006 will not have a significant effect on the Company’s financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”). FIN 47 provides additional clarification as to when companies should recognize asset retirement obligations pursuant to SFAS No. 143, “Accounting for Asset Retirement Obligations.” The Company’s adoption of FIN 47 effective on December 31, 2005 did not have a material effect on the Company’s results of operations or financial position as Level 3 recognized the discounted value of its conditional asset retirement obligations when it adopted SFAS No. 143 at the beginning of 2003.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”, (“SFAS No. 154”). This Statement requires retroactive application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable and is effective for fiscal years beginning after December 15, 2005. Previously, most voluntary changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. The adoption of SFAS No. 154 is not expected to have a significant effect on the Company’s financial position or results of operations.

Results of Operations 2005 vs. 2004

Revenue for 2005 and 2004 is summarized as follows:

(dollars in millions)	2005	2004
Communications	$1,645	$1,685
Coal Mining	74	91
	$1,719	$1,776

Communications revenue is separated into three groups: 1) Core Communications Services (including transport and infrastructure services, IP and data services, voice services and Vyvx services), 2) Other Communications Services (including managed modem and its related reciprocal compensation, DSL aggregation, and legacy managed IP services), and 3) SBC Master Services Agreement. Revenue attributable to these service groupings is provided in the following table:

(dollars in millions)	2005	2004
Core Communications Services:
Transport and Infrastructure	$653	$574
IP and data	186	167
Voice	120	53
Vyvx	3	—
	962	794
Other Communication Services:
Managed Modem	396	488
DSL aggregation	79	138
Reciprocal Compensation	100	150
Managed IP	83	115
	658	891
SBC Master Services Agreement	25	—
Total Communications Revenue	$1,645	$1,685

Transport and infrastructure revenue increased in 2005 primarily due to increased demand for colocation space in large markets in North America and Europe, and an increase in wavelength revenue due to sales to 360Networks, France Telecom and other new and existing customers. Transport and infrastructure revenue in 2005 includes $4 million attributable to WilTel. In addition, termination revenue related to transport and infrastructure services increased approximately $23 million in 2005. The termination revenue in 2005 is primarily attributable to agreements reached with France Telecom and 360networks relating to the termination of existing dark fiber lease agreements with those customers described below.

On February 22, 2005, France Telecom and Level 3 finalized an agreement to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement France Telecom returned the fiber to Level 3. Under the original IRU agreement, the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized unamortized deferred revenue of approximately $40 million as non-cash termination revenue in the first quarter of 2005. The wavelength sales described above were a part of this transaction.

On March 1, 2005, Level 3 entered into an agreement with 360networks in which both parties agreed to terminate a 20-year IRU agreement. Under the new agreement 360networks returned the dark fiber originally provided by Level 3. Under the original IRU agreement, signed in 2000, the revenue associated with the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005. The wavelength sales described above were a part of this transaction.

The Company expects to recognize termination revenue in the future if customers desire to renegotiate contracts or are required to terminate service. The Company is not able to estimate the specific value of these types of transactions until they occur, but does not currently expect to recognize significant termination revenue for the foreseeable future.

IP and data revenue increased in 2005 primarily due to traffic growth from new and existing customers that exceeded the rate of price compression as well as improved market acceptance of the Company’s new IP-VPN service. In addition, 2005 IP and data revenue includes $1 million attributable to WilTel.

Level 3’s voice revenue, excluding WilTel, increased 117% in 2005. The increase is primarily attributable to the Company’s wholesale voice products including voice termination and local inbound services. Voice termination and local inbound services experienced a 35% and 49%, respectively, increase in minutes of use in the fourth quarter of 2005 compared to the same period in 2004. The Company also recorded voice revenue of $5 million attributable to WilTel for the period Level 3 owned WilTel in the fourth quarter of 2005.

The Vyvx business was acquired on December 23, 2005 as part of the WilTel transaction. Revenue of $3 million is included from the acquisition date through the end of the year.

Managed modem revenue declined in 2005 as a result of the continued migration from narrow band dial-up services to higher speed broadband services by end user customers. This change resulted in a decline in the demand for managed modem ports. America Online, the Company’s largest managed modem customer, reduced the number of ports it purchased from Level 3 by approximately 25% in the second half of 2004 and decreased the number of ports purchased by an additional 30% primarily in the second half of 2005. In addition to the port cancellation provisions, the contracts with America Online contain market-pricing provisions that have the effect of lowering revenue as Level 3 is obligated to provide America Online a reduced per port rate if Level 3 offers another customer better pricing for a lower volume of comparable services.

Partially offsetting this decline in managed modem revenue in 2005 was the revenue purchased in the ICG and Sprint transactions completed in the second and fourth quarter of 2004, respectively. The Company expects, excluding the effects of future acquisitions, managed modem related revenue to continue to decline in the future primarily due to an increase in the number of subscribers migrating to broadband services and the potential pricing concessions as contracts are renewed.

DSL aggregation revenue decreased significantly in 2005 as the Company’s primary DSL aggregation customer began to migrate its DSL subscribers to its own network beginning in the first quarter of 2005. The customer completed the migration of its subscribers in the third quarter of 2005. In addition, the Company’s other DSL contracts expired in 2005 and were not renewed. The Company does not expect to recognize DSL aggregation revenue in the foreseeable future.

Reciprocal compensation revenue declined from 2004 levels primarily due to a settlement with a major carrier in the third quarter of 2004, which did not recur in 2005. The settlement resolved rate issues for 2004 and prior periods and resulted in the recognition of $31 million of revenue for services provided in prior periods. This revenue had been deferred as the Company did not have an interconnection agreement in place and approved by the relevant authorities. In addition to this agreement, the Company signed interconnection agreements with other carriers in 2004 and 2005 that resulted in the Company receiving a lower rate per minute for terminating traffic. The majority of the Company’s interconnection agreements provide rate structures through 2006. The Company earns the majority of its reciprocal compensation revenue from managed modem services.

With the agreements reached in 2004 and 2005, Level 3 has interconnection agreements in place for the majority of traffic subject to reciprocal compensation. Level 3 continues to negotiate new interconnection agreements with its local carriers. To the extent that the Company is unable to sign new interconnection agreements or signs new agreements containing lower rates, or there is a significant decline in the Company’s managed modem dial-up business, or FCC or state regulations change such that carriers are not required to compensate other carriers for terminating ISP-bound traffic, reciprocal compensation revenue may decline significantly over time.

The Company’s legacy Managed IP business consists primarily of a business that was acquired in the Genuity transaction in 2003. The Company has not invested in this service and is not actively looking for new customers. The decline in revenue is attributable to the disconnection of service by existing customers. The Company expects this trend to continue in 2006.

The SBC Master Services Agreement was obtained in the WilTel transaction. Under the terms of the agreement, SBC has gross margin purchase commitments through 2009. Due to the significance of the commitment, the Company has elected to separate and report this contract from its other communications services. Level 3 earned revenue of approximately $25 million attributable to this contract in 2005.

Coal mining revenue decreased to $74 million in 2005 compared to $91 million in 2004. The decline in revenue for 2005 is attributable to a significant reduction in coal required to be purchased in 2005 under a contract with Detroit Edison from 2004 levels. The Company has signed new agreements with Detroit Edison, but with lower tonnage requirements and lower prices.

Cost of Revenue for the communications business, as a percentage of revenue for 2005 and 2004 was 28% and 27%, respectively. In 2005, the Company recognized $133 million of termination revenue, primarily related to 360networks and France Telecom in the first quarter. In 2004, termination revenue was $113 million, most of which was attributable to the McLeod transaction in the fourth quarter. An increase in termination revenue with no corresponding cost of revenue, positively affected the percentage in both years. Excluding termination revenue in 2005 and 2004, the cost of revenue, as a percentage of revenue, would have been 30% and 28%, respectively. The increase in 2005 is attributable to the increase in voice services for which the corresponding cost of revenue is generally higher than Level 3’s other services.

Cost of revenue, as a percentage of revenue, for the coal mining business was consistent for 2005 and 2004 at 72% and 73%, respectively. The decrease in cost of revenue as a percentage of revenue is attributable to the favorable resolution of certain production tax issues related to prior periods that resulted in a $5 million decrease in the cost of revenue for the mining business in the second quarter of 2005.

The Company expects the cost of revenue as a percentage of revenue for the coal mining business to increase in 2006 as a result of new contracts signed in 2005 at lower tonnage requirements and lower prices.

Depreciation and Amortization expenses were $647 million in 2005, a 4% decrease from 2004 depreciation and amortization expenses of $671 million. The decrease is primarily attributable to shorter-lived communications assets that were placed in service in prior years becoming fully depreciated during 2004 and 2005.

Due to the acquisition of WilTel in the fourth quarter of 2005, Level 3 expects depreciation and amortization expenses to increase in 2006 from 2005 levels.

Selling, General and Administrative expenses decreased 6% to $769 million in 2005 from $822 million in 2004. This decrease is primarily attributable to lower compensation and employee related costs resulting from the workforce reduction for the communications business which occurred in the first quarter of 2005. Declines in base compensation, bonus, travel, recruiting and facilities expenses all contributed to the decrease in selling, general and administrative expenses in 2005 for the communications business. Also contributing to the decline in operating expenses were lower advertising, marketing and bad debt expenses. Partially offsetting the reduction in communications expenses was an increase in operating expenses for WilTel since its acquisition in the fourth quarter of 2005.

Included in operating expenses for 2005 and 2004 were $51 million and $43 million, respectively, of non-cash compensation and professional expenses recognized under SFAS No. 123 related to grants of stock options, warrants and other stock-based compensation programs. The $8 million increase in non-cash compensation expense is primarily attributable to the restricted stock units granted by the Company in second quarter of 2005 resulting in increased value of the stock based compensation distributed to employees. The Company may make additional annual grants of restricted stock units as part of its long-term compensation program in addition to potential quarterly OSO grants to employees.

The Company expects selling, general and administrative expenses to increase in 2006 versus 2005 due to the acquisition of WilTel.

Restructuring and Impairment Charges were $23 million in 2005 and $14 million in 2004. The Company recognized $15 million related to the workforce reductions of the communications business in North America and Europe in 2005. The employees affected by this workforce reduction provided support functions or worked directly on mature services. All obligations attributable to the 2005 restructuring activities were paid by December 31, 2005.

During 2005, the Company recognized $9 million in non-cash impairment charges resulting from the decision to terminate projects for certain voice services and IT projects in the communications business. The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value.

The Company recorded real property lease impairment charges of $14 million for leases in North America and Europe in the fourth quarter of 2004. The charge resulted from the ceased use of certain space, the signing of subleases for existing vacant space at lower than estimated rates, and extending the estimated sublease dates for other vacant properties due to current market conditions.

Adjusted OIBDA is defined by the Company, as operating income (loss) from the consolidated statements of operations, less depreciation and amortization expense, less non-cash compensation expense included within selling, general and administration expense on the consolidated statements of operations, and less the non-cash portion of restructuring and impairment charges. Adjusted OIBDA is not a measurement under accounting principles generally accepted in the United States and may not be used by other companies. Management believes that Adjusted OIBDA is an important part of the Company’s internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group, especially in a capital-intensive industry such as telecommunications. Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the Company’s capitalization and tax structures. Note 19 of the consolidated financial statements provides a reconciliation of Adjusted OIBDA for each of the Company’s operating segments.

Adjusted OIBDA for the communications business was $458 million and $463 million for 2005 and 2004, respectively. The decline in 2005 is primarily attributable to the decline in communications revenue partially offset by higher termination revenue recognized by the Company in 2005. The termination revenue recognized by the Company in 2005 was $133 million versus $113 million in 2004. The decline in revenue was offset by a reduction in operating expenses primarily attributable to lower compensation and employee related costs resulting from the workforce reduction for the communications business which occurred in the first quarter of 2005 and lower advertising, marketing and bad debt expenses.

Adjusted OIBDA for the mining business decreased to $16 million in 2005, from $18 million in 2004. The decrease is due to the expiration of higher margin contracts in 2004 which were replaced by contracts at lower prices and lower tonnage in 2005.

Adjusted OIBDA for the Company’s other businesses decreased from negative $1 million in 2004, to negative $3 million in 2005. This change is due to the increase in professional fee expenses in 2005.

Interest Income was $35 million in 2005 increasing $22 million from $13 million for 2004. The increase in interest income was due to the increase in the Company’s average return on its portfolio to 2.8% in 2005 from 1.3% in 2004. The average portfolio balance increased to $1.2 billion in 2005 from $1.0 billion in 2004. Pending utilization of cash and cash equivalents, the Company invests its funds primarily in government and government agency securities and money market funds. The investment strategy generally provides lower yields on the funds than on alternative investments, but reduces the risk to principal in the short term prior to these funds being used in the Company’s business.

The Company has elected to take advantage of the yield curve and purchase longer-term U.S. government securities. The maturity dates on the government securities ranged from November 2006 through February 2008. Due to the WilTel acquisition and expected liquidity requirements, the Company has classified certain government securities, previously classified as held to maturity, as available for sale which means they are reported at market value instead of cost at the end of the reporting period. The Company has characterized its remaining securities as held to maturity.

Interest Expense, net increased by $45 million to $530 million in 2005 compared to 2004, primarily as a result of increased interest expense from the issuance of the Company’s $880 million of 10% Convertible Senior Notes due 2011 in the second quarter of 2005. In addition, there was an increase in interest expense due to the accretion on discount notes and higher interest rates on the variable rate debt. This was partially offset by the refinancing transaction that occurred in the fourth quarter of 2004. The Company entered into a $730 million Senior Secured Term Loan due 2011 and issued $345 million of 5.25% Senior Convertible Notes due 2011 in the fourth quarter of 2004. The Company used the proceeds from these transactions to repurchase approximately $1.1 billion of the Company’s public debt due in 2008. Overall, the refinancing transaction in the fourth quarter of 2004 reduced the Company’s annual interest expense by approximately $16 million in 2005 compared to the same period in 2004.

In addition, the extinguishment of the Allegiance capital lease obligation, assumed in the Genuity acquisition, in the second quarter of 2004 resulted in a decrease in interest expense in 2005.

Level 3 expects interest expense to increase in 2006 as a result of the $692 million of debt exchanged on January 13, 2006, for debt with a later maturity at a higher interest rate. The 2006 increase in interest expense would also include the implied discount on the new debt.

Gain on Extinguishment of Debt was zero in 2005 and $197 million in 2004. In the fourth quarter of 2004, the Company repurchased portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. The Company repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. In the second quarter of 2004, the Company paid approximately $54 million and assumed certain obligations to extinguish the Allegiance capital lease obligation and recognized a gain of $147 million on the transaction.

Other, net is primarily comprised of gains and losses on the sale of marketable securities and non-operating assets, realized foreign currency gains and losses and other income.

Income Tax Expense was $5 million in 2005 compared to $1 million in 2004.  In 2005, the communications business incurred additional tax expense attributable to increased income in various Level 3 subsidiaries, including Coal , that are required to file state income tax returns on a separate legal entity basis.

As of December 31, 2005, Level 3 had net operating loss carryforwards of approximately $5.9 billion for federal income tax purposes. If certain transactions occur with respect to Level 3’s capital stock that result in a cumulative ownership change of more than 50 percentage points by 5-percent shareholders over a three-year period as determined under rules prescribed by the U.S. Internal Revenue Code and applicable regulations, annual limitations would be imposed with respect to the Company’s ability to utilize its net operating loss carryforwards and certain current deductions against any taxable income Level 3 achieves in future periods. Level 3 has entered into transactions over the last three years resulting in significant cumulative changes in the ownership of its capital stock. Additional transactions could cause the Company to incur a

50 percentage point ownership change by 5-percent shareholders and, if the Company triggers the above-noted Internal Revenue Code imposed limitations, prevent it from fully utilizing net operating loss carryforwards and certain current deductions to reduce income taxes. The Company does not believe its net operating loss carryforwards will be limited in 2006 or thereafter, based on information available at the time of this filing.

Income from Discontinued Operations was $69 million for 2005 and is comprised of $20 million from Software Spectrum and $49 million from the sale of (i)Structure to Infocrossing. In 2004, discontinued operations of Software Spectrum resulted in net operating income of $20 million.

Revenue for Information Services increased 1% from $1,936 million in 2004 to $1,958 million in 2005 primarily as a result of sales to a systems integrator on behalf of the Department of Navy in addition to increased sales to the small-medium business market customers. This was partially offset by an increase in sales under software publishers’ agency licensing programs that result in only a service fee being recognized as revenue, rather than the selling price of the software. The software reseller industry is seasonal, with revenue and operating income typically being higher in the second and fourth quarters of the Company’s fiscal year.

Software Spectrum began experiencing an increase in sales under Microsoft’s 6.0 licensing program and similar programs offered by other suppliers in 2003. Under these programs, new enterprise-wide licensing arrangements are priced, billed and collected directly by the software publishers. Software Spectrum continues to provide sales and support services related to these transactions and earns a service fee directly from publishers for these activities. The Company recognizes the service fee it receives as revenue and not the entire value of the software under this program. Software Spectrum recorded approximately $74 million and $54 million of revenue attributable to these types of contracts in 2005 and 2004, respectively. The estimated selling price of the software sold under these agreements was $1.235 billion and $975 million for the corresponding periods.

The cost of revenue for Information Services, as a percentage of its revenue, was 90% for 2005 and 91% for 2004. Software Spectrum is very reliant on rebates received from software publishers to improve its operating results. In 2005 and 2004, Software Spectrum earned approximately $40 million and $42 million, respectively, in rebates which reduced cost of revenue. Software Spectrum does not earn rebates from Microsoft on agency program sales.

Selling, general and administrative expenses for Information Services businesses increased from $134 million in 2004 to $152 million in 2005 primarily as a result of an increase in headcount at Software Spectrum.

Results of Operations 2004 vs. 2003

Revenue for 2004 and 2003 is summarized as follows:

(dollars in millions)	2004	2003
Communications	$1,685	$1,947
Coal Mining	91	80
	$1,776	$2,027

Communications revenue is segregated into three categories: 1) Core Communications Services (including transport and infrastructure services, IP and data services, voice services and Vyvx services), 2) Other Communications Services (including managed modem and its related reciprocal compensation, DSL aggregation, and Managed IP services), and 3) SBC Master Services Agreement. Revenue attributable to these groupings are identified in the following table:

(dollars in millions)	2004	2003
Core Communications Services:
Transportation and infrastructure	$574	$779
IP and data	167	171
Voice	53	17
Vyvx	—	—
	794	967
Other Communication Services:
Managed Modem	488	627
DSL aggregation	138	99
Reciprocal Compensation	150	127
Managed IP	115	127
	891	980
SBC Master Services Agreement	—	—
Total Communications Revenue	$1,685	$1,947

Transport and infrastructure services revenue, in 2004 decreased significantly from 2003 primarily as a result of the recognition of $344 million of termination revenue in 2003 versus $107 million in 2004. In 2003, an amended IRU agreement originally executed in 1998 with XO Communications resulted in Level 3 recognizing $294 million of revenue that had previously been deferred, but did not result in any incremental cash benefit to the Company. In December 2004, Level 3 and McLeod amended their 1999 agreement which resulted in Level 3 recognizing $98 million of non-cash termination revenue for amounts previously deferred. Excluding termination revenue, transport and infrastructure revenue increased 7% due to higher dark fiber, private line, wavelength and colocation revenue.

IP and data services revenue decreased in 2004 compared to 2003. The decline in the revenue attributable to the core IP and data services is primarily attributable to wholesale Internet access. Although demand for Internet services increased during 2004, price declines more than offset revenues relating to the increase in volume. This decrease was partially offset by the increase in IP-VPN revenue due to the growth in demand for the service since its introduction in 2003.

Voice revenue in 2004 increased significantly primarily due to the market acceptance of the Company’s voice termination and local inbound products. In 2004 revenue attributable to these products increased over 200% compared to 2003 due to increased traffic on the network.

The decline in managed modem revenue is primarily due to price declines in services and a reduction in the number of ports provided to America Online. Partially offsetting the price declines was an increase in managed modem usage revenue attributable to the acquisitions of certain ICG and Sprint customer contracts at the beginning of the second and fourth quarters of 2004, respectively. The managed modem revenue in 2004 includes $38 million and $4 million attributable to the ICG and Sprint acquisitions, respectively.

In 2004, Level 3’s largest managed modem customer, America Online, informed the Company that it would reduce its overall purchases of fixed service ports for its U.S. dial-up network. America Online reduced the number of ports it purchases from Level 3 by approximately 25% in the second half of 2004.

DSL aggregation services were $138 million in 2004 and $99 million in 2003. Level 3 began providing DSL services when it purchased certain assets from Genuity in February 2003. The growth in DSL aggregation revenue is due to the inclusion of revenue for the full period as well as an increase in demand for the product.

Reciprocal compensation revenue increased to $150 million in 2004 from $127 million in 2003. This increase is primarily attributable to the agreements reached with carriers in the second and third quarters of 2004.

In the third quarter of 2004, the Company and a local carrier entered into an agreement that resolved rate issues for current and prior periods. The agreement resulted in the recognition of approximately $67 million of reciprocal compensation revenue in 2004. A portion of the revenue recognized as a result of this agreement pertains to services provided in previous periods. Of the total revenue recognized, Level 3 had received and deferred approximately $31 million of proceeds prior to 2004, which had been reflected as other current liabilities on the consolidated balance sheet.

During the second quarter of 2004, the Company and BellSouth finalized a new interconnection agreement, which resulted in the Company recognizing approximately $10 million of reciprocal compensation revenue in the second quarter, which represented the majority of the revenue to be recognized in 2004 under this agreement. Given this arrangement, Level 3 expects to receive reciprocal compensation revenue from BellSouth over the three year term of the agreement.

The Company signed an amendment to its existing Interconnection Agreement with Verizon Communications in the third quarter of 2004. Under the agreement, the intercarrier compensation rate for local, ISP-bound traffic was set at $.0005 per minute for 2004, $.00045 per minute for 2005, and $.0004 per minute for 2006.

On February 14, 2005, Level 3 announced that it executed amendments to its existing interconnection agreement with SBC. The amendments set the intercarrier compensation rate for local, ISP-bound traffic between the two companies at $.0005 per minute for the first half of 2005; $.00045 per minute for the second half of 2005; and $.0004 per minute for 2006. Level 3’s amended agreement with SBC covers SBC’s entire service territory, which includes California, Texas, Illinois and 10 other states.

Managed IP revenue was lower in 2004 as the Company has elected not to actively market these services to new customers. The revenue decline due to customers disconnecting service was partially offset by the inclusion of a full year of results for this service. The Managed IP business was acquired in the Genuity transaction in February 2003.

Coal mining revenue increased to $91 million in 2004 compared to $80 million in 2003. The increase in revenue is attributable to a 12% increase in coal tonnage shipped to new and existing customers partially offset by a lower average price per ton.

Cost of Revenue for the communications business, as a percentage of revenue for 2004 and 2003 was 27% and 19%, respectively. In 2003, the Company recognized $346 million of termination revenue, primarily related to XO Communications. In 2004, termination revenue was $113 million, most of which was attributable to the McLeod transaction in the fourth quarter. The recognition of this revenue, with no corresponding cost of revenue, resulted in the lower cost of revenue as a percentage of revenue in 2003. In 2004, the ICG, KMC and Allegiance transactions also resulted in additional network expenses prior to migrating the customer traffic to Level 3’s network.

Cost of revenue, as a percentage of revenue, for the coal mining business was consistent for 2004 and 2003 at 73%.

Depreciation and Amortization expenses were $671 million in 2004, a 16% decrease from 2003 depreciation and amortization expenses of $798 million. The decrease is primarily attributable to shorter-lived communications assets that were placed in service in prior years becoming fully depreciated during 2003 and 2004. In addition, the McLeod intangible assets were fully amortized during the third quarter of 2004. These decreases were partially offset by the amortization expense attributable to the intangible assets acquired in the ICG and Sprint acquisitions, completed in the second and fourth quarters of 2004, respectively.

Selling, General and Administrative expenses decreased 9% to $822 million in 2004 from $904 million in 2003. This decrease is primarily the result of the synergies realized from the Genuity transaction in the second half of 2003 as well as declines in non-cash compensation expense. The acquisition of Genuity in February 2003 initially resulted in higher compensation, travel, training, contract maintenance and facilities expenses for the Company. Throughout 2003, the Company was able to incorporate much of Genuity’s operations into its existing support infrastructure and thus was able to reduce the incremental workforce and dispose of excess facilities. Also contributing to the decline in operating expenses were lower advertising, marketing and bad debt expenses. Partially offsetting these declines were increases in consulting and professional fees associated with the Company’s efforts to expand its voice services and develop internal systems and processes. During 2004, the Company received final property tax valuations and assessments from several jurisdictions for property taxes accrued in 2003. These assessments were lower than the Company had previously estimated and, therefore, it reduced the property tax accrual by approximately $3 million during 2004 for 2003 property taxes. During 2003, the Company received final property tax valuations and assessments from several jurisdictions for property taxes accrued in 2002. These assessments were lower than the Company had previously estimated and, therefore, it reduced the property tax accrual by approximately $8 million during 2003 for 2002 property taxes.

Included in operating expenses for 2004 and 2003, were $43 million and $78 million, respectively, of non-cash compensation and professional expenses recognized under SFAS No. 123 related to grants of stock options, warrants and other stock-based compensation programs. The decrease in non-cash compensation expense is attributable to a decline in the value of grants distributed to eligible employees. During the second quarter of 2004, the Company’s stockholders approved a proposal at the Company’s 2004 annual meeting for the reservation of additional shares of common stock under the Company’s 1995 Stock Plan.

Restructuring and Impairment Charges were $14 million in 2004 and $26 million in 2003. The Company recorded real property lease impairment charges of $14 million for leases in North America and Europe in the fourth quarter of 2004. The charge resulted from the ceased use of certain space, the signing of subleases for existing vacant space at lower than estimated rates, and extending the estimated sublease dates for other vacant properties due to current market conditions.

During the first quarter of 2003, Level 3 announced workforce reductions that affected approximately 1,200 employees in the communications business. The Company recorded restructuring charges of approximately $26 million related to these actions in 2003.

Adjusted OIBDA is defined by the Company, as operating income (loss) from the consolidated statements of operations, less depreciation and amortization expense, less non-cash compensation expense included within selling, general and administration expense on the consolidated statements of operations, and less the non-cash portion of restructuring and impairment charges. Adjusted OIBDA is not a measurement under accounting principles generally accepted in the United States and may not be used by other companies. Management believes that Adjusted OIBDA is an important part of the Company’s internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group, especially in a capital-intensive industry such as telecommunications. Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the Company’s capitalization and tax structures. Note 19 of the consolidated financial statements provides a reconciliation of Adjusted OIBDA for each of the Company’s operating segments.

Adjusted OIBDA for the communications business was $463 million and $735 million for 2004 and 2003, respectively. The decrease in 2004 was primarily attributable to $346 million of termination and settlement revenue recognized by the Company in 2003 versus $113 million in 2004. Also contributing to the decrease in 2004 was a decline in managed modem revenue and incremental network costs incurred from the Sprint, ICG, KMC and Allegiance transactions. These declines were partially offset by decreased selling, general and administrative expenses discussed above.

Adjusted OIBDA for the mining business increased slightly to $18 million in 2004, from $17 million in 2003. The increase was due to increased revenues as discussed above with comparable selling, general and administrative expenses between periods.

Adjusted OIBDA for the Company’s other businesses increased from negative $5 million in 2003, to negative $1 million in 2004. The increase was attributable to the receipt of $5 million of insurance proceeds which related to the Company’s previous investment in packaging businesses. These proceeds represent the recovery of certain legal and environmental expenses incurred in prior years, and therefore reduced selling, general and administrative expenses.

Interest Income was $13 million for 2004 compared to $18 million in 2003. The decrease was primarily attributable to the decline in the average cash and marketable security portfolio balance offset slightly by an increase in the weighted average interest rate earned on the portfolio. The Company’s average return on its cash and cash equivalents increased from 1.1% in 2003 to 1.3% in 2004 while the average cash balance decreased from $1.5 billion during 2003 to $1.0 billion during 2004.

Interest Expense, net decreased by $82 million from $567 million in 2003 to $485 million in 2004. Interest expense decreased primarily as a result of the repayment of the $1.125 billion Senior Secured Credit Facility during the fourth quarter of 2003, which included a $24 million charge to interest expense for the unamortized deferred debt issuance costs attributable to the termination. Also contributing to the decrease was the conversion of $480 million of Junior Convertible Subordinated Notes into Level 3 common stock in the second quarter of 2003, reduced interest charges on debt repurchased or converted to equity during or after the second quarter of 2003, and the extinguishment of the Allegiance capital lease obligation during the second quarter of 2004. The Company also repurchased portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008 during the fourth quarter of 2004, thereby reducing interest charges on these notes. These decreases in interest expense were slightly offset by increased interest expense from the issuance of a $730 million Senior Secured Term Loan due 2011 and 5.25% Senior Convertible Notes due 2011 in the fourth quarter of 2004 as well as the issuance of 2.875% Convertible Senior Notes due 2010 in the second quarter of 2003 and the issuance of 9% Convertible Senior Discount Notes due 2013 and 10.75% Senior Notes due 2011 in the fourth quarter of 2003.

Gain on Extinguishment of Debt was $197 million in 2004 and $41 million in 2003. In the fourth quarter of 2004, the Company repurchased portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. The Company repurchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the repurchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions. In the second quarter of 2004, the Company paid approximately $54 million and assumed certain obligations to extinguish the Allegiance capital lease obligation and recognized a gain of $147 million on the transaction.

In the fourth quarter of 2003, the Company exchanged $61 million aggregate principal amount of its 9.125% Senior Notes due 2008, $53 million aggregate principal amount of its 11% Senior Notes due 2008, $26 million aggregate principal amount of its 11.25% Senior Notes due 2010, and $212 million face value ($210 million carrying value) of its 10.5% Senior Discount Notes due 2008. The Company issued approximately 20 million shares of its common stock worth approximately $105 million in exchange for these senior notes. The net gain on the early extinguishment of the debt, including unamortized debt issuance costs, was $37 million for these transactions.

In the third quarter 2003, the Company exchanged $18 million aggregate principal amount of its 11% Senior Notes due 2008, $23 million of its 9.125% Senior Notes due 2008 and $2 million aggregate principal amount of its 11.25% Senior Notes due 2010. The Company issued approximately 7 million shares of its common stock with a market value of approximately $41 million. The net gain on the early extinguishment of the debt, including unamortized debt issuance costs, was $2 million for these transactions.

In the second quarter of 2003, the Company exchanged $100 million aggregate principal amount of its 9.125% Senior Notes due 2008. The Company issued approximately 13 million shares of its common stock with a market value of approximately $96 million. The net gain on the early extinguishment of the debt, including transaction costs and unamortized debt issuance costs, was $2 million.

Other, net increased to a gain of $32 million in 2004 from a loss of $109 million in 2003. In 2004, the Company realized a gain of $23 million on the sale of Commonwealth Telephone common stock. In 2003, the Company realized a gain of $70 million from the sale of “91 Express Lanes” toll road and $200 million of induced conversion expense resulting from the Company’s conversion of convertible debt securities.

Income Tax Expense for 2004 was a $1 million provision compared to a benefit of $51 million for 2003. In 2004, the Company recognized tax expense attributable to the Company’s coal business. In 2003, the Internal Revenue Service completed the audit of the Company’s 1996 and 1997 Federal tax returns. The resolution of these federal tax audits and other state tax issues primarily related to its coal mining operations, resulted in the Company reducing its deferred tax liabilities by approximately $50 million in 2003.

Loss from Discontinued Operations was $21 million for 2003. During 2003 the Company sold its MFON business and recorded as discontinued operations, operating income of $12 million (from acquisition in February 2003 through its sale in December 2003). Level 3 did not recognize a gain or loss on this transaction, as it occurred within the one year “allocation period” provided under SFAS No. 141.

The Company has included the 2003 net loss of $17 million related to the operations of (i)Structure in discontinued operations as a result of the sale of the (i)Structure business in 2005.

The operating activities of the discontinued Information Services businesses resulted in income of $20 million in 2004 and a $26 million loss in 2003.  Revenue for Software Spectrum, decreased from $1,999 million in 2003 to $1,936 million in 2004 primarily as a result of an increase in sales under software publishers’ agency licensing programs that result in only a service fee being recognized as revenue, rather than the selling price of the software. The software reseller industry is seasonal, with revenue and Adjusted OIBDA typically being higher in the second and fourth quarters of the Company’s fiscal year. Revenue declines attributable to an increase in agency sales were partially offset by increased information technology spending throughout the United States that the Company and the IT industry began to experience in the fourth quarter of 2003. In addition, the strengthening of the Euro and other foreign currencies against the U.S. dollar resulted in an estimated additional $88 million of information services revenue in 2004 compared to 2003.

Software Spectrum began experiencing an increase in sales under Microsoft’s 6.0 licensing program and similar programs offered by other suppliers in 2003. Under these programs, new enterprise-wide licensing arrangements are priced, billed and collected directly by the software publishers. Software Spectrum continues to provide sales and support services related to these transactions and earns a service fee directly from publishers for these activities. The Company recognizes the service fee it receives as revenue and not the entire value of the software under this program. Software Spectrum recorded approximately $54 million and $35 million of revenue attributable to these types of contracts in 2004 and 2003, respectively. The estimated selling price of the software sold under these agreements was $975 million and $661 million for the corresponding periods.

The cost of revenue for the information services businesses, as a percentage of its revenue, was 91% for 2004 down from 92% in 2003. This decrease is attributable to an increase in sales under new licensing programs implemented by software publishers for which the cost of revenue is minimal. Software Spectrum is very reliant on rebates received from software publishers to improve its operating results. In 2004 and 2003, Software Spectrum earned approximately $42 million in rebates which reduced cost of revenue. Software Spectrum does not earn rebates from Microsoft on agency program sales. As a result, as agency program sales increase, the amount of rebates earned from Microsoft is expected to decline. This decline is partially offset, by Software Spectrum earning, in general, higher margins on Microsoft agency sales than on Microsoft non-agency sales.

The Company also recognized approximately $2 million of restructuring charges in 2004 related to the ongoing integration and restructuring of Software Spectrum that began in 2003. In 2003, the information services business recognized $14 million of restructuring charges related to the ongoing integration and restructuring of Software Spectrum. These actions resulted in the termination of approximately 500 employees in 2003. The restructuring charges include $4 million for lease termination costs for facilities the Company had ceased using.

In addition, Software Spectrum exited the contact services business in 2003 and recorded a loss from discontinued operations of $7 million, including a loss of $9 million on the sale of the business.

Cumulative Effect of Change in Accounting Principle of $5 million resulted from the adoption of SFAS No. 143 as of January 1, 2003. The $5 million of income reflects the net change in accrued reclamation liability attributable to the Company’s coal operations.

Liquidity and Capital Resources

Cash flows provided by (used in) continuing operations for the year ended December 31 are as follows (dollars in millions):

	Year Ended December 31,
	2005	2004
Communications**	$(120)	$(121)
Other	2	(1)
Total	$(118)	$(122)

**                                  Includes interest expense net of interest income

Cash flows from continuing operations for the communications business in 2005 were negatively affected by WilTel in 2005. As a result of the fluctuations in working capital between the close date of December 23, 2005 and December 31, 2005, WilTel had negative cash flows from operations of $61 million. Cash flows attributable to changes in working capital for the existing communications business provided incremental cash of $90 million in 2005. Favorable fluctuations in accounts receivable, accounts payable and other current liabilities contributed to the increase. An increase in interest payments of $30 million in 2005 partially offset the positive changes in working capital.

The increase in cash from continuing operations for the other businesses is primarily attributable to the payment of state tax obligations in 2004 for which liabilities had previously been recorded, partially offset by higher operating income, including insurance proceeds received in 2004.

Investing activities in 2005 include $648 million used to purchase marketable securities, $300 million used for capital expenditures, primarily in the communications business, and $369 million for the acquisition of WilTel, net of $127 million of cash acquired in the transaction. In addition, Level 3 invested $10 million in a communications equipment company and was required to increase its restricted cash and securities by $4 million. Partially offsetting these cash outflows were $584 million from the sale of marketable securities, $82 million of proceeds from the sale of (i)Structure, $13 million of advances from the discontinued Software Spectrum operations and $11 million of proceeds from the sale of excess property, plant and equipment.

Financing sources in 2005 consisted of $877 million and $66 million of net proceeds from the issuance of the 10% Convertible Senior Notes and the refinancing of the HQ Realty mortgage, respectively. The Company repaid $130 million of debt in 2005, which was comprised primarily of amounts owed under the HQ Realty mortgage and the Genuity capital leases in 2005 of $117 million and $24 million, respectively.

Discontinued operations consumed $32 million of cash in 2005, primarily for distributions to the continuing operations of the parent company and capital expenditures.  In 2004 discontinued operations generated $56 million of cash. The decline in 2005 is primarily attributable to unfavorable fluctuations in accounts receivable and other current assets.

The Company incurred losses from continuing operations of $707 million and consumed $418 million of cash for operating activities and capital expenditures in 2005. The Company expects that the business will continue to consume cash in 2006, however the amount of cash consumed is expected to diminish. In 2006, the Company expects its costs will continue to exceed revenue and it will continue to consume cash primarily due to interest payments and capital expenditures. The Company expects Adjusted OIBDA to improve in 2006 primarily as a result of the WilTel acquisition and growth in Core Communications services revenue. Interest payments are expected to increase to approximately $525 million in 2006, based on debt levels at the time of this filing. Capital expenditures for 2006 are expected to range from $320 million to $360 million and will consist of $100 million to $125 million of base capital expenditures (capital required to keep the network operating efficiently and product development), approximately $30 million of capital expenditures for the integration of WilTel and $20 million for a dark fiber based expansion in Europe. The majority of the Company’s ongoing capital expenditures are expected to be success-based, which are tied to incremental revenue. In total, the Company expects that cash required for operating activities, discontinued operations and capital expenditures will range from $265 million to $275 million, excluding fluctuations in working capital. The Company does not have any significant principal amounts due on its outstanding debt until 2008.

Level 3 has approximately $789 million of cash, cash equivalents and marketable securities on hand at December 31, 2005, excluding cash and cash equivalents of discontinued operations. In addition, $34 million and $75 million of current and non-current restricted securities, respectively, are used to collateralize outstanding letters of credit, long-term debt, certain operating obligations of the Company or to fund certain reclamation liabilities. Based on information available at this time, management of the Company believes that the Company’s current liquidity and anticipated future cash flows from operations will be sufficient to fund its business.

The Company estimates that its current liquidity and cash flows provided by operating activities will be sufficient to operate the current business and will not require additional sources of financing. However, if the Company has the opportunity, at acceptable terms, to improve its liquidity, refinance its debt, or fund acquisitions, the Company may elect to secure additional financing in the future.

In addition to raising capital through the debt and equity markets, the Company may sell or dispose of existing businesses, investments or other non-core assets. In 2005, the Company completed the sale of the (i)Structure business to Infocrossing for approximately $85 million in cash and Infocrossing, Inc. common stock.  The Company also received gross proceeds of $353 million from the sale of Software Spectrum to Insight Enterprises in September 2006.

In the second quarter of 2005, Level 3 announced that its wholly-owned subsidiary, Technology Spectrum, Inc., had filed a registration statement with the Securities and Exchange Commission to enable the sale of that subsidiary’s common stock to the public in an initial public offering. Technology Spectrum, Inc. is the principal holding company for Level 3’s information services business including Software Spectrum and (i)Structure. With the sale of (i)Structure, the Company elected to withdraw the registration statement in the first quarter of 2006.

Level 3 is aware that the various issuances of its outstanding senior notes, senior discount notes and convertible notes may trade at discounts to their respective face or accreted amounts. In order to continue to reduce future cash interest payments, as well as future amounts due at maturity, Level 3 or its affiliates may, from time to time, enter into debt for debt, debt for equity or cash transactions to purchase these outstanding debt securities in open market or privately negotiated transactions. Level 3 will evaluate any such transactions in light of then existing market conditions and the possible dilutive effect to stockholders. The amounts involved in any such transactions, individually or in the aggregate, may be material.

On January 13, 2006, the Company completed private exchange offers to exchange a portion of its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 (together the “2008 Notes”) that were held by eligible holders in a private placement for cash and new 11.5% Senior Notes due 2010. The Company issued $692 million aggregate principal amount of 11.5% Senior Notes as well as paid $46 million of cash consideration in exchange for the 2008 Notes tendered in the transactions. The Company also paid approximately $13 million in cash for total accrued interest on the 2008 Notes that had been accepted for exchange to the closing date and $5 million in transaction costs.

The communications industry continues to consolidate. Level 3 has participated in this process with the acquisition of WilTel and the proposed Progress Telecom transaction described below. Level 3 will continue to evaluate consolidation opportunities and could make additional acquisitions in 2006.

On December 23, 2005, the Company completed the acquisition of WilTel Communications Group, LLC from Leucadia National Corporation and its subsidiaries. The consideration paid consisted of approximately $391 million in cash (which included a $16 million adjustment for estimated working capital), plus $100 million in cash to reflect Leucadia’s having complied with its obligation to leave that amount of cash in WilTel, and 115 million newly issued shares, with a fair value of approximately $313 million, of Level 3 common stock. The Company also incurred costs of approximately $7 million related to the transaction. The cash purchase price is subject to post-closing adjustments based on actual working capital as of the closing date.

On January 26, 2006, Level 3 signed a definitive agreement to acquire all of the membership interests of Progress Telecom LLC, a regional wholesale network services company based in St. Petersburg, Florida. Progress Telecom, LLC is owned by PT Holding, LLC which is jointly owned by Progress Energy, Inc. and Odyssey Telecorp, Inc. Under the terms of the agreement, Level 3 expects to pay total consideration of $137 million, consisting of $68.5 million in unregistered shares of Level 3 common stock and $68.5 million in cash. The number of shares to be delivered will be determined immediately prior to closing. Progress Telecom’s network spans approximately 9,000 miles, includes 29 metro networks and connects to international cable landings in South Florida and 31 mobile telephone switching centers in the southeast United States. Progress Telecom serves approximately 200 customers with a significant concentration of international and wireless carrier customers. The Company expects the transaction to close early in the second quarter of 2006.

Off-Balance Sheet Arrangements

Level 3 has not entered into off-balance sheet arrangements that have had, or are likely to have, a current or future material effect to its results of operations or its financial position.

The following tables summarize the contractual obligations and commercial commitments of the Company at December 31, 2005, as further described in the notes to the financial statements.

Payments Due by Period	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Long-Term Debt, including current portion	$6,023	$—	$1,291	$2,025	$2,707
Interest Expense Obligations	2,780	525	1,079	894	282
Asset Retirement Obligations	181	3	5	11	162
Operating Leases	1,655	144	274	222	1,015
Purchase Obligations	180	180	—	—	—
Other Commercial Commitments
Letters of Credit	19	3	4	—	12

The Company’s debt instruments contain certain covenants which, among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates. If the Company should fail to comply with these covenants, amounts due under the instruments may be accelerated at the note holder’s discretion after the declaration of an event of default.

Long-term debt obligations reflect only amounts recorded on the balance sheet as of December 31, 2005. As of December 31, 2005, the outstanding obligation of $252 million of 9% Convertible Senior Discount Notes due in 2013 had not accreted to its face value. These notes will accrete to their full face value of $295 million in the fourth quarter of 2007.

Interest expense obligations assume interest rates on variable rate debt do not change from December 31, 2005. In addition, interest is calculated based on debt outstanding as of December 31, 2005 and on existing maturity dates.

Purchase obligations represent all outstanding purchase order amounts of the Company as of December 31, 2005, and have not been reduced for obligations that have been recorded in certain accounts on the consolidated balance sheet at December 31, 2005.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Schedules not indicated above have been omitted because of the absence of the conditions under which they are required or because the information called for is shown in the consolidated financial statements or in the notes thereto.

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Level 3 Communications, Inc.:

We have audited the consolidated balance sheets of Level 3 Communications, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Level 3 Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, Level 3 Communications, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Level 3 Communications, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP

Denver, Colorado
March 1, 2006, except as to the effects of discontinued operations discussed in note 23, which is as of November 17, 2006

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For each of the three years ended December 31, 2005

	2005	2004	2003
	(dollars in millions, except per share data)
Revenue:
Communications	$1,645	$1,685	$1,947
Coal mining	74	91	80
Total revenue	1,719	1,776	2,027
Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of revenue:
Communications	463	436	370
Coal mining	53	67	58
Total cost of revenue	516	503	428
Depreciation and amortization	647	671	798
Selling, general and administrative	769	822	904
Restructuring and impairment charges	23	14	26
Total costs and expenses	1,955	2,010	2,156
Operating Loss	(236)	(234)	(129)
Other Income (Expense):
Interest income	35	13	18
Interest expense	(530)	(485)	(567)
Gains on early extinguishment of debt	—	197	41
Other, net	29	32	(109)
Total other income (expense)	(466)	(243)	(617)
Loss from Continuing Operations Before Income Taxes and Change in Accounting Principle	(702)	(477)	(746)
Income Tax Benefit (Expense)	(5)	(1)	51
Loss from Continuing Operations	(707)	(478)	(695)

Discontinued Operations:
Income (loss) from discontinued operations	20	20	(21)
Gain on sale of discontinued operations	49	—	—
Income (Loss) from Discontinued Operations	69	20	(21)

Net Loss Before Change in Accounting Principle	(638)	(458)	(716)
Cumulative Effect of Change in Accounting Principle	—	—	5
Net Loss	$(638)	$(458)	$(711)
Earnings (Loss) Per Share of Common Stock (Basic and Diluted):
Loss from Continuing Operations	$(1.01)	$(0.70)	$(1.23)
Income (Loss) from Discontinued Operations	0.10	0.03	(0.04)
Cumulative Effect of Change in Accounting Principle	—	—	0.01
Net Loss	$(0.91)	$(0.67)	$(1.26)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
	(dollars in millions, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$379	$338
Marketable securities	176	225
Restricted cash and securities	34	48
Receivables, less allowances for doubtful accounts of $17 and $17, respectively	392	133
Current assets of discontinued operations	597	598
Other	92	60
Total Current Assets	1,670	1,402
Property, Plant and Equipment, net	5,632	5,371
Marketable Securities	234	114
Restricted Cash and Securities	75	67
Goodwill and Intangibles, net	291	200
Noncurrent Assets of Discontinued Operations	264	298
Other Assets, net	111	92
	$8,277	$7,544
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$367	$186
Current portion of long-term debt	—	143
Accrued payroll and employee benefits	79	65
Accrued interest	102	73
Deferred revenue	199	192
Current liabilities of discontinued operations	539	563
Other	137	80
Total Current Liabilities	1,423	1,302
Long-Term Debt, less current portion	6,023	5,067
Deferred Revenue	737	836
Other Liabilities	570	496
Commitments and Contingencies
Stockholders’ Deficit:
Preferred stock, $.01 par value, authorized 10,000,000 shares: no shares outstanding	—	—
Common stock, $.01 par value, authorized 1,500,000,000 shares: 817,767,818 outstanding in 2005 and 686,496,721 outstanding in 2004	8	7
Additional paid-in capital	7,759	7,371
Accumulated other comprehensive income (loss)	(51)	19
Accumulated deficit	(8,192)	(7,554)
Total Stockholders’ Deficit	(476)	(157)
	$8,277	$7,544

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For each of the three years ended December 31, 2005

	2005	2004	2003
	(dollars in millions)
Cash Flows from Operating Activities:
Net Loss	$(638)	$(458)	$(711)
(Income) loss from discontinued operations	(69)	(20)	21
Cumulative effect of change in accounting principle	—	—	(5)
Loss from continuing operations	(707)	(478)	(695)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities of continuing operations:
Equity earnings	—	—	(3)
Depreciation and amortization	647	671	798
Induced conversion expense on convertible debt	—	—	200
Gain on debt extinguishments	—	(197)	(41)
Loss on impairments and asset sales	9	—	—
Gain on sale of property, plant and equipment, Commonwealth Telephone shares and other assets	(9)	(30)	(74)
Non-cash compensation expense attributable to stock awards	51	43	78
Deferred revenue	(121)	(66)	(277)
Deferred income taxes	—	—	(58)
Amortization of debt issuance costs	16	16	42
Accreted interest on discount debt	33	75	106
Accrued interest on long-term debt	30	(27)	25
Change in working capital items net of amounts acquired:
Receivables	3	(6)	(72)
Other current assets	(15)	13	20
Payables	(12)	(16)	(13)
Other liabilities	(26)	(117)	(37)
Other	(17)	(3)	(6)
Net Cash Used in Operating Activities of Continuing Operations	(118)	(122)	(7)

Cash Flows from Investing Activities:
Proceeds from sales and maturities of marketable securities	584	70	—
Purchases of marketable securities	(648)	(410)	—
Decrease (increase) in restricted cash and securities	(4)	21	9
Capital expenditures	(300)	(272)	(153)
Advances to discontinued operations, net	13	7	44
Investments	(10)	—	(2)
WilTel acquisition, net of cash acquired of $128	(369)	—	—
Sprint acquisition, excluding pre-assignment or assumption income	—	(34)	—
ICG acquisition	—	(35)	—
Genuity acquisition	—	—	(109)
Proceeds from sale of discontinued operations	82	—	20
Proceeds from sale of Commonwealth shares	—	41	—
Proceeds from sale of toll road operations	—	—	46
Proceeds from sale of property, plant and equipment, and other investments	11	19	57
Net Cash Used in Investing Activities	$(641)	$(593)	$(88)

See accompanying notes to consolidated financial statements.

	2005	2004	2003
	(dollars in millions)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	$943	$985	$848
Payments and repurchases of long-term debt, including current portion	(130)	(1,027)	(772)
Stock options exercised	—	—	3
Net Cash Provided by (Used in) Financing Activities	813	(42)	79
Discontinued Operations (Revised—See Note 1):
Net cash provided by (used in) discontinued operating activities	(5)	58	43
Net cash used in investing activities	(22)	(4)	(48)
Net cash used in financing activities	(1)	(1)	—
Effect of exchange rates on cash and cash equivalents	(4)	3	2
Net Cash Provided by (Used in) Discontinued Operations	(32)	56	(3)
Effect of Exchange Rates on Cash and Cash Equivalents	(13)	15	6
Net Change in Cash and Cash Equivalents	9	(686)	(13)
Cash and Cash Equivalents at Beginning of Year:
Cash and cash equivalents of continuing operations	338	1,080	1,090
Cash and cash equivalents of discontinued operations	105	49	52
Cash and Cash Equivalents at End of Year:
Cash and cash equivalents of continuing operations	$379	$338	$1,080
Cash and cash equivalents of discontinued operations	$73	$105	$49

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$451	$421	$394
Income taxes paid	—	11	—
Noncash Investing and Financing Activities:
Common stock issued in exchange for long term debt	$—	$—	$953
Long-term debt principal retired by issuing common stock	—	—	1,007
Accrued interest paid with common stock	—	—	10
Common stock issued for acquisitions	313	—	29
Long-term debt extinguished due to sale of toll road operations	—	—	139
Settlement of debt obligation and current liabilities with restricted securities	13	—	410
Capital leases assumed in Genuity transaction	—	—	309
Decrease in deferred revenue related to acquisitions	2	—	76
Warrants cancelled in exchange for construction services	—	—	(2)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For each of the three years ended December 31, 2005

	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	(dollars in millions)
Balances at December 31, 2002	$4	$6,273	$(132)	$(6,385)	$(240)
Common Stock:
Issued to extinguish long-term debt	3	950	—	—	953
Stock options exercised	—	3	—	—	3
Stock plan grants	—	57	—	—	57
Shareworks plan	—	36	—	—	36
401(k) plan	—	14	—	—	14
Warrants cancelled	—	(2)	—	—	(2)
Telverse acquisition	—	29	—	—	29
Net Loss	—	—	—	(711)	(711)
Other Comprehensive Income	—	—	42	—	42
Balances at December 31, 2003	7	7,360	(90)	(7,096)	181
Common Stock:
Stock plan grants	—	22	—	—	22
Shareworks plan	—	34	—	—	34
401(k) plan	—	17	—	—	17
Convertible Note Hedge and Warrant (See Note 14)	—	(62)	—	—	(62)
Net Loss	—	—	—	(458)	(458)
Other Comprehensive Income	—	—	109	—	109
Balances at December 31, 2004	7	7,371	19	(7,554)	(157)
Common Stock:
WilTel acquisition	1	312	—	—	313
Stock plan grants	—	37	—	—	37
Shareworks plan	—	24	—	—	24
401(k) plan	—	15	—	—	15
Net Loss	—	—	—	(638)	(638)
Other Comprehensive Loss	—	—	(70)	—	(70)
Balances at December 31, 2005	$8	$7,759	$(51)	$(8,192)	$(476)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For each of the three years ended December 31, 2005

	2005	2004	2003
	(dollars in millions)
Net Loss	$(638)	$(458)	$(711)
Other Comprehensive Income (Loss) Before Tax:
Foreign currency translation adjustments	(72)	29	31
Unrealized holding gains (losses) on marketable equity securities and other arising during period	(1)	(2)	14
Reclassification adjustment for (gains) losses included in net loss	3	82	(3)
Other Comprehensive Income (Loss), Before Tax	(70)	109	42
Income Tax Benefit Related to Items of Other Comprehensive Income (Loss)	—	—	—
Other Comprehensive Income (Loss), Net of Taxes	(70)	109	42
Comprehensive Loss	$(708)	$(349)	$(669)

SUPPLEMENTARY STOCKHOLDERS’ DEFICIT INFORMATION

	Net Foreign Currency Translation Adjustment	Other	Total
	(dollars in millions)
Accumulated other comprehensive income (loss):
Balance at January 1, 2003	$(113)	$(19)	$(132)
Change	29	13	42
Balance at December 31, 2003	(84)	(6)	(90)
Change	134	(25)	109
Balance at December 31, 2004	50	(31)	19
Change	(69)	(1)	(70)
Balance at December 31, 2005	$(19)	$(32)	$(51)

See accompanying notes to consolidated financial statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Level 3 Communications, Inc. and subsidiaries (the “Company” or “Level 3”) in which it has control, which are engaged in enterprises primarily related to communications and coal mining. Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis. Investments in other companies in which the Company exercises significant influence over operating and financial policies or has significant equity ownership are accounted for by the equity method. All significant intercompany accounts and transactions have been eliminated.

On December 23, 2005, Level 3 acquired WilTel Communications Group, LLC and its operating subsidiaries (“WilTel”). The financial position, results of operations and cash flows attributable to WilTel are included in the consolidated financial statements from the date of acquisition (See Note 2).

On September 7, 2006, Level 3 sold Software Spectrum, Inc. (“Software Spectrum”), the Company’s software reseller business, to Insight Enterprises, Inc. (“Insight Enterprises”).  On November 30, 2005, Level 3 sold (i)Structure, LLC (“(i)Structure”), Level 3’s wholly-owned IT infrastructure management outsourcing subsidiary to Infocrossing, Inc. (“Infocrossing”).  The two businesses comprised Level 3’s information services segment.  The results of operations, financial condition and cash flows for the Software Spectrum and (i)Structure businesses have been classified as discontinued operations in the consolidated financial statements and related footnotes for all periods presented in this report (See Note 3 and 23).

In 2003, Level 3 sold the Midwest Fiber Optic Network (“MFON”) business acquired in the Genuity, Inc. (“Genuity”) transaction. The results of operations and cash flows for this business have also been classified as discontinued operations in the consolidated financial statements for all periods presented (See Note 3).

Communications

The Company’s communications business provides a broad range of integrated communications services primarily in the United States and Europe as a facilities-based provider (that is, a provider that owns or leases a substantial portion of the property, plant and equipment necessary to provide its services). The Company has created, through a combination of construction, purchase and leasing of facilities and other assets, an advanced international, end-to-end, facilities-based communications network. The Company has built and continues to upgrade the network based on optical and Internet Protocol technologies in order to leverage the efficiencies of these technologies to provide lower cost communications services.

Revenue for communications services, including private line, wavelengths, colocation, Internet access, managed modem, voice, video and dark fiber, is recognized monthly as the services are provided based on contractual amounts expected to be collected. If, at the time services are rendered, collection is not reasonably assured either due to credit risk, the potential for billing disputes or other reasons, revenue is not recognized until such contingencies are resolved. Reciprocal compensation revenue is recognized only when an interconnection agreement is in place with another carrier.

Certain sale and long-term IRU agreements of dark fiber and capacity are required to be accounted for in the same manner as sales of real estate with property improvements or integral equipment. This accounting treatment results in the deferral of the cash that has been received and the recognition of revenue ratably over the term of the agreement (currently up to 20 years).

Termination revenue is recognized when a customer discontinues service prior to the end of the contract period, for which Level 3 had previously received consideration and for which revenue recognition was deferred. Termination revenue is also recognized when customers make termination penalty payments to Level 3 to settle contractually committed purchase amounts that the customer no longer expects to meet or when a customer and Level 3 renegotiate a contract under which Level 3 is no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred. Termination revenue is reported in the same manner as the original service provided, and amounted to $133 million, $113 million and $346 million in 2005, 2004 and 2003, respectively (See Note 4).

The Company is obligated under dark fiber IRUs and other capacity agreements to maintain its network in efficient working order and in accordance with industry standards. Customers are obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network. The Company recognizes this revenue monthly as services are provided.

Level 3’s customer contracts require the Company to meet certain service level commitments. If Level 3 does not meet the required service levels, it may be obligated to provide credits, usually in the form of free service, for a short period of time. The original services that resulted in the credits are not included in revenue and, to date, have not been material.

Cost of revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases, but excludes depreciation and amortization and related impairment expenses. The Company also includes in communications cost of revenue the satellite transponder lease costs, the package delivery costs and the blank tape media costs attributable to the video business.

The Company recognizes the cost of network services as they are incurred in accordance with contractual requirements. The Company disputes incorrect billings from its suppliers of network services. The most prevalent types of disputes include disputes for circuits that are not disconnected by its supplier on a timely basis and usage bills with incorrect or inadequate information. Depending on the type and complexity of the issues involved, it may take several quarters to resolve the disputes.

In determining the amount of these expenses and related accrued liabilities to reflect in its financial statements, the Company considers the adequacy of documentation of disconnect notices, compliance with prevailing contractual requirements for submitting these disconnect notices and disputes to the provider of the network services, and compliance with its interconnection agreements with these carriers. Significant judgment is required in estimating the ultimate outcome of the dispute resolution process, as well as any other amounts that may be incurred to conclude the negotiations or settle any litigation. Actual results could vary from the estimated amounts accrued for disputes.

The Company may periodically enter into agreements to acquire network assets from other telecommunications service carriers. These carriers may in turn acquire network assets from Level 3. Transactions in which Level 3 transfers network assets to and acquires network assets from the same third party at or about the same time are referred to as “contemporaneous transactions.” These transactions would generally be recorded as non-monetary exchanges of similar assets at book value, as these transactions do not represent the culmination of an earnings process. Contemporaneous transactions do not result in the recognition of revenue. Net cash or other monetary assets paid or received in contemporaneous transactions are recorded as an adjustment to the book value of the transferred property. The adjusted book value becomes the carrying value of the transferred property, plant and equipment. The Company did not enter into these types of agreements during the three years ended December 31, 2005. Beginning January 1, 2006, the Company will measure non-monetary assets exchanges at fair value in accordance with SFAS No. 153, “Exchanges of Non-Monetary Assets”, (“SFAS No. 153”).

Competition

The communications industry is highly competitive. Many of the Company’s existing and potential competitors in the communications industry have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages including larger customer bases. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996, the opening of the U.S. market to foreign carriers, technological advances and further deregulation could give rise to significant new competitors to the Company.

Concentration of Credit Risk

The Company provides communications services to a wide range of customers, ranging from well capitalized national carriers to smaller, early stage companies. The Company has in place policies and procedures to review the financial condition of potential and existing customers and concludes that collectibility of revenue and other out-of-pocket expenses is probable prior to the commencement of services. If the financial condition of an existing customer deteriorates to a point where payment for services is in doubt, the Company will not recognize revenue attributable to that customer until cash is received. As a result of the WilTel acquisition in 2005, the total number of customers increased to approximately 5,000 at December 31, 2005. A significant portion of WilTel’s revenue is attributable to SBC Services, Inc., a wholly-owned subsidiary of AT&T Inc. (“SBC”) and as a result, due to the credit worthiness of SBC, the Company does not believe its overall credit risk has increased significantly. The policies and procedures for reviewing the financial condition and recognizing revenues of these additional customers related to the WilTel acquisition remained consistent with those described above. The Company has from time to time entered into agreements with value-added resellers and other channel partners to reach consumer and enterprise markets for voice services. The Company has policies and procedures in place to evaluate the financial condition of these resellers prior to initiating service to the final customer. The Company is not immune from the effects of the downturn in the communications industry; however, management believes the concentration of credit risk with respect to receivables is mitigated due to the dispersion of the Company’s customer base among different industries and geographic areas and remedies provided by the terms of contracts and statutes.

A significant portion of Level 3’s communications service revenue is concentrated among a limited number of customers. Revenue attributable to Time Warner Inc. and subsidiaries, including America Online, amounted, on an aggregate basis, to $288 million, $374 million and $450 million for the years ended December 31, 2005, 2004 and 2003, respectively, representing approximately 8 percent, 10 percent and 11 percent of consolidated revenue for the respective years and is included within the Communications segment on the consolidated statements of operations. If Level 3 would lose one or more major customers, or if one or more major customers significantly decreased its orders for Level 3 services, the Company’s communications business would be materially and adversely affected.

The Company’s DSL aggregation services were primarily provided to a single customer on an exclusive basis in certain markets, which exclusivity expired at the end of the first quarter of 2005. The customer completed the migration of its existing DSL customers to its own network during the third quarter of 2005.

As part of the WilTel transaction, the Company acquired certain contracts with SBC that represented approximately 66%  of WilTel’s 2005 revenue. The Company expects SBC to be a significant customer in 2006.

Discontinued Information Services

Software Spectrum is a global reseller of business software, primarily to large and medium sized businesses. Revenue is recognized as either an agency fee, whereby sales under certain licensing programs permit Software Spectrum to recognize only a service fee paid by the software publisher as revenue, or on a “gross” basis in which case the Company recognizes the full value of the software sold as revenue. Accounting literature provides guidance to enable companies to determine whether revenues from the reselling of goods and services should be recorded on a “gross” or “net” basis. The Company believes that the facts and circumstances, particularly those involving pricing and credit risk indicate that the majority of Software Spectrum’s sales should be recorded on a “gross” basis. The latitude and ability of Software Spectrum to establish the selling price to the customer is an important indication of “gross” revenue reporting. The assumption of credit risk is another important factor in determining “gross” versus “net” reporting. Software Spectrum has the responsibility to pay suppliers for all products ordered, regardless of when, or if, it collects from its customers. Software Spectrum is also solely responsible for determining the creditworthiness of its customers.

Microsoft Corporation, a significant supplier of software to Software Spectrum, changed certain licensing programs in 2001 whereby new enterprise-wide licensing arrangements are priced, billed and collected directly by Microsoft. In 2003, several other suppliers, for whom Software Spectrum resells products and services, began adopting this type of program. Software Spectrum will continue to provide sales and support services related to these transactions and will earn a service fee directly from the software publishers for these activities. Under this licensing program, Software Spectrum only recognizes the service fee paid by the software publisher as revenue and not the entire value of the software. The Company continues to sell products under various licensing programs, but beginning in 2003, has experienced an increase in the level of sales under these new programs and management expects further adoption of agency licensing programs in the future. If Microsoft and other software publishers are able to successfully implement and sell a significant amount of software under this program, or it is determined that the accounting for reselling of the software should be recorded on a “net” basis, the Company may experience a significant decline in information services revenue, but will also experience a comparable decline in cost of revenue.

Microsoft is the primary provider of business software to the Company’s Software Spectrum business. If Microsoft should successfully implement programs for the direct sale of software through volume purchase agreements or other arrangements intended to exclude the distribution or resale channel, Software Spectrum’s results of operations would be materially and adversely affected.

In 2005, Microsoft notified Software Spectrum of proposed changes to Microsoft’s sales agency program which, once finalized by Microsoft, will take effect for customer contracts entered into after July 1, 2006. All contracts completed prior to July 1, 2006, will be grandfathered under the existing sales agency program. Under the proposed revised program for agency type sales as currently drafted, the number of performance metrics against which Software Spectrum is measured and the standard of performance on those metrics are expected to increase. Based on a preliminary evaluation of Microsoft’s proposed program changes, Software Spectrum expects that the amount of agency fees it earns from Microsoft will be reduced over the three-year period in which it is implemented. Due to the grandfathering of existing sales agency program sales, however, Software Spectrum anticipates that the program changes will not have a significant effect on Software Spectrum’s results of operation or financial position in 2006. Microsoft has yet to finalize the proposed changes, and thus Software Spectrum is not able to definitively determine the effects of Microsoft’s proposed changes on its results of operations and financial position after July 1, 2006.

Revenue is recognized from software sales at the time of product shipment, or in accordance with the terms of licensing contracts, when the price to the customer is fixed, and collectibility is reasonably assured. Revenue from maintenance contracts is recognized when invoiced, the license period has commenced, when the price to the customer is fixed, and collectibility is reasonably assured, as Software Spectrum has no future obligations associated with future performance under these maintenance contracts. Advance billings are recorded as deferred revenue until services are provided.

Cost of revenue for Software Spectrum includes direct costs of the licensing activity and costs to purchase and distribute software. The costs directly attributable to advance billings are deferred and included in other current and noncurrent assets in the consolidated balance sheet. Rebate income received from software publishers is recognized as a reduction of cost of revenue in the period in which the rebate is earned based on a systematic allocation of the total rebate income considered probable of being realized.

Competition

The information services industry is highly competitive. Many of the Company’s competitors in the industry have financial, marketing and other resources significantly greater than those of the Company. In addition, the Company’s software reselling business could be adversely affected if major software publishers successfully implement or expand programs for the direct sale of software through volume purchase agreements or other arrangements intended to exclude the distribution or resale channel.

Concentration of Credit Risk

The Company’s customer base consists of several thousand accounts including corporations, government agencies, educational institutions, non-profit organizations and other business entities. For the year ended December 31, 2005, no single customer represented more than 10 percent of information services revenue. The customer base is represented by a large number of Fortune 500 and Fortune Global 500 companies and the Company does not believe that the loss of any single customer would have a material adverse effect on its revenues.

Coal Mining

Historically, coal sold by Level 3’s coal mining operations has been sold primarily under long-term contracts with public utilities, which burn coal in order to generate steam to produce electricity. A substantial portion of Level 3’s coal revenue was earned from long-term contracts during 2005, 2004, and 2003. The remainder of Level 3’s sales are made on the spot market. Costs of revenue related to coal sales include costs of mining and processing, estimated reclamation costs, royalties and production taxes.

The long-term contracts for the delivery of coal establish the price, volume, and quality requirements of the coal to be delivered. The contracts also contain provisions for periodic price adjustments through the use of indices for items such as materials, supplies and labor. Other portions of the price are adjusted for changes in production taxes, royalties and changes in cost due to new legislation or regulation. These contractual adjustments are recognized in revenue as the changes occur and become billable to the customers.

The terms and conditions of the long-term contracts generally require the customer to meet annual contractual commitments. Thus, the customer has the ability to defer or accelerate coal shipments during the year to meet its requirements. Revenue under these contracts is recognized when coal is actually shipped to the customer.

Competition

The coal industry is highly competitive. Level 3 competes with other domestic and foreign coal suppliers, most of whom are larger and have greater capital resources devoted to the coal mining business than Level 3, and with alternative methods of generating electricity and alternative energy sources. Many of Level 3’s competitors are served by two railroads and, due to the competition, often benefit from lower transportation costs than Level 3, which at each of its mines is served by a single railroad. Additionally, many competitors have more favorable geological conditions than Level 3, often resulting in lower comparative costs of production.

Level 3 is also required to comply with various federal, state and local laws concerning protection of the environment. Level 3 believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors are similarly affected by these laws.

Concentration of Credit Risk

Level 3’s coal sales contracts are concentrated with several electric utility and industrial companies. In the event that these customers do not fulfill contractual responsibilities, Level 3 could pursue the available legal remedies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include salaries, wages and related benefits (including charges for stock based compensation), property taxes, travel, insurance, rent, contract maintenance, advertising and other administrative expenses.

Advertising Costs

Level 3 expenses the cost of advertising as incurred. Advertising expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising expense was $6 million, $17 million and $29 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Rent Expense

The Company recognizes rent expense on a straight-line basis over the term of the lease based on the future minimum rental payments during the lease term.

Stock-Based Employee Compensation

The Company has accounted for stock-based employee compensation using a fair value based method pursuant to SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”) since 1998. The Company recognizes expense using the accelerated vesting methodology of FASB Interpretation No. 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (“FIN 28”) (See Note 15). Beginning January 1, 2006, Level 3 will adopt the provisions of SFAS No. 123R, “Share-Based Payment.”

Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization for the Company’s property, plant and equipment are computed on straight-line and accelerated (for certain coal assets) methods based on the following useful lives:

Facility and Leasehold Improvements	10 - 40 year	s
Network Infrastructure (including fiber and conduit)	7 - 25 year	s
Operating Equipment	3 - 7 year	s
Furniture, Fixtures and Office Equipment	2 - 7 year	s

Leasehold improvements are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured.

Depletion on mineral properties is provided on a units-of-extraction basis determined in relation to coal committed under sales contracts. The Company’s coal mining business does not use its coal reserve estimates for purposes of depletion but, rather, depletes the properties over the estimated recoverable tons of coal that are required to be delivered under existing coal contracts.

Earnings (Loss) Per Share

Basic earnings (loss) per share have been computed using the weighted average number of shares during each period. Diluted earnings (loss) per share is computed by including the dilutive effect of common stock that would be issued assuming conversion or exercise of outstanding convertible notes, stock options, stock based compensation awards and other dilutive securities. No such items were included in the computation of diluted loss per share in 2005, 2004 or 2003 due to the losses from continuing operations incurred by the Company.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and can bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on an analysis of the aging of the accounts receivable balance. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Restricted Cash

The Company classifies any cash or other securities that collateralize outstanding letters of credit, long-term debt, or certain operating or performance obligations of the Company as restricted cash. The Company also classifies cash or other securities restricted to fund certain reclamation liabilities as restricted cash. The classification of restricted cash on the consolidated balance sheet as current or noncurrent is dependent on the duration of the restriction and the purpose for which the restriction exists.

Goodwill and Intangible Assets

The Company segregates identifiable intangible assets acquired in an acquisition from goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill is no longer amortized, and is evaluated for impairment at least annually based on the fair value of the reporting unit to which the goodwill relates.

Intangible assets primarily include customer contracts, customer relationships and technology acquired in business combinations. These assets are amortized on a straight-line basis over the expected period of benefit which ranges from 2 to 11 years. Certain intangibles acquired in the WilTel transaction have an indefinite life.

Long-Lived Assets

The Company reviews the carrying amount of long-lived assets or groups of assets, at the lowest asset level where cash flow is separately measurable, for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of any impairment includes a comparison of the estimated future undiscounted operating cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset.

Accounting for Asset Retirement Obligations

The Company follows the policy of providing an accrual for reclamation of mined properties in accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), based on the estimated total cost of restoration of such properties to meet compliance with laws governing surface mining. These estimated costs are calculated based on the expected future risk adjusted cash flows to remediate such properties discounted at a risk-free rate. The Company also provides an accrual for obligations related to certain colocation leases and right-of-way agreements in accordance with SFAS No. 143, based on the estimated total cost of restoration of such properties to their original condition. These estimated obligations are calculated based on the expected future discounted cash flows using the Company’s estimated weighted average cost of capital at the time the obligation is incurred and applying a probability factor for conditional restoration obligations. Changes in expected future cash flows are discounted at interest rates that were in effect at the time of the original estimate for downward revision to such cash flows, and at interest rates in effect at the time of the change for upward revisions in the expected future cash flows.

Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net operating losses not utilized can be carried forward for 20 years to offset future taxable income. A valuation allowance has been recorded against deferred tax assets, as the Company is unable to conclude under relevant accounting standards that it is more likely than not that deferred tax assets will be realizable.

Comprehensive Income (Loss)

Comprehensive income (loss) includes income (loss) and other non-owner related changes in equity not included in income (loss), such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries, and other adjustments.

Foreign Currencies

Generally, local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue, expenses and cash flows are translated using average exchange rates prevailing during the year. Gains or losses resulting from currency translation are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ deficit and in the statements of comprehensive loss. A significant portion of the Company’s foreign subsidiaries have the Euro as its functional currency, which experienced significant fluctuations against the U.S. dollar during 2005, 2004 and 2003. As a result, the Company has experienced significant foreign currency translation adjustments which are recognized as a component of accumulated other comprehensive income (loss) in stockholders’ deficit and in the statement of comprehensive loss.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most critical estimates and assumptions are made in determining the allowance for doubtful accounts, revenue reserves, whether impairment charges are necessary, useful lives of fixed assets, accruals for estimated liabilities that are probable and estimatable, cost of revenue disputes for the communications services, unfavorable contract liabilities set up in purchase accounting and asset retirement obligations. Actual results could differ from those estimates and assumptions.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that compensation cost relating to share-based payment transactions be recognized in the financial statements based on the fair value of equity or liability instruments issued. The U.S. Securities and Exchange Commission extended the effective date of SFAS No. 123R such that the Company is first required to adopt SFAS No. 123R beginning January 1, 2006. The adoption of SFAS No. 123R on January 1, 2006 is not expected to have a significant effect on the Company’s financial position or results of operations as the Company adopted the expense recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” in 1998.

After adopting SFAS No. 123R, the Company expects to utilize a modified Black-Scholes model to value any outperform stock options granted to employees. The Company believes that the relative short life of the options and the other variables used in the model provide a reasonable estimate of the fair value of the option at the time of grant.

The FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets”, which is effective for Level 3 starting January 1, 2006. Under SFAS No. 153, the Company will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on the Company’s financial position or results of operations as Level 3 is a party to a limited number of non-monetary transactions and those transactions have not been material.

Emerging Issues Task Force (“EITF”) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF No. 04-6”) establishes appropriate accounting for stripping costs incurred during the production phase and is effective for fiscal years beginning after December 15, 2005, with early adoption permitted. EITF No. 04-6 concludes that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. EITF No. 04-6 further defines inventory produced as mineral that has been extracted. As a result, stripping costs related to exposed, but not extracted mineral will be expensed as incurred rather than deferred until the mineral is extracted. The Company’s coal mining business currently defers stripping costs and amortizes these costs over the period in which the underlying coal is mined. The Company expects the adoption of EITF No. 04-6 beginning January 1, 2006 will not have a significant effect on the Company’s financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations,” (“FIN 47”). FIN 47 provides additional clarification as to when companies should recognize asset retirement obligations pursuant to SFAS No. 143, “Accounting for Asset Retirement Obligations.” The Company’s adoption of FIN 47, effective on December 31, 2005, did not have a material effect on the Company’s results of operations or financial position as Level 3 recognized the discounted value of its conditional asset retirement obligations when it adopted SFAS No. 143 at the beginning of 2003.

In May 2005, the FASB issued Statement No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”, (“SFAS No. 154”). This Statement requires retroactive application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable and is effective for fiscal years beginning after December 15, 2005. Previously, most voluntary changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. The adoption of SFAS No. 154 is not expected to have a significant effect on the Company’s financial position or results of operations.

Reclassifications

Certain current and prior year amounts have been reclassified to conform to the September 30, 2006 presentation as filed in the Form 10-Q for the quarterly period ended September 30, 2006.

In 2005 the Company has separately disclosed the operating, investing and financing portion of the cash flows attributable to its discontinued operations, which in prior periods were reported on a combined basis as a single amount.

(2) Acquisitions

WilTel:  On December 23, 2005, the Company completed the acquisition of WilTel Communications Group, LLC (“WilTel”), from Leucadia National Corporation and its subsidiaries (together “Leucadia”). The consideration paid consisted of approximately $390 million in cash (which included a $16 million adjustment for estimated excess working capital), plus $100 million in cash to reflect Leucadia’s having complied with its obligation to leave that amount of cash in WilTel, and 115 million newly issued unregistered shares of Level 3 common stock, valued at $313 million. The Company also incurred costs of approximately $7 million related to the transaction. The cash purchase price is subject to post-closing adjustments based on actual working capital and other contractual items as of the closing date. Level 3 entered into certain transactions with WilTel prior to the acquisition of WilTel by Level 3, whereby it received cash for communications services to be provided in the future. As a result of the acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the WilTel transaction by $2 million, the amount of the unamortized deferred revenue balance on December 23, 2005. The results of operations attributable to WilTel are included in the consolidated financial statements from the date of acquisition.

The acquisition includes all of WilTel’s communications business and WilTel’s Vyvx video transmission business. The acquisition also includes a multi-year contract between SBC Service, Inc. and WilTel (“SBC Master Services Agreement”). Recently, SBC Services Inc. became a subsidiary of AT&T, Inc. (“AT&T”) (together “SBC”) and announced its intention to migrate the services provided by WilTel to the merged SBC Services, Inc. and AT&T network. WilTel and SBC amended the SBC Master Services Agreement to run through 2009 and it provides a gross margin purchase commitment of $335 million from December 2005 through the end of 2007, and $75 million from January 2008 through the end of 2009. Only purchases of on-net services count toward satisfaction of this purchase commitment. Originating and terminating access charges paid to local phone companies are passed through to SBC in accordance with a formula that approximates cost. Additionally, the SBC Master Services Agreement provides for the payment of $50 million from SBC if certain performance criteria are met by Level 3 in 2006 and 2007. If Level 3 meets the performance criteria it is eligible to earn $25 million in 2006 and $25 million in 2007.

As specified in the purchase agreement with Leucadia, WilTel transferred certain excluded assets to Leucadia and

Leucadia assumed certain excluded liabilities. The excluded assets include all cash and cash equivalents in excess of $100 million at closing, all marketable securities, WilTel’s headquarters building located in Tulsa, Oklahoma and certain other miscellaneous assets. In addition, WilTel assigned to Leucadia all of its right to receive cash payments from SBC totaling $236 million, pursuant to the Termination, Mutual Release and Settlement Agreement, dated June 15, 2005, among Leucadia, WilTel and SBC. The excluded liabilities include all of WilTel’s long-term debt obligations, WilTel’s obligations under its defined benefit pension plan, certain other employee related liabilities and other claims. The agreement required Leucadia to pay in full all of WilTel’s obligations under its credit agreement and for Leucadia to release WilTel from any obligation under the outstanding mortgage note secured by its headquarters building. Level 3 entered into an agreement with Leucadia to lease a portion of the former WilTel headquarters building in Tulsa.

Preliminary Purchase Price Allocation

Under business combination accounting, the total preliminary purchase price was allocated to WilTel’s net tangible and identifiable intangible assets based on their estimated fair values as of December 23, 2005 as set forth below. The preliminary allocation of the purchase price was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change upon the receipt and management’s review of the final valuation and the final determination of restructuring costs as described below. The primary areas of the purchase price allocation that are not yet finalized relate to tangible and identifiable intangible assets, the fair value of deferred revenue, the fair value of certain assumed long-term lease and asset retirement obligations and restructuring costs.

Tangible and Intangible Long-Lived Assets

In performing the preliminary purchase price allocation, the Company considered, among other factors, the intention for future use of acquired assets, analyses of historical financial performance and estimates of future performance of WilTel’s products. The fair value of assets was based, in part, on a preliminary valuation using a cost and income approach and estimates and assumptions provided by management. The tangible assets primarily include the real and personal property used to provide communications and video services. In addition, tangible assets include the fair value of software purchased or developed by WilTel. The intangible assets have depreciable lives ranging from 2 to 11 years. Intangible assets primarily include customer relationships and the Vyvx trademark. Management has placed an indefinite life on the Vyvx trademark and lives ranging from 6 to 11 years for the customer relationships.

Deferred Revenue

The estimated fair value of deferred revenue included in the preliminary purchase price allocation was determined based on monthly amounts billed in advance for which services will be provided to customers in the next month. Level 3 did not record deferred revenue for long-term contracts in which WilTel had already received consideration from the customer as Level 3 does not expect to incur any direct and incremental costs associated with the contracts.

Current and Noncurrent Obligations

The fair value of WilTel’s current liabilities was determined based on the expected cash flows for the next twelve months. Level 3 did not present value the cash flows as it does not expect the present values to be significantly different than the gross cash flows.

The noncurrent obligations assumed in the WilTel transaction have been recorded at their present value using an appropriate interest rate. The Company has identified certain WilTel facilities that it does not expect to utilize for the combined business. The Company has not completed this analysis and may identify additional excess facilities for which restructuring liabilities may be necessary. The Company has also revalued WilTel’s asset retirement obligations using Level 3’s weighted cost of capital rather than WilTel’s weighted cost of capital.

Sprint:  On October 1, 2004, the Company acquired the wholesale dial Internet access business of Sprint Communications Company, L.P. (“Sprint”). Level 3 paid $34 million in cash to acquire the business, which provides dial-up Internet access to leading Internet service providers (“ISPs”) throughout the United States and agreed to provide discounted services to Sprint that were valued at $5 million, which was accounted for as part of the purchase price. Level 3 and Sprint entered into a transition services agreement for the migration of customers onto the Level 3 network, which Level 3 completed in the third quarter of 2005. During the migration period, until such time as a customer contract was assumed or assigned, amounts received for services provided by Sprint were accounted for as a reduction in purchase price as opposed to revenue. The net amount received prior to the assumption or assignment of these contracts totaled $5 million through December 31, 2005 and therefore reduced the purchase price to $29 million. With the completion of the migration activities, Level 3 recognizes as revenue, amounts received from all customer contracts acquired in this transaction. The results of operations attributable to the Sprint assets acquired and liabilities assumed are included in the consolidated financial statements from the date of assumption or assignment of contracts.

ICG:  On April 1, 2004, the Company acquired the wholesale dial access customer contracts of ICG Communications, Inc. (“ICG”). The Company agreed to pay approximately $35 million in cash to acquire the contracts and related equipment, which provide dial-up Internet access to various large customers and other leading ISPs. The terms of the agreement required Level 3 to pay $25 million at closing and additional payments of $5 million on both July 1, 2004 and October 1, 2004. The purchase price was subject to post-closing adjustments, but those adjustments were not material. Level 3 migrated the traffic from the customer contracts acquired from ICG onto its own network infrastructure and the migration was substantially complete by the end of 2004. The results of operations attributable to the ICG assets acquired and liabilities assumed are included in the consolidated financial statements from the date of acquisition.

Telverse:  Level 3 completed the acquisition of Telverse Communications, Inc. (“Telverse”), a provider of hosted IP-based voice services for enterprises, in July 2003 for approximately $29 million in Level 3 common stock (approximately 4.2 million shares) and $2 million in cash consideration. Telverse’s revenues and results of operations are included in the consolidated statements of operations from the date of acquisition. The financial results of Telverse prior to acquisition were immaterial to Level 3. Management’s preliminary allocation of the purchase price resulted in the consideration, including transaction costs, plus assumed liabilities exceeding the fair value of the identifiable tangible assets acquired by approximately $32 million, which was initially recorded as goodwill. The Company completed its assessment of the assets acquired and liabilities assumed in the Telverse transaction in the fourth quarter of 2003, which resulted in allocating the purchase price consideration primarily to developed technology acquired with an insignificant amount allocated to customer contracts.

Genuity:  In 2003, Level 3 completed the acquisition of substantially all of the assets and operations of Genuity, a Tier 1 Internet Protocol (IP) communications company. The total cash consideration, including transaction costs, was approximately $144 million including approximately $60 million in cash consideration to the Genuity Bankruptcy Estate plus approximately $77 million in cash to reimburse the estate for payments on assumed capital lease obligations related to network operating equipment. In addition, Level 3 assumed certain of Genuity’s long term operating agreements. Level 3 entered into certain transactions with Genuity prior to the acquisition of the assets and operations of Genuity by Level 3, whereby it received cash for communications services to be provided in the future. As a result of the acquisition, Level 3 could no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Genuity transaction by $76 million, the amount of the unamortized deferred revenue balance on February 4, 2003. The preliminary fair value of the assets acquired and liabilities assumed was subsequently adjusted during 2003 based upon actual settlements between the Genuity Bankruptcy Estate and Level 3 for post closing adjustments, which reduced the purchase price paid by Level 3 by $35 million, as well as increased the liabilities assumed by $4 million. This resulted primarily in a decrease in the value assigned to property, plant and equipment and identifiable intangible assets. The results of operations attributable to the Genuity assets acquired and liabilities assumed are included in the consolidated financial statements from the date of acquisition.

The unaudited financial information in the table below summarizes the combined results of operations of Level 3 and the acquired businesses, on a pro forma basis, as though the companies acquired in 2004 and 2005 have been combined as of the beginning of each of the periods presented. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place at the beginning of each of the periods presented. The pro forma financial information for all periods presented also includes the preliminary business combination accounting effect on historical revenues of the acquired companies, adjustments to depreciation on acquired property, amortization charges from acquired intangible assets, restructuring costs, acquisition and tender offer costs reflected in the historical statements of operations for periods prior to Level 3’s acquisition.

	Unaudited Pro Forma Years ended December 31,
	2005	2004
	(dollars in millions, except per share data)
Revenue	$3,430	$3,397
Loss from Continuing Operations	(564)	(386)
Income from Discontinued Operations	69	20
Net Loss	(495)	(366)
Per share:
Loss from continuing operations	$(0.69)	$(0.48)
Net loss	$(0.61)	$(0.46)
Pro Forma Weighted Shares Outstanding (in thousands)	811,722	798,846

Included in the actual results and pro forma financial information for the year ended December 31, 2005 are certain amounts which affect the comparability of the results, including termination revenue of $133 million, a gain on the sale of (i)Structure of $49 million, a workforce reduction charge of $15 million, non-cash impairment charges of $9 million that primarily resulted from the decision to terminate projects for certain voice products in the Communications business.

Included in the actual results and pro forma financial information for the year ended December 31, 2004 are certain amounts which affect the comparability of the results, including gains of $197 million as a result of the early extinguishments of certain long-term debt, $113 million of termination revenue, a gain of approximately $23 million from the sale of Commonwealth Telephone Enterprises, Inc. common stock and lease impairment charges of $14 million.

The fair value of the assets acquired and the liabilities assumed in the WilTel transaction are based upon a preliminary valuation and are subject to change based on post-closing purchase price adjustments and changes to the integration plan of the combined business. The estimated fair value of assets acquired and liabilities assumed in the Sprint, ICG, Telverse and Genuity transactions as of their respective acquisition dates after reflecting post-closing purchase price adjustments are as follows.

	WilTel	Sprint	ICG	Telverse	Genuity
	(dollars in millions)
Assets:
Cash and cash equivalents	$128	$—	$—	$—	$—
Accounts receivable	257	—	—	—	—
Other current assets	18	3	2	—	50
Property, plant and equipment, net	660	—	—	1	246
Identifiable intangible assets	152	31	37	32	107
Other assets	26	—	—	—	22
Total Assets	1,241	34	39	33	425
Liabilities:
Accounts payable	204	—	—	2	—
Accrued payroll	29	—	—	—	—
Other current liabilities	69	—	4	—	56
Current portion of long-term debt	—	—	—	—	121
Long-term debt	—	—	—	—	188
Deferred revenue—WilTel/Genuity	41	—	—	—	6
Deferred revenue—Level 3	(2)	5	—	—	(76)
Other liabilities	90	—	—	—	21
Total Liabilities	431	5	4	2	316
Purchase Price	$810	$29	$35	$31	$109

The fair value of the assets acquired and liabilities assumed in the Genuity transaction were determined based on a valuation completed in May 2003. Subsequently in 2003, Level 3 changed the purchase price allocation by increasing the preliminary fair value of the MFON assets to be sold to CenturyTel, Inc. (“CenturyTel”) (See Note 3) to $16 million to reflect the actual proceeds received from CenturyTel. A corresponding decrease in property, plant and equipment and identifiable intangibles was recorded in conjunction with this adjustment.

During the second quarter of 2003, the Company exited the managed hosting portion of the business it acquired through the Genuity transaction. The Company sold the hosting customers and operations to Computer Sciences Corporation (“CSC”). Due to the decision to exit the managed hosting portion of the business, which had been contemplated at the time of acquisition, the net operating results of the business have not been consolidated in the consolidated statement of operations. Level 3 did not realize any proceeds from the sale of the hosting business to CSC.

The following is the summarized results of operations of the managed hosting business for the period ended May 24, 2003 (since acquisition on February 4, 2003) (dollars in millions).

Revenue	$14
Operating Loss	(1)

(3) Discontinued Operations

On November 30, 2005, Level 3 sold (i)Structure to Infocrossing, Inc. (“Infocrossing”) for proceeds of $85 million which consisted of $82 million in cash and $3 million of Infocrossing, Inc. common stock. The cash purchase price is subject to post-closing adjustments based on actual working capital as of the closing date. Level 3 recognized a $49 million gain on the transaction in the fourth quarter of 2005.

The following is the summarized results of operations of the (i)Structure business for the eleven months ended November 30, 2005 and the years ended December 31, 2004 and 2003.

	2005	2004	2003
	(dollars in millions, except per share data)
Revenues	$64	$75	$79
Costs and Expenses:
Cost of revenue	47	53	58
Depreciation and amortization	8	13	14
Selling, general and administrative	9	9	19
Restructuring and impairment charges	—	—	5
Total costs and expenses	64	75	96
Loss from Operations	—	—	(17)
Gain on Sale of Discontinued Operations	49	—	—
Income (Loss) from Discontinued Operations	$49	$—	$(17)

The following is summarized financial information for the discontinued (i)Structure business as of December 31, 2004:

December 31, 2004
(dollars in millions)
Assets
Current Assets:
Receivables	$4
Other	9
Total Current Assets	13
Property, Plant and Equipment, net	33
Total Assets	$46
Current Liabilities:
Accounts payable	$14
Current portion of long-term debt	1
Accrued payroll and employee benefits	4
Deferred revenue	2
Other	1
Total Current Liabilities	22
Deferred Revenue	—
Net Assets	$24

On December 31, 2003, Level 3 sold MFON to CenturyTel for approximately $16 million. MFON is a regional communications system located in the midwestern United States and was acquired by Level 3 as part of the Genuity transaction in February 2003. Level 3 adjusted the value of MFON assets from its original estimated value, pursuant to the one-year “allocation period” provisions of SFAS No. 141, to match the proceeds from this transaction. As a result, the Company did not recognize a gain or loss on the disposition of MFON.

The following is the summarized results of operations of the MFON business for the period ended December 31, 2003 (since acquisition on February 4, 2003) (dollars in millions):

2003
Revenue	$16
Costs and Expenses:
Cost of revenue	2
Selling, general and administrative	2
Total costs and expenses	4
Income from Operations	12
Loss from Sale of Discontinued Operations	—
Income from Discontinued Operations	$12

In June 2003, Software Spectrum announced that it was exiting the contact services business in order to concentrate on the software reseller business. In conjunction with this decision, Software Spectrum sold substantially all of the contact services business to H.I.G. Capital for approximately $4 million in cash. Software Spectrum recorded a loss within discontinued operations of approximately $9 million on the sale.

The following is the summarized results of operations of the contact services business for the period in 2003 through June 18, 2003 (dollars in millions):

2003
Revenue	$38
Costs and Expenses:
Cost of revenue	25
Depreciation and amortization	1
Selling, general and administrative	10
Total costs and expenses	36
Income from Operations	2
Loss from Sale of Discontinued Operations	(9)
Income (Loss) from Discontinued Operations	$(7)

Level 3’s management continues to review the Company’s existing lines of business and service offerings to determine how those lines of business and service offerings assist with the Company’s focus on delivery of communications services and meeting its financial objectives. To the extent that certain lines of business or service offerings are not considered to be compatible with the delivery of communications services or with obtaining financial objectives, Level 3 may exit those lines of business or stop offering those services.

See Note 23 for additional disclosures regarding the sale of Software Spectrum.

(4) Termination Revenue

On March 1, 2005, Level 3 entered into an agreement with 360networks (USA), Inc. (“360networks”) in which both parties agreed to terminate a 20-year IRU agreement. Under the new agreement, 360networks returned the dark fiber originally provided by Level 3. Under the original IRU agreement, signed in 2000, the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $86 million as non-cash termination revenue in the first quarter of 2005.

On February 22, 2005, France Telecom Long Distance USA, LLC (“France Telecom”) and Level 3 finalized an agreement to terminate a dark fiber agreement signed in 2000. Under the terms of the agreement, France Telecom returned the fiber to Level 3. Under the original IRU agreement, the cash received by Level 3 was deferred and amortized to revenue over the 20-year term of the agreement. As a result of this transaction, Level 3 recognized the unamortized deferred revenue of approximately $40 million as non-cash termination revenue in the first quarter of 2005.

Level 3 and McLeodUSA Incorporated (“McLeod”) entered into an agreement on November 1, 2004, whereby McLeod returned certain intercity dark fiber provided by Level 3 under a 1999 agreement and provides discounted network services to Level 3 in exchange for cash and other consideration. Cash received under the 1999 agreement was deferred and amortized to revenue over the 20-year term of the agreement. Level 3 had no further service obligations with respect to the fiber and therefore recognized the $98 million of remaining unamortized deferred revenue for the fiber returned as non-cash termination revenue in 2004. The Company allocated the amounts paid to McLeod to fiber and prepaid network expenses. The value of the fiber returned was determined based on the capital costs that would be avoided in pulling additional fiber in certain segments of the Company’s intercity network where fiber inventory would need to be replenished in the next three years. The prepaid network expense was valued based on the amount of discounted network expense services the Company expects to realize through purchases of these services on McLeod’s network.

In February 2003, Level 3 and XO Communications (“XO”) amended their 1998 IRU agreement. As part of the 1998 agreement, XO purchased 24 fibers and one empty conduit along Level 3’s North American intercity network. The amended agreement, among other things, required XO to return six fibers and the empty conduit to Level 3. In return, Level 3, 1) reduced the annual operations and maintenance charges that XO was required to pay under the original agreement, 2) provided XO an option, expiring July 2007, to acquire a 20 year IRU for a single conduit within or along Level 3’s intercity network and 3) provided XO an option to purchase up to 25% of the fiber installed in the next conduit within or along each segment of the intercity network.

As individual segments were delivered to XO, Level 3 deferred and amortized the revenue attributable to the conduit over the term of the original agreement. As a result of the amended agreement, Level 3 had no further service obligation with respect to the original conduit, and thus recognized $294 million of communications revenue, which was the remaining unamortized deferred revenue from the original sale of the conduit, less the fair values of the operations and maintenance services, and options to purchase fiber and conduit provided by Level 3 under the amended agreement. The values of the services and options to purchase fiber and conduit were determined based on the fair value of similar services and assets.

(5) Restructuring and Impairment Charges

In the first quarter of 2005, the Company initiated a workforce reduction of approximately 470 employees in its North American and European communications business and as a result recognized severance and related charges of approximately $15 million. As of December 31, 2005, the Company has satisfied its remaining obligations associated with the workforce reduction.

During 2005, the Company identified additional communications facilities that it no longer required and would not provide any future economic benefit to the Company. Also during the year, the Company revised its lease impairment analysis to reflect improvements in sublease income for communications facilities impaired in prior periods. In total, the Company reduced its expected lease impairment obligations by $1 million in 2005.

The communications business recorded lease impairment charges of $14 million for real property leases in North America and Europe in the fourth quarter of 2004. The charge resulted from ceasing use of certain leased space, the signing of subleases for existing vacant space at lower than estimated rates, and extending the estimated sublease dates for other vacant properties due to current market conditions. The Company paid approximately $3 million of facilities related costs in 2004 for restructuring charges recorded in 2001.

In the first quarter of 2003, Level 3 announced workforce reductions that affected approximately 1,200 employees in the communications business. These actions were primarily a result of the integration of acquired operations from the Genuity transaction into Level 3’s operations and the Company matching its European costs with expected revenues. The Company recorded restructuring charges of approximately $26 million related to these actions during the year ended December 31, 2003. The remaining obligation of $4 million with respect to this action was paid during 2004.

A summary of the restructuring charges and related activity follows:

	Severance and Related
	Number of Employees	Amount	Facilities Related Amount
		(in millions)	(in millions)
Balance December 31, 2002	—	$—	$10
2003 Charges	1,119	26	—
2003 Payments	(1,059)	(22)	(4)
Balance December 31, 2003	60	4	6
2004 Charges	80	—	14
2004 Payments	(140)	(4)	(4)
Balance December 31, 2004	—	—	16
2005 Charges(Benefit)	472	15	(1)
2005 Payments	(472)	(15)	(3)
Balance December 31, 2005	—	$—	$12

Lease termination obligations of $12 million are expected to be paid over the terms of the impaired leases, which extend to 2015, if the Company is unable to negotiate a buyout of the leases.

Impairments

The Company at least annually, or as events or circumstances change that could affect the recoverability of the carrying value of its communications and information services assets, conducts a comprehensive review of the carrying value of its communications assets to determine if the carrying amount of the communication assets are recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). For purposes of this review, Level 3 separately evaluates for impairment its colocation facilities, certain excess conduits and its communications network (including optronics, fiber, conduits and customer premise equipment) as these are the lowest levels with separately identifiable cash flows for grouping of assets. The impairment analysis of these assets are based on long-term revenue growth, gross margins and cash flow forecasts of operating results, and sales of assets over their estimated useful lives. The Company concluded that the assets were not impaired as of December 31, 2005. Management will continue to assess the Company’s assets for impairment as events occur or as industry conditions warrant.

The Company recognized $9 million of non-cash impairment charges in 2005 that primarily resulted from the decision to terminate projects for certain voice services and certain information technology projects in the communications business. These projects have identifiable costs which Level 3 can separately evaluate for impairment. The costs incurred for these projects, including capitalized labor, were impaired as the carrying value of these projects exceeded their estimated fair value. The Company did not incur asset impairment expenses in 2004 or 2003.

(6) Sale of Toll Road Operations

On January 3, 2003, California Private Transportation Company (“CPTC”), a majority-owned subsidiary of the Company, sold the “91 Express Lanes” toll road assets in Orange County, California to the Orange County Transportation Authority. The Company received net proceeds from the sale of $46 million and recorded a gain of approximately $70 million in Other, net in the consolidated statement of operations. The Company’s total long-term debt was reduced by approximately $139 million as a result of the sale as the debt incurred to finance the construction of the toll road had been consolidated due to the Company’s 65% equity interest in CPTC.

(7) Loss Per Share

The Company had a loss from continuing operations for the three years ended December 31, 2005. Therefore, the dilutive effect of the approximately 418 million, 171 million and 83 million shares issuable pursuant to the five, four and three series of convertible notes outstanding at December 31, 2005, 2004 and 2003, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation. In addition, the dilutive effect of the approximately 59 million, 49 million and 52 million options and warrants outstanding at December 31, 2005, 2004 and 2003, respectively, have not been included in the computation of diluted loss per share because their inclusion would have been anti-dilutive to the computation.

The following details the loss per share calculations for the Level 3 common stock (dollars in million, except per share data):

	Year Ended
	2005	2004	2003
Loss from Continuing Operations	$(707)	$(478)	$(695)
Income (Loss) from Discontinued Operations (2005 includes gain on sale)	69	20	(21)
Cumulative Effect of Change in Accounting Principle	—	—	5
Net Loss	$(638)	$(458)	$(711)
Total Number of Weighted Average Shares Outstanding used to Compute Basic and Diluted Earnings Per Share (in thousands)	699,589	683,846	565,931
Earnings (Loss) Per Share of Level 3 Common Stock (Basic and Diluted):
Loss from Continuing Operations	$(1.01)	$(0.70)	$(1.23)
Income (Loss) from Discontinued Operations	0.10	0.03	(0.04)
Cumulative Effect of Change in Accounting Principle	—	—	0.01
Net Loss	$(0.91)	$(0.67)	$(1.26)

(8) Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to determine classification and fair values of financial instruments:

Cash and Cash Equivalents

Cash equivalents generally consist of funds invested in highly liquid instruments purchased with an original maturity of three months or less. The securities are stated at cost, which approximates fair value.

Marketable and Restricted Securities

At December 31, 2005, marketable securities consist of U.S. Treasury securities and the Infocrossing shares received in the (i)Structure transaction. For most of 2005, the Company characterized the Treasury securities as held to maturity. As a result of the acquisition of WilTel and expected cash flow requirements in 2006, the Company designated certain Treasury securities as available for sale in the fourth quarter of 2005. These securities total $173 million and are reflected as current assets on the consolidated balance sheet at December 31, 2005. At December 31, 2004, marketable securities consisted entirely of U.S. Treasury securities that were characterized as held to maturity. Restricted securities consist primarily of cash investments that serve to collateralize outstanding letters of credit and certain performance and operating obligations of the Company. The cost of the securities used in computing unrealized and realized gains and losses is determined by specific identification. Fair values are estimated based on quoted market prices for the securities. The net unrealized holding gains and losses for marketable securities classified as available for sale are included in accumulated other comprehensive income (loss) within stockholders’ equity (deficit). Securities characterized as held to maturity are stated at cost. The unrealized holding gains and losses for securities characterized as held to maturity are not reflected in the consolidated financial statements.

At December 31, 2005 and 2004 the unrealized holding gains and losses on the marketable securities were as follows:

	Cost	Unrealized Holding Gains	Unrealized Holding Losses	Fair Value
	(dollars in millions)
2005
Marketable Securities:
U.S. Treasury securities—Current	$173	$—	$—	$173
Equity Securities—Current	3	—	—	3
U.S. Treasury securities—Noncurrent	234	—	(2)	232
	$410	$—	$(2)	$408
2004
Marketable Securities:
U.S. Treasury securities—Current	$225	$—	$—	$225
U.S. Treasury securities—Noncurrent	114	—	(1)	113
	$339	$—	$(1)	$338

Scheduled maturities of marketable debt securities held at December 31, 2005 are as follows:

2006—$173 million; 2007—$234 million.

The Company recognized $2 million of realized losses from the sale of marketable debt securities in 2005, which are reflected in Other, net on the consolidated statement of operations. The Company recognized $23 million of realized gains from the sale of marketable equity securities in 2004, which are reflected in Other, net on the consolidated statement of operations. The Company did not recognize any realized gains and losses on sales of marketable equity securities in 2003.

Maturities for the restricted securities have not been presented, as the types of securities are either cash or money market mutual funds that do not have a single maturity date.

Long-Term Debt

The fair value of long-term debt was estimated using the December 31, 2005 and 2004 average of the bid and ask price for the publicly traded debt instruments. The CBRE Commercial Mortgage was not traded in an organized public manner. The fair value of this instrument is assumed to approximate the carrying value at December 31, 2005 as it was secured by underlying assets. The 9% Convertible Senior Discount Notes due 2013 included within Long-term Debt are not traded in an organized public manner. The fair value of these notes was calculated using a convertible model, which uses the Black-Scholes valuation model to value the equity portion of the security and bond math to value the debt portion of the security (using market yields on other Level 3 traded debt). The 10% Convertible Senior Notes due 2011 included within Long-term Debt are not traded in an organized public manner. Level 3 has obtained a market value from a third party.

The carrying amount and estimated fair values of Level 3’s financial instruments are as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(dollars in millions)
Cash and Cash Equivalents (excluding discontinued operations)	$379	$379	$338	$338
Marketable Securities—Current	176	176	225	225
Marketable Securities—Noncurrent	234	232	114	113
Restricted Securities—Current	34	34	48	48
Restricted Securities—Noncurrent	75	75	67	67
Investments (Note 13)	15	15	5	5
Long-term Debt, including current portion (Note 14)	6,023	5,266	5,210	4,445

(9) Receivables

Receivables at December 31, 2005 and 2004 were as follows:

	Communications	Coal	Total
	(dollars in millions)
2005

Accounts Receivable - Trade	$400	$9	$409
Allowance for Doubtful Accounts	(17)	—	(17)
Total	$383	$9	$392
2004

Accounts Receivable - Trade	$138	$12	$150
Allowance for Doubtful Accounts	(17)	—	(17)
Total	$121	$12	$133

The Company recognized bad debt expense in selling, general and administrative expenses of less than $1 million, $3 million and $7 million in 2005, 2004 and 2003, respectively. Level 3 received $2 million, $2 million and $4 million of proceeds for amounts previously deemed uncollectible in 2005, 2004 and 2003, respectively. The Company reduced accounts receivable and allowance for doubtful accounts by less than $1 million, $8 million, and $8 million in 2005, 2004 and 2003, respectively, for the write off of previously reserved amounts the Company deemed as uncollectible.

(10) Other

At December 31, 2005 and 2004 other current assets consisted of the following:

	2005	2004
	(dollars in millions)
Prepaid Assets	$55	$30
Debt Issuance Costs, net	16	16
Other	21	14
	$92	$60

Prepaid assets include insurance, software maintenance, rent and right of way costs. The increase in 2005 is attributable to the acquisition of WilTel.

(11) Property, Plant and Equipment, net

Costs associated directly with expansions and improvements to the communications network and customer installations, including employee related costs, have been capitalized. The Company generally capitalizes costs associated with network construction, provisioning of services and software development. Capitalized labor and related costs associated with employees and contract labor working on capital projects were approximately $51 million, $66 million and $61 million for the years ended December 31, 2005, 2004 and 2003, respectively. Included in capitalized labor and related costs was $2 million, $2 million and $4 million of capitalized non-cash compensation costs related to options and warrants granted to employees for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company continues to develop business support systems required for its business. The external direct costs of software, materials and services, and payroll and payroll related expenses for employees directly associated with the project incurred when developing the business support systems are capitalized and included in the capitalized costs above. Upon completion of a project, the total cost of the business support system is amortized over an estimated useful life of three years.

The Company reviews its capitalized projects at least annually or when events and circumstances indicate that the assets may be impaired. When previously capitalized software development costs are considered to be impaired, the Company calculates and recognizes an impairment loss in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Level 3 has been able to finalize negotiations and claims on several of its large multi-year network construction projects. As a result, the Company was able to release approximately $5 million, $8 million and $28 million of capital expenditure accruals for the years ended December 31, 2005, 2004 and 2003, respectively, that had previously been reported as property, plant and equipment. In the ordinary course of business, as construction projects come to a close, the Company reviews the final amounts due and settles any outstanding amounts related to these contracts, which can result in changes to estimated costs of the construction projects.

Included in Land and Mineral Properties are mineral properties related to the coal business with a cost basis of approximately $5 million for each of the years ended December 31, 2005 and 2004. The remaining Land and Mineral Properties balance of approximately $205 million and $182 million for the years ended December 31, 2005 and 2004, respectively, represent owned assets of the communications and information services businesses, including land improvements. The coal mineral properties include owned and leased assets. The various coal lease agreements require minimum lease payments and provide for royalty or overriding royalty payments based on the tons of coal mined or sold from the properties. Depletion on the mineral properties is provided on a units-of-extraction basis determined in relation to coal committed under sales contracts.

Capitalized business support systems and network construction costs that have not been placed in service have been classified as construction-in-progress within property, plant and equipment below.

At December 31, 2005 and 2004, property, plant and equipment were as follows:

	Cost	Accumulated Depreciation	Book Value
	(dollars in millions)
December 31, 2005
Land and Mineral Properties	$210	$(26)	$184
Facility and Leasehold Improvements:
Communications	1,532	(355)	1,177
Coal Mining	153	(149)	4
Network Infrastructure	4,705	(1,138)	3,567
Operating Equipment:
Communications	2,156	(1,516)	640
Coal Mining	69	(62)	7
Furniture, Fixtures and Office Equipment	111	(96)	15
Other	22	(19)	3
Construction-in-Progress	35	—	35
	$8,993	$(3,361)	$5,632
December 31, 2004
Land and Mineral Properties	$187	$(18)	$169
Facility and Leasehold Improvements:
Communications	1,388	(281)	1,107
Coal Mining	149	(145)	4
Network Infrastructure	4,379	(868)	3,511
Operating Equipment:
Communications	1,843	(1,349)	494
Coal Mining	74	(68)	6
Furniture, Fixtures and Office Equipment	109	(84)	25
Other	24	(14)	10
Construction-in-Progress	45	—	45
	$8,198	$(2,827)	$5,371

The value of WilTel’s property, plant and equipment is based on a preliminary valuation.

Depreciation expense was $584 million in 2005, $613 million in 2004 and $744 million in 2003.

(12) Goodwill and Other Intangibles, net

Goodwill and Other Intangibles, net at December 31, 2005 and 2004 were as follows (dollars in millions):

	Goodwill	Other Intangibles
December 31, 2005
360networks	$—	$4
Sprint	—	16
ICG	—	4
Telverse	—	16
Genuity	—	30
WilTel	—	151
McLeod	40	—
XCOM	30	—
	$70	$221
December 31, 2004
Sprint	$—	$28
ICG	—	23
Telverse	—	23
Genuity	—	55
McLeod	41	—
XCOM	30	—
	$71	$129

The Company segregates identifiable intangible assets acquired in a business combination from goodwill. In accordance with SFAS No. 142, Goodwill is no longer amortized and the carrying amount of the goodwill must be evaluated at least annually for impairment using a fair value based test. An assessment of the carrying value of the goodwill attributable to communications and information services businesses indicated that the assets were not impaired as of December 31, 2005.

On December 23, 2005, Level 3 completed the acquisition of WilTel. A preliminary valuation of the assets acquired indicated a value of $152 million for intangible assets. The intangible assets primarily include customer relationships and the Vyvx trademark. The preliminary valuation has placed an indefinite life on the Vyvx trademark and lives ranging from 6 to 11 years for the customer relationships.

During the first quarter of 2005, Level 3 purchased a customer contract from 360networks for cash and future services valued at $4 million. The total purchase price was recorded as an intangible asset and will be amortized over the remaining four-year term of the customer contract.

In the third quarter of 2005, the Company determined that the remaining costs accrued for the integration of the McLeod business were no longer required and, as a result, reduced the goodwill attributable to the McLeod transaction by $1 million.

In October 2004, Level 3 acquired the wholesale dial Internet access business of Sprint. As part of the purchase price allocation, Level 3 valued the customer relationships and contracts at $31 million and is amortizing this asset over an estimated life of three years.

In April 2004, Level 3 purchased managed modem contracts and related equipment from ICG. As part of the purchase price allocation, Level 3 valued the customer relationships and contracts at $37 million and is amortizing this asset over a period equal to the term of the primary customer contract acquired of two years.

At December 31, 2005 and 2004, the Company had $30 million of goodwill attributable to the acquisition of XCOM in 1998.

At December 31, 2005 and 2004 identifiable intangible assets were as follows (dollars in millions):

	Cost	Accumulated Amortization	Book Value
December 31, 2005
Customer Contracts:
Sprint	$31	$(15)	$16
ICG	37	(33)	4
Genuity	28	(17)	11
McLeod	49	(49)	—
Customer Relationships:
Genuity	79	(60)	19
360networks	4	—	4
WilTel	120	(1)	119
Trademarks:
WilTel	32	—	32
Technology:
Telverse	31	(15)	16
	$411	$(190)	$221

	Cost	Accumulated Amortization	Book Value
December 31, 2004
Customer Contracts:
Sprint	$31	$(3)	$28
ICG	37	(14)	23
Genuity	28	(11)	17
McLeod	49	(49)	—
Customer Relationships:
Genuity	79	(41)	38
Technology:
Telverse	32	(9)	23
	$256	$(127)	$129

Intangible asset amortization expense was $63 million, $58 million and $54 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The amortization expense related to intangible assets currently recorded on the Company’s books for each of the five succeeding years is estimated to be the following for the years ended December 31: 2006—$63 million; 2007—$34 million; 2008—$21 million; 2009—$17 million; 2010 —$16 million and thereafter — $38 million.

(13) Other Assets, net

At December 31, 2005 and 2004 other assets consisted of the following:

	2005	2004
	(dollars in millions)
Debt Issuance Costs, net	$54	$67
Investments	15	4
Deposits	22	1
Other	20	20
	$111	$92

At the beginning of 2004, the Company held an equity position in Commonwealth Telephone Enterprises, Inc., an incumbent local exchange carrier operating in various rural Pennsylvania markets, and CTSI, Inc. a competitive local exchange carrier. In January 2004, the Company sold its remaining investment in Commonwealth Telephone for $41 million in cash, resulting in a gain of approximately $23 million.

In 2005, the Company invested $10 million in Infinera Corporation, a privately-held communications equipment company. Level 3 is accounting for this investment using the cost method.

Included in the assets acquired in the WilTel transaction were long term deposits primarily with insurance carriers and financial institutions.

(14) Long-Term Debt

At December 31, 2005 and 2004, long-term debt was as follows:

	2005	2004
	(dollars in millions)
Senior Secured Term Loan (11.42% due 2011)	$730	$730
Senior Notes (11.0% due 2008)	132	132
Senior Notes (9.125% due 2008)	954	954
Senior Discount Notes (10.5% due 2008)	144	144
Senior Euro Notes (10.75% due 2008)	59	68
Convertible Senior Notes (2.875% due 2010)	374	374
Senior Discount Notes (12.875% due 2010)	488	475
Senior Euro Notes (11.25% due 2010)	123	142
Senior Notes (11.25% due 2010)	96	96
Senior Notes (10.75% due 2011)	500	500
Convertible Senior Notes (10.0% due 2011)	880	—
Convertible Senior Notes (5.25% due 2011)	345	345
Convertible Senior Discount Notes (9.0% due 2013)	252	230
Convertible Subordinated Notes (6.0% due 2009)	362	362
Convertible Subordinated Notes (6.0% due 2010)	514	514
Commercial Mortgages:
CRBE (6.86% due 2015)	70	—
GMAC	—	117
Capital leases assumed in Genuity transaction	—	24
Other	—	3
	6,023	5,210
Less current portion	—	(143)
	$6,023	$5,067

Debt Exchanges and Repurchases

In the fourth quarter of 2004, Level 3 used the $713 million of net proceeds from the issuance of the Senior Secured Term Loan due in 2011 described below and $272 million from the issuance of the 5.25% Senior Convertible Notes due 2011 described below to purchase portions of its 9.125% Senior Notes due 2008, 11% Senior Notes due 2008, 10.5% Senior Discount Notes due 2008 and 10.75% Senior Euro Notes due 2008. The Company purchased portions of the outstanding notes at prices ranging from 83 percent to 89 percent of the purchased principal balances. The net gain on the early extinguishment of the debt, including transaction costs, realized foreign currency losses and unamortized debt issuance costs, was $50 million for these transactions.

Debt Instruments

At December 31, 2005, Level 3 was in compliance with the covenants on all outstanding debt issuances.

Senior Secured Term Loan due 2011

On December 1, 2004, Level 3 Communications, Inc., as guarantor, Level 3 Financing, Inc. (“Level 3 Financing”), a wholly- owned subsidiary of the Company, as borrower, Merrill Lynch Capital Corporation, as administrative agent and collateral agent, and certain lenders entered into a credit agreement (“Credit Agreement”) pursuant to which the lenders extended a $730 million senior secured term loan (“Senior Secured Term Loan”) to Level 3 Financing. The term loan matures in 2011 and has a current interest rate of the London Interbank Offering Rate (“LIBOR”) plus an applicable margin of 700 basis points. Interest on the note accrues at the three month LIBOR and is payable in cash on March 1, June 1, September 1 and December 1 of each year, in arrears, beginning March 1, 2005. The interest rate was 11.42% at December 31, 2005 and was determined at the commencement of the interest period beginning December 2, 2005.

Level 3 Financing’s obligations under this term loan are, subject to certain exceptions, secured by certain assets of the Company; and certain of the Company’s material domestic subsidiaries that are engaged in the telecommunications business. The Company and these subsidiaries have also guaranteed the obligations of Level 3 Financing under the Senior Secured Term Loan. Level 3 Communications, LLC and its material domestic subsidiaries have guaranteed and have pledged certain of their assets to secure the obligations under the Senior Secured Term Loan. Certain of the initial subsidiary guarantors have been released from their pledge and guarantee obligations under the Senior Secured Term Loan.

The Credit Agreement includes certain negative covenants which restrict the ability of the Company, Level 3 Financing and any restricted subsidiary to engage in certain activities. The Credit Agreement also contains certain events of default. It does not require the Company or Level 3 Financing to maintain specific financial ratios.

Level 3 used the net proceeds of $713 million, after transaction costs, to fund purchases of its existing debt securities.

Debt issuance costs of $17 million were originally capitalized and are being amortized to interest expense over the term of the Senior Secured Term Loan. After amortization, debt issuance costs were $15 million at December 31, 2005.

11% Senior Notes due 2008

In February 2000, Level 3 Communications, Inc. received $779 million of net proceeds, after transaction costs, from a private offering of $800 million aggregate principal amount of its 11% Senior Notes due 2008 (“11% Senior Notes”). As of December 31, 2005, a total of $668 million aggregate principal amount of the 11% Senior Notes had been repurchased. Interest on the notes accrues at 11% per year and is payable semi-annually in arrears in cash on March 15 and September 15, beginning September 15, 2000. The 11% Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior debt. The 11% Senior Notes cannot be prepaid by Level 3 Communications, Inc., and mature on March 15, 2008. The 11% Senior Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of $21 million were originally capitalized and are being amortized to interest expense over the term of the 11% Senior Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $1 million at December 31, 2005.

9.125% Senior Notes due 2008

In April 1998, Level 3 Communications, Inc. received $1.94 billion of net proceeds from an offering of $2 billion aggregate principal amount 9.125% Senior Notes Due 2008 (“9.125% Senior Notes”). As of December 31, 2005, a total of $1.046 billion aggregate principal amount of the 9.125% Senior Notes had been repurchased. Interest on the notes accrues at 9.125% per year and is payable on May 1 and November 1 each year in cash.

The 9.125% Senior Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after May 1, 2003, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning May 1, of the years indicated below:

Year	Redemption Price
2005	101.521%
2006 and thereafter	100.000%

The 9.125% Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured indebtedness of the Company. The notes contain certain covenants, which among other things, limit consolidated debt, dividend payments, and transactions with affiliates. Level 3 Communications, Inc. used the net proceeds of the note offering in connection with the implementation of its business plan.

Debt issuance costs of $65 million were originally capitalized and are being amortized to interest expense over the term of the 9.125% Senior Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $7 million at December 31, 2005.

10.5% Senior Discount Notes due 2008

In December 1998, Level 3 Communications, Inc. sold $834 million aggregate principal amount at maturity of 10.5% Senior Discount Notes Due 2008 (“10.5% Senior Discount Notes”). The sales proceeds of $500 million, excluding debt issuance costs, were recorded as long-term debt. As of December 31, 2005, a total of $690 million aggregate principal amount of the 10.5% Senior Discount Notes had been repurchased. Interest on the 10.5% Senior Discount Notes accreted at a rate of 10.5% per annum, compounded semiannually, to an aggregate principal amount of $834 million ($144 million after repurchases) at December 1, 2003. Commencing December 1, 2003, interest on the 10.5% Senior Discount Notes accrued at the rate of 10.5% per annum and is payable in cash semiannually in arrears.

The 10.5% Senior Discount Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time at the following redemption prices (expressed as percentages of accreted value) plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning December 1, of the years indicated below:

Year	Redemption Price
2005	101.75%
2006 and thereafter	100.00%

These notes are senior unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Communications, Inc. The 10.5% Senior Discount Notes contain certain covenants which, among other things, restrict or limit the Company’s ability to incur additional debt, make certain restricted payments, pay dividends, enter into sale and leaseback transactions, enter into transactions with affiliates, and sell assets or merge with another company.

Debt issuance costs of $14 million were originally capitalized and are being amortized over the term of the 10.5% Senior Discount Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $1 million at December 31, 2005.

10.75% Senior Euro Notes due 2008

In February 2000, Level 3 Communications, Inc. received €488 million ($478 million when issued) of net proceeds, after debt issuance costs, from an offering of €500 million aggregate principal amount 10.75% Senior Euro Notes due 2008 (“10.75% Senior Euro Notes”). As of December 31, 2005, a total of €450 million aggregate principal amount of the 10.75% Senior Euro Notes had been repurchased. Interest on the notes accrues at 10.75% per year and is payable in Euros semi-annually in arrears on March 15 and September 15 each year beginning on September 15, 2000. The 10.75% Senior Euro Notes are not redeemable by Level 3 Communications, Inc. prior to maturity. Debt issuance costs of €12 million were originally capitalized and are being amortized over the term of the 10.75% Senior Euro Notes. As a result of amortization and debt repurchases, the net capitalized debt issuance costs have been reduced to less than €1 million at December 31, 2005.

The 10.75% Senior Euro Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 10.75% Senior Euro Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

The issuance of the €500 million 10.75% Senior Euro Notes has been designated as, and is effective as, an economic hedge against the investment in certain of the Company’s foreign subsidiaries. Therefore, foreign currency gains and losses resulting from the translation of the debt have been recorded in other comprehensive income (loss) to the extent of translation gains or losses on such investment. The 10.75% Senior Euro Notes were valued, based on current exchange rates, at $59 million in the Company’s consolidated financial statements at December 31, 2005. The difference between the carrying value at December 31, 2005 and the value at issuance, after repurchases, is recorded in other comprehensive income.

2.875% Convertible Senior Notes due 2010

In July 2003, the Company completed the offering of $374 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2010 (“2.875% Convertible Senior Notes”) in an underwritten public offering pursuant to the Company’s shelf registration statement. Interest on the notes accrues at 2.875% per year and is payable semi-annually in arrears in cash on January 15 and July 15, beginning January 15, 2004. The 2.875% Convertible Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured debt. The 2.875% Convertible Senior Notes contain certain covenants, which among other things, limit additional liens on assets of the Company.

The 2.875% Convertible Senior Notes are convertible into shares of the Company’s common stock at a conversion rate of $7.18 per share, subject to certain adjustments. On or after July 15, 2007, Level 3, at its option, may redeem for cash all or a portion of the notes. Level 3 may exercise this option only if the current market price for the Level 3 common stock for at least 20 trading days within any 30 consecutive trading day period exceeds prices ranging from 170% of the conversion price on July 15, 2007 decreasing to 150% of the conversion price on or after July 15, 2009. Level 3 would also be obligated to pay the holders of the redeemed notes a cash amount equal to the present value of all remaining scheduled interest payments.

Level 3 used the net proceeds of $361 million, after transaction costs, for working capital, capital expenditures and other general corporate purposes, including new product development, debt repurchases and acquisitions.

Debt issuance costs of $13 million were originally capitalized and are being amortized to interest expense over the term of the 2.875% Convertible Senior Notes. As a result of amortization, the capitalized debt issuance costs have been reduced to $8 million at December 31, 2005.

12.875% Senior Discount Notes due 2010

In February 2000, Level 3 Communications, Inc. sold in a private offering $675 million aggregate principal amount at maturity of its 12.875% Senior Discount Notes due 2010 (“12.875% Senior Discount Notes”). The sale proceeds of $360 million, excluding debt issuance costs, were recorded as long-term debt. As of December 31, 2005, a total of $187 million aggregate principal amount of the 12.875% Senior Discount Notes had been repurchased, leaving $488 million aggregate principal amount outstanding. Interest on the 12.875% Senior Discount Notes accreted at a rate of 12.875% per year, compounded semi-annually, to an aggregate principal amount of $488 million on March 15, 2005. Cash interest did not accrue on the 12.875% Senior Discount Notes prior to March 15, 2005. Commencing March 15, 2005, interest on the 12.875% Senior Discount Notes accrues at the rate of 12.875% per year and is payable in cash semi-annually in arrears. For the period ended March 15, 2005, $13 million of accretion was added to outstanding debt balance to arrive at the face amount of the 12.875% Senior Discount Notes. The $13 million of accretion was recorded as interest expense during 2005.

The 12.875% Senior Discount Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after March 15, 2005. Level 3 Communications, Inc. may redeem the 12.875% Senior Discount Notes at the redemption prices set forth below, plus interest, if any, to the redemption date. The following prices are for 12.875% Senior Discount Notes redeemed during the 12-month period commencing on March 15 of the years set forth below and are expressed as percentages of principal amount.

Year	Redemption Price
2005	106.438%
2006	104.292%
2007	102.146%
2008 and thereafter	100.000%

The 12.875% Senior Discount Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 12.875% Senior Discount Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of $9 million were originally capitalized and are being amortized to interest expense over the term of the 12.875% Senior Discount Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $3 million at December 31, 2005.

11.25% Senior Euro Notes due 2010

In February 2000, Level 3 Communications, Inc. received €293 million ($285 million when issued) of net proceeds, after debt issuance costs, from an offering of €300 million aggregate principal amount 11.25% Senior Euro Notes due 2010 (“11.25% Senior Euro Notes”). As of December 31, 2005, a total of €196 million aggregate principal amount of the 11.25% Senior Euro Notes had been repurchased. Interest on the notes accrues at 11.25% per year and is payable semi-annually in arrears in Euros on March 15 and September 15 each year beginning September 15, 2000.

The 11.25% Senior Euro Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after March 15, 2005. The 11.25% Senior Euro Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date. The following prices are for 11.25% Senior Euro Notes redeemed during the 12-month period commencing on March 15 of the years set forth below, and are expressed as percentages of principal amount.

Year	Redemption Price
2005	105.625%
2006	103.750%
2007	101.875%
2008 and thereafter	100.000%

Debt issuance costs of €7 million were originally capitalized and are being amortized over the term of the 11.25% Senior Euro Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to €1 million at December 31, 2005. The 11.25% Senior Euro Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 11.25% Senior Euro Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

The issuance of the €300 million 11.25% Senior Euro Notes has been designated as, and is effective as, an economic hedge against the investment in certain of the Company’s foreign subsidiaries. Therefore, foreign currency gains and losses resulting from the translation of the debt have been recorded in other comprehensive income (loss) to the extent of translation gains or losses on such net investment. The 11.25% Senior Euro Notes were valued, based on current exchange rates, at $123 million in the Company’s financial statements at December 31, 2005. The difference between the carrying value at December 31, 2005 and the value at issuance, after repurchases, is recorded in other comprehensive income.

11.25% Senior Notes due 2010

In February 2000, Level 3 Communications, Inc. received $243 million of net proceeds, after transaction costs, from a private offering of $250 million aggregate principal amount of its 11.25% Senior Notes due 2010 (“11.25% Senior Notes”). As of December 31, 2005, a total of $154 million aggregate principal amount of the 11.25% Senior Notes had been repurchased. Interest on the notes accrues at 11.25% per year and is payable semi-annually in arrears on March 15 and September 15 in cash beginning September 15, 2000.

The 11.25% Senior Notes are subject to redemption at the option of Level 3 Communications, Inc., in whole or in part, at any time or from time to time on or after March 15, 2005. Level 3 Communications, Inc. may redeem the 11.25% Senior Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date. The following prices are for 11.25% Senior Notes redeemed during the 12-month period commencing on March 15 of the years set forth below:

Year	Redemption Price
2005	105.625%
2006	103.750%
2007	101.875%
2008 and thereafter	100.000%

The 11.25% Senior Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior debt. The 11.25% Senior Notes contain certain covenants, which among other things, limit additional indebtedness, dividend payments, certain investments and transactions with affiliates.

Debt issuance costs of $7 million were originally capitalized and are being amortized to interest expense over the term of the 11.25% Senior Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $1 million at December 31, 2005.

10.75% Senior Notes due 2011

In October 2003, Level 3 Financing received $486 million of net proceeds from a private placement offering of $500 million aggregate principal amount of its 10.75% Senior Notes due 2011 (“10.75% Senior Notes”). Interest on the notes accrues at 10.75% per year and is payable on April 15 and October 15 each year in cash. These notes are guaranteed by Level 3 Communications, LLC and Level 3 Communications, Inc. (See Note 21).

The 10.75% Senior Notes are subject to redemption at the option of Level 3 Financing, in whole or in part, at any time or from time to time on or after October 15, 2007, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning October 15, of the years indicated below:

Year	Redemption Price
2007	105.375%
2008	102.688%
2009 and thereafter	100.000%

The 10.75% Senior Notes are senior, unsecured obligations of Level 3 Financing, ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Financing. The notes contain certain covenants, which among other things, limit consolidated debt, dividend payments, and transactions with affiliates. The net proceeds of the offering were used to repay amounts outstanding under a senior secured credit facility.

Debt issuance costs of $14 million were originally capitalized and are being amortized to interest expense over the term of the 10.75% Senior Notes. As a result of amortization, the capitalized debt issuance costs have been reduced to $10 million at December 31, 2005.

10% Convertible Senior Notes due 2011

In April 2005, Level 3 Communications, Inc. received $877 million of net proceeds, after giving effect to offering expenses, from an offering of $880 million aggregate principal amount of its 10% Convertible Senior Notes due 2011 (“10% Convertible Senior Notes”) to institutional investors. Interest on the notes accrues at 10% per year and will be payable semi-annually on May 1 and November 1 beginning on November 1, 2005. The 10% Convertible Senior Notes are unsecured unsubordinated obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future unsecured unsubordinated debt of Level 3 Communications, Inc. The 10% Convertible Senior Notes contain certain covenants which limit additional liens on assets of the Company.

The 10% Convertible Senior Notes will be convertible by holders at any time after January 1, 2007 (or sooner if certain corporate events occur) into shares of Level 3 common stock at a conversion price of $3.60 per share (subject to adjustment in certain events). This is equivalent to a conversion rate of approximately 277.77 shares per $1,000 principal amount of notes. In addition, holders of the 10% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount of the notes plus accrued interest and a make whole premium.

On or after May 1, 2009, Level 3, at its option, may redeem for cash all or a portion of the notes. The 10% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than sixty nor less than thirty days’ notice, on or after May 1, 2009, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning May 1, of the years indicated below:

Year	Redemption Price
2009	103.330%
2010 and thereafter	101.670%

Debt issuance costs of $3 million were originally capitalized and are being amortized to interest expense over the term of the 10% Convertible Senior Notes. As a result of amortization, the capitalized debt issuance costs have been reduced to $2 million at December 31, 2005.

5.25% Convertible Senior Notes due 2011

On December 2, 2004, Level 3 Communications, Inc. completed the offering of $345 million aggregate principal amount of its 5.25% Convertible Senior Notes due 2011 (“5.25% Convertible Senior Notes”) in a private offering. Interest on the notes accrues at 5.25% per year and is payable semi-annually in arrears in cash on June 15 and December 15, beginning June 15, 2005. The 5.25% Convertible Senior Notes are senior, unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured debt of Level 3 Communications, Inc. The 5.25% Convertible Senior Notes contain certain covenants which limit additional liens on assets of the Company.

The 5.25% Convertible Senior Notes are convertible, at the option of the holders, into shares of the Company’s common stock at a conversion rate of $3.98 per share, subject to certain adjustments. Upon conversion, the Company will have the right to deliver cash in lieu of shares of its common stock, or a combination of cash and shares of common stock. In addition, holders of the 5.25% Convertible Senior Notes will have the right to require the Company to repurchase the notes upon the occurrence of a change in control, as defined, at a price of 100% of the principal amount plus accrued interest and a make whole premium.

On or after December 15, 2008, Level 3, at its option, may redeem for cash all or a portion of the notes. The 5.25% Convertible Senior Notes are subject to redemption at the option of Level 3, in whole or in part, at any time or from time to time, on not more than 60 nor less than 30 days’ notice, on or after December 15, 2008, plus accrued and unpaid interest thereon to the redemption date, if redeemed during the twelve months beginning December 15, of the years indicated below:

Year	Redemption Price
2008	102.250%
2009	101.500%
2010 and thereafter	100.750%

In connection with the issuance of the notes, Level 3 used approximately $62 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to the Company’s common stock to reduce the potential dilution from conversion of the notes. Level 3 used the remainder of the net proceeds from this offering to fund repurchases of its existing debt securities due in 2008.

Under the terms of the convertible note hedge arrangement (the “Convertible Note Hedge”) with Merrill Lynch International (“Merrill”), Level 3 paid $125 million for a forward purchase option contract under which it is entitled to purchase from Merrill a fixed number of shares of Level 3 common stock (at a current price per share of $3.98). In the event of the conversion of the notes, this forward purchase option contract allows the Company to purchase, at a fixed price equal to the implicit conversion price of shares issued under the convertible notes, a number of shares equal to the shares that Level 3 issues to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the notes. The Company accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock.” Accordingly, the $125 million purchase price of the forward stock purchase option contract was recorded as a reduction to consolidated stockholders’ equity.

Level 3 also sold to Merrill a warrant (the “Warrant”) to purchase shares of Level 3 common stock. The Warrant is currently exercisable for 86,596,380 shares of Level 3 common stock at a current exercise price of $6.00 per share. Level 3 received $63 million cash from Merrill in return for the sale of this forward share purchase option contract. Merrill cannot exercise the Warrant unless and until a conversion event occurs. Level 3 has the option of settling the Warrant in cash or shares of Level 3 common stock. The Company accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $63 million sales price of the forward stock purchase option contract was recorded as an increase to consolidated stockholders’ equity.

The Convertible Note Hedge and the Warrant economically allow Level 3 to acquire sufficient shares of common stock from Merrill to meet its obligation to deliver common stock upon conversion by the holder, unless the common stock price exceeds $6.00. When the fair value of the Level 3 common stock exceeds such price, the contracts have an offsetting economic impact and, accordingly, will no longer be effective as a hedge of the dilutive impact of possible conversion.

Debt issuance costs of $11 million were originally capitalized and are being amortized to interest expense over the term of the 5.25% Convertible Senior Notes. As a result of amortization, debt issuance costs were $9 million at December 31, 2005.

9% Convertible Senior Discount Notes due 2013

In October 2003, Level 3 completed the exchange of approximately $352 million (book value) of debt and accrued interest outstanding, as of October 24, 2003, for approximately 20 million shares of Level 3 common stock and $208 million (book value) of a new issue of 9% Convertible Senior Discount Notes.

Level 3 Communications, Inc. issued $295 million aggregate principal amount at maturity of 9% Convertible Senior Discount Notes. Interest on the 9% Convertible Senior Discount Notes accretes at a rate of 9% per annum, compounded semiannually, to an aggregate principal amount of $295 million by October 15, 2007. Cash interest will not accrue on the 9% Convertible Senior Discount Notes prior to October 15, 2007; however, Level 3 Communications, Inc. may elect to commence the accrual of cash interest on all outstanding 9% Convertible Senior Discount Notes on or after October 15, 2004, in which case the outstanding principal amount at maturity of each 9% Convertible Senior Discount Note will, on the elected commencement date, be reduced to the accreted value of the 9% Convertible Senior Discount Note as of that date and cash interest shall be payable on that Note on April 15 and October 15 thereafter. Commencing October 15, 2007, interest on the 9% Convertible Senior Discount Notes will accrue at the rate of 9% per annum and will be payable in cash semiannually in arrears. Accrued interest expense for the year ended December 31, 2005 on the 9% Convertible Senior Discount Notes of less than $1 million was added to long-term debt.

The 9% Convertible Senior Discount Notes are convertible into shares of the Company’s common stock at a conversion rate of $9.99 per share, subject to certain adjustments. The total number of shares issuable upon conversion will range from approximately 25 million to 30 million shares depending upon the total accretion prior to conversion. On or after October 15, 2008, Level 3, at its option, may redeem for cash all or a portion of the notes. Level 3 may exercise this option only if the current market price for at least 20 trading days within any 30 consecutive trading day period exceeds 140% of the conversion price on October 15, 2008. This amount will be decreased to 130% and 120% on October 15, 2008 and 2009, respectively, if the initial holders sell greater than 33.33% of the notes. Level 3 is also obligated to pay the holders of the redeemed notes a cash amount equal to the present value of all remaining scheduled interest payments.

The 9% Convertible Senior Discount Notes will be subject to conversion into common stock at the option of the holder, in whole or in part, at any time or from time to time after 180 days after the issue date at the following conversion prices (expressed as percentages of accreted value) plus accrued and unpaid interest thereon to the conversion date, of the time periods indicated below:

Year	Conversion Price
October 15, 2005 - April 14, 2006	83.932%
April 15, 2006 - October 14, 2006	87.709%
October 15, 2006 - April 14, 2007	91.656%
April 15, 2007 - October 14, 2007	95.780%
October 15, 2007 and thereafter	100.090%

These notes are senior unsecured obligations of Level 3 Communications, Inc., ranking pari passu with all existing and future senior unsecured indebtedness of Level 3 Communications, Inc.

6% Convertible Subordinated Notes due 2009

In September 1999, the Company received $798 million of proceeds, after transaction costs, from an offering of $823 million aggregate principal amount of its 6% Convertible Subordinated Notes Due 2009 (“Subordinated Notes 2009”). The Subordinated Notes 2009 are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the Subordinated Notes 2009 accrues at 6% per year and is payable each year in cash on March 15 and September 15. The principal amount of the Subordinated Notes 2009 will be due on September 15, 2009. The Subordinated Notes 2009 may be converted into shares of common stock of the Company at any time prior to maturity, unless previously redeemed, repurchased or the Company has caused the conversion rights to expire. The conversion rate is 15.3401 shares per each $1,000 principal amount of Subordinated Notes 2009, subject to adjustment in certain circumstances. On or after September 15, 2002, Level 3, at its option, may cause the conversion rights to expire. Level 3 may exercise this option only if the current market price exceeds approximately $91.27 (which represents 140% of the conversion price) for 20 trading days within any period of 30 consecutive trading days including the last day of that period. As of December 31, 2005, less than $1 million of debt had been converted into shares of common stock. As of December 31, 2005, a total of $461 million aggregate principal amount of the Subordinated Notes 2009 had been repurchased or exchanged for common stock.

Debt issuance costs of $25 million were originally capitalized and are being amortized to interest expense over the term of the Subordinated Notes 2009. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $4 million at December 31, 2005.

6% Convertible Subordinated Notes due 2010

In February 2000, the Company received $836 million of net proceeds, after transaction costs, from a public offering of $863 million aggregate principal amount of its 6% Convertible Subordinated Notes due 2010 (“Subordinated Notes 2010”). The Subordinated Notes 2010 are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the Subordinated Notes 2010 accrues at 6% per year and is payable semi-annually in cash on March 15 and September 15 beginning September 15, 2000. The principal amount of the Subordinated Notes 2010 will be due on March 15, 2010.

The Subordinated Notes 2010 may be converted into shares of common stock of Level 3 Communications, Inc. at any time prior to the close of business on the business day immediately preceding maturity, unless previously redeemed, repurchased or Level 3 Communications, Inc. has caused the conversion rights to expire. The conversion rate is 7.416 shares per each $1,000 principal amount of Subordinated Notes 2010, subject to adjustment in certain events.

On or after March 18, 2003, Level 3, at its option, may cause the conversion rights to expire. Level 3 may exercise this option only if the current market price exceeds approximately $188.78 (which represents 140% of the conversion price) for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period. As of December 31, 2005, no debt had been converted into shares of common stock. As of December 31, 2005, a total of $350 million aggregate principal amount of the Subordinated Notes 2010 had been repurchased or exchanged for common stock.

Debt issue costs of $27 million were originally capitalized and are being amortized to interest expense over the term of the Subordinated Notes. As a result of amortization and debt repurchases, the capitalized debt issuance costs have been reduced to $6 million at December 31, 2005.

Commercial Mortgage:

GMAC

In June 2000, HQ Realty, Inc. (a wholly-owned subsidiary of the Company) entered into a $120 million floating-rate loan (“GMAC Mortgage”) providing secured, non-recourse debt to finance the Company’s world headquarters.

On June 30, 2005, the GMAC Mortgage matured and HQ Realty, Inc. repaid the outstanding balance of $116 million with $103 million in cash and $13 million in restricted securities.

CBRE

In the third quarter of 2005, the Company completed a refinancing of the mortgage on its corporate headquarters. On September 27, 2005, HQ Realty, Inc. entered into a $70 million loan at an initial fixed rate of 6.86% through 2010, the anticipated repayment date, as defined in the loan agreement (“CBRE Commercial Mortgage”). After 2010 through maturity in 2015, the interest rate will adjust to the greater of 9.86% or the five year U.S. Treasury rate plus 300 basis points. HQ Realty, Inc. received $66 million of net proceeds after transaction costs and deposited $2 million into restricted cash accounts for future facility improvements and property taxes. HQ Realty, Inc. is required to make interest only payments in the first year with monthly principal payments beginning in the second year based on a 30-year amortization schedule.

Debt issuance costs of $1 million were capitalized and are being amortized as interest expense over the term of the CBRE Commercial Mortgage.

The assets of HQ Realty Inc. are not available to satisfy any third party obligations other than those of HQ Realty, Inc. In addition, the assets of the Company and its subsidiaries other than HQ Realty, Inc. are not available to satisfy the obligations of HQ Realty, Inc.

Genuity Capital Lease Obligations

As part of the Genuity transaction that closed on February 4, 2003, the Company assumed certain capital lease obligations of Genuity for operating equipment. The Company used a 15% discount rate to present value the minimum lease payments, representing the effective interest rate that could be obtained by the Company for a similar agreement, resulting in a capital lease obligation of $309 million. The capital lease agreements also contained provisions whereby Level 3 was required to purchase approximately $30 million of O&M services and network capacity ratably over the lease term, which were recorded as prepaid assets (recognized as cost of revenue over the term of the agreement) and other current and noncurrent liabilities.

On April 6, 2004, a bankruptcy court approved a settlement agreement between the Company and Allegiance Telecom, Inc. (“Allegiance”). The agreement terminates a multi-year lease which was one of the capital lease obligations assumed in the Genuity acquisition in 2003 described above, whereby the Company was obligated to lease approximately 470,000 managed modem ports from Allegiance. The Company paid approximately $54 million and assumed Allegiance’s obligations under an agreement with KMC Telecom, Inc. to extinguish the capital lease obligation and recognized a gain of $147 million on the transaction during the second quarter of 2004.

The future minimum lease payments under the capital lease obligations as of December 31, 2004, excluding the O&M and network capacity obligations were adjusted based upon the Allegiance settlement and the remaining capital lease obligation was $24 million at December 31, 2004. The remaining obligations under the capital lease agreement were paid in 2005.

Junior Convertible Subordinated Notes

In July 2002, the Company sold $500 million aggregate principal amount of its 9% Junior Convertible Subordinated Notes due 2012 to entities controlled by three institutions: Longleaf Partners Funds, Berkshire Hathaway, Inc., and Legg Mason, Inc. The notes, which had a 10-year maturity, paid 9% cash interest annually, payable quarterly beginning October 15, 2002. The notes were convertible, at the option of the holders, into Level 3 common stock at any time at a conversion price of $3.41 (subject to certain customary adjustments). The notes were convertible at the Company’s option into convertible preferred stock under certain conditions and circumstances. The convertible notes ranked junior to substantially all of the Level 3 Communications, Inc.’s outstanding indebtedness.

In January 2003 and April 2003, an aggregate of $43 million principal amount of the Junior Convertible Subordinated Notes were converted into approximately 13 million shares of Level 3 common stock. Pursuant to the original conversion terms, the holder received 293.255 shares of Level 3 common stock for each $1,000 principal amount of notes converted. The debt was converted pursuant to the original conversion terms; therefore, no gain or loss was recognized on the transaction.

In June 2003, the remaining $457 million aggregate principal amount of the Company’s 9% Junior Convertible Subordinated Notes due 2012 were converted into approximately 161 million shares of Level 3 common stock with a market value of approximately $1.135 billion. The market value of securities issuable pursuant to original conversion privileges on the conversion date was approximately $945 million. Therefore, pursuant to the provisions of SFAS No. 84, debt conversion expense of $190 million was recorded in the second quarter of 2003. Approximately $7 million of foregone accrued interest through the date of the conversion was credited to additional paid-in capital. In addition, approximately $10 million of unamortized debt issuance costs were charged to additional paid-in capital as a result of the conversion to common stock. The total increase in common stock as a result of this conversion and related debt conversion expenses was $644 million.

Future Debt Maturities:

Scheduled maturities of long-term debt outstanding as of December 31, 2005 are as follows (in millions): 2006—$0; 2007—$1 million; 2008—$1,290 million; 2009—$363 million, 2010—$1,662 million and $2,707 million thereafter. These maturities do not reflect the debt exchange transaction completed in January 2006, whereby certain notes maturing in 2008 were exchanged for cash and a new series of notes maturing in 2010 (See Note 22).

(15) Asset Retirement Obligations

In June 2001, the FASB approved SFAS No. 143. SFAS No. 143 establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The fair value of a liability for an asset retirement obligation is to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized and included as part of the carrying value of the long-lived asset and amortized over the useful life of the asset. SFAS No. 143 was effective for the Company beginning on January 1, 2003. The Company’s coal mining business had previously accrued, as a component of cost of revenue, an estimate of future reclamation liability. The reclamation liability is included in noncurrent liabilities on the consolidated balance sheets. The net effect of the adoption of SFAS No. 143 to the Company’s coal mining business as of January 1, 2003 was a decrease in noncurrent liabilities of approximately $5 million (which is being amortized to expense) and was reflected as a cumulative-effect adjustment in the 2003 consolidated statement of operations.

The communications business has entered into certain colocation and office space leases whereby it is required upon termination of the lease, to remove the leasehold improvements and return the leased space to its original condition. The Company has also entered into right-of-way agreements for its intercity and metropolitan networks that may require the removal of the conduit upon termination of the agreement. Upon adoption of this standard on January 1, 2003, the Company also recorded obligations and corresponding assets of approximately $31 million for these lease and right—of-way agreements.

Asset retirement obligation accretion expense of $13 million, $11 million and $12 million was recorded during the years ended December 31, 2005, 2004 and 2003, respectively; resulting in total asset retirement obligations, including reclamation costs for the coal business, of $181 million, $138 million and $127 million at December 31, 2005, 2004 and 2003, respectively. The total asset retirement obligation as of December 31, 2005 includes WilTel’s asset retirement obligation of $35 million.

Expense of $10 million related to the communications business was recorded in selling, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2005. Expense of $3 million related to the Company’s coal mining business was recorded in cost of revenue on the consolidated statement of operations for the year ended December 31, 2005. In addition, the coal mining business incurred $3 million of additional reclamation liabilities and incurred costs for work performed on asset retirement obligations of $2 million.

Expense of $7 million related to the communications business was recorded in selling, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2004. Expense of $4 million related to the Company’s coal mining business was recorded in cost of revenue on the consolidated statement of operations for the year ended December 31, 2004. In addition, the coal mining business incurred $4 million of additional reclamation liabilities and incurred costs for work performed on asset retirement obligations of $1 million.

Expense of $8 million related to the communications business was recorded in selling, general and administrative expenses on the consolidated statement of operations for the year ended December 31, 2003. Expense of $4 million related to the Company’s coal mining business was recorded in cost of revenue on the consolidated statement of operations for the year ended December 31, 2003. This was partially offset by $1 million of gains recognized on settlement of obligations attributable to the use of internal resources rather than third parties to perform reclamation work. In addition, the coal mining business incurred $3 million of additional reclamation liabilities and incurred costs for work performed on asset retirement obligations of $2 million.

The Company had noncurrent restricted cash of approximately $56 million and $52 million set aside to fund the reclamation liabilities at December 31, 2005 and 2004, respectively.

(16) Employee Benefit Plans

The Company adopted the recognition provisions of SFAS No. 123 in 1998. Under SFAS No. 123, the fair value of an option or other stock-based compensation (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting periods of the options in accordance with FASB Interpretation 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” Although the recognition of the value of the instruments results in compensation or professional expenses in an entity’s financial statements, the expense differs from other compensation and professional expenses in that these charges may not be settled in cash, but rather, are generally settled through issuance of common stock.

The adoption of SFAS No. 123 has resulted in material non-cash charges to operations since its adoption in 1998, and the adoption of SFAS No. 123R will continue to result in material non-cash charges to operations in the future. The amount of the non-cash charges will be dependent upon a number of factors, including the number of grants, the fair value of each grant estimated at the time of its award and the number of grants that ultimately vest.

The Company recognized in the consolidated statement of operations a total of $51 million, $43 million and $78 million of non-cash compensation in 2005, 2004 and 2003, respectively. Included in discontinued operations is non-cash compensation expense of $6 million, $3 million and $8 million in 2005, 2004 and 2003, respectively. In addition, the Company capitalized $2 million, $2 million and $4 million in 2005, 2004 and 2003, respectively, of non-cash compensation for those employees and contractors directly involved in the construction of the network, installation of customers or development of the business support systems.

The following table summarizes non-cash compensation expense and capitalized non-cash compensation for the three years ended December 31, 2005.

(dollars in millions)	2005	2004	2003
Warrants	$—	$—	$9
OSO	18	16	30
C-OSO	—	1	15
Restricted Stock	19	4	2
Shareworks Match Plan	(2)	4	8
401(k) Discretionary Grant Plan	9	5	11
401(k) Match Expense	15	18	15
	59	48	90
Capitalized Noncash Compensation	(2)	(2)	(4)
	57	46	86
Discontinued Operations	(6)	(3)	(8)
	$51	$43	$78

Non-qualified Stock Options and Warrants

During the second quarter of 2004, the Company issued approximately 374,000 warrants to a consultant as payment for future consulting financial advisory services. The warrants allow the consultant to purchase common stock at $4.00 per share. The warrants vested equally in quarterly installments over twelve months. The warrants expire on April 1, 2011. The Company recorded less than $1 million of expense during 2004 for these warrants. As of December 31, 2004, these warrants were fully expensed. Pursuant to the relevant accounting guidance, the fair value of these warrants is determined on their respective vesting dates. At December 31, 2004, the fair value of the warrants was $1 million and was calculated using the Black-Scholes valuation model with a risk free interest rate of 3.82%, an expiration date of April 1, 2011, and a volatility rate of 75% over the term.

During the first quarter of 2003, the Company issued approximately 684,000 fully vested warrants to a consultant as payment primarily for acquisition-related consulting services. The warrants allow the consultant to purchase common stock at $4.90 per share. The warrants were fully vested at issuance and will expire on January 1, 2013. The Company recorded approximately $1 million of expense during 2003 for these warrants. The fair value of the warrants at the time they vested was approximately $1 million and was calculated using the Black-Scholes valuation model with a risk free interest rate of 4.12%, an expiration date of January 1, 2013, and a volatility rate of 70% over the term.

In March 2003, the Company issued approximately 1.7 million warrants to a consultant as payment for future consulting financial advisory services. The warrants allow the consultant to purchase common stock at $5.16 per share. The warrants vested equally in quarterly installments over twelve months. The warrants expire March 31, 2010. The Company recorded less than $1 million and $6 million of expense during 2004 and 2003, respectively, for these warrants. The fair value of these warrants when they became fully vested was approximately $6 million and was calculated using the Black-Scholes valuation model with a risk free interest rate of 3.6%, an expiration date of March 31, 2010, and a volatility rate of 75% over the term.

As of December 31, 2005, there were approximately 14.8 million warrants outstanding ranging in prices from $4.00 to $60.06. Of these warrants, all were exercisable at December 31, 2005 with a weighted average exercise price of $7.95 per warrant.

The Company has not granted NQSOs since 2000. As of December 31, 2005, all NQSOs previously granted were fully vested and expensed.

Transactions involving NQSOs granted are summarized as follows:

			Weighted
		Exercise Price	Average
	Units	Per Unit	Exercise Price
Balance December 31, 2002	9,795,236	$.12 - $84.75	$6.60
Options granted	—	—	—
Options cancelled	(352,719)	6.50- 42.00	24.79
Options exercised	(521,153)	1.76 - 6.50	5.48
Balance December 31, 2003	8,921,364	.12 - 84.75	5.95
Options granted	—	—	—
Options cancelled	(361,500)	5.43 - 84.75	15.70
Options exercised	—	—	—
Balance December 31, 2004	8,559,864	.12 - 21.69	5.85
Options granted	—	—	—
Options cancelled	(606,150)	5.43 - 8.00	11.35
Options exercised	(61,168)	0.12 - 0.12	0.12
Options expired	(1,746,500)	4.04 - 21.69	6.36
Balance December 31, 2005	6,146,046	$1.76 - $8.00	$5.75
Options exercisable:
December 31, 2003	8,921,364	$.12 - $84.75	$5.95
December 31, 2004	8,559,864	.12 - 21.69	5.85
December 31, 2005	6,146,046	$1.76 - $8.00	$5.75

		Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/05	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
$1.76 - 1.76	4,046	2.30	1.76
4.04 - 5.43	4,600,075	1.64	5.36
6.20 - 8.00	1,541,925	2.06	6.92
	6,146,046	1.75	$5.75

Outperform Stock Option Plan

In April 1998, the Company adopted an outperform stock option (“OSO”) program that was designed so that the Company’s stockholders would receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management’s and stockholders’ interests by basing stock option value on the Company’s ability to outperform the market in general, as measured by the Standard & Poor’s (“S&P”) 500 Index. Participants in the OSO program do not realize any value from awards unless the Company’s common stock price outperforms the S&P 500 Index during the life of the grant. When the stock price gain is greater than the corresponding gain on the S&P 500 Index (or less than the corresponding loss on the S&P Index), the value received for awards under the OSO plan is based on a formula involving a multiplier related to the level by which the Company’s common stock outperforms the S&P 500 Index. To the extent that Level 3’s common stock outperforms the S&P 500 Index, the value of OSOs to a holder may exceed the value of nonqualified stock options.

In August 2002, the Company modified the OSO program to target that no more than 25% of Level 3’s outperformance was delivered to employee-owners, and that the exercise of past and future OSO grants does not exceed shares reserved for issuance under the Company’s 1995 Stock Plan, as amended. The following modifications, affecting August 19, 2002 and later grants, were made to the Plan:

•                  OSO targets are communicated in terms of number of OSOs rather than a theoretical dollar value.

•                  The success multiplier was reduced from eight to four.

•                  Awards will vest over 2 years and have a 4-year life. Fifty percent of the award will vest at the end of the first year after grant, with the remaining 50% vesting over the second year (12.5% per quarter).

The mechanics for determining the fair value of an individual OSO are described below:

The initial strike price, as determined on the day prior to the OSO grant date, is adjusted over time (the “Adjusted Strike Price”), until the exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500 Index from the date of grant to the date of exercise. The value of the OSO increases for increasing levels of outperformance. OSOs granted prior to August 19, 2002 have a multiplier range from zero to eight depending upon the performance of Level 3 common stock relative to the S&P 500 Index as shown in the following table. OSOs granted August 19, 2002 and later have a multiplier range from zero to four depending upon the performance of Level 3 common stock relative to the S&P 500 Index as shown in the following table.

If Level 3 Stock	Then the Pre-multiplier Gain Is
Outperforms the	Multiplied by a Success Multiplier of:
S&P 500 Index by:	Pre August 19, 2002 Grants	August 19, 2002 and Later Grants
0% or Less	0.00	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 8/11	Outperformance percentage multiplied by 4/11
11% or More	8.00	4.00

The Pre-multiplier gain is the Level 3 common stock price minus the Adjusted Strike Price on the date of exercise.

Upon exercise of an OSO, the Company shall deliver or pay to the grantee the difference between the Fair Market Value of a share of Level 3 common stock as of the day prior to the exercise date, less the Adjusted Strike Price, the “Exercise Consideration”. The Exercise Consideration may be paid in cash, Level 3 common stock or any combination of cash or Level 3 common stock at the Company’s discretion. The number of shares of Level 3 common stock to be delivered by the Company to the grantee is determined by dividing the Exercise Consideration to be paid in Level 3 common stock by the Fair Market Value of a share of Level 3 Common stock as of the date prior to the exercise date. Fair Market Value is defined in the OSO agreement, but is currently the closing price per share of Level 3 common stock on the NASDAQ exchange.

OSO awards are granted quarterly to eligible participants.

Awards granted prior to August 19, 2002 vest in equal quarterly installments over two years and have a four-year life. OSOs granted between March 1, 2001 and August 18, 2002 are exercisable immediately upon vesting and have a four-year life.

The fair value of the OSOs granted in 2002 and after was calculated by applying a modified Black-Scholes model with the assumptions identified below. The Company uses a modified Black-Scholes model due to the additional variables required to calculate the impact of the success multiplier of the OSO program.

	Year Ended December 31,
	2005	2004	2003
S&P 500 Expected Dividend
Yield Rate	1.99%	1.54%	1.51%
Expected Life	2 years	2 years	2 years
S&P 500 Expected Volatility
Rate	13%	15%	25%
Level 3 Common Stock
Expected Volatility Rate	55%	56%	80%
Expected S&P 500
Correlation Factor	.30	.19	.46
Calculated Theoretical
Value	116%	120%	156%

The fair value of each OSO grant equals the calculated theoretical value multiplied by the Level 3 common stock price on the day prior to the grant date.

As part of a comprehensive review of its long-term compensation program, the Company temporarily suspended awards of OSOs in April 2005. During the second quarter of 2005, the Company granted participants in the plan restricted stock units, discussed below.

Beginning in the third quarter 2005, the Company issued both restricted stock units and OSOs as part of its long-term compensation program. The Company plans to make annual grants of restricted stock units that vest ratably over four years and plans to make quarterly OSO grants to employees that have similar terms as those OSOs granted in the first quarter of 2005.

The fair value under SFAS No. 123 for the approximately 6 million, 5 million and 2 million OSOs awarded to participants during the year ended December 31, 2005, 2004 and 2003, respectively, was approximately $18 million, $22 million and $20 million, respectively. As of December 31, 2005, the Company had not reflected $9 million of unamortized compensation expense in its financial statements for previously granted OSOs.

Transactions involving OSOs awarded are summarized in the table below. The Option Price Per Unit identified in the table below represents the initial strike price, as determined on the day prior to the OSO grant date.

	Units	Option Price Per Unit	Weighted Average Option Price
Balance December 31, 2002	24,497,053	$2.45 - $113.87	$21.14
Options granted	2,165,221	4.90 - 6.66	5.46
Options cancelled	(172,881)	2.45 - 113.87	4.85
Options expired	(3,374,396)	3.02 - 113.87	56.93
Options exercised	(1,631,583)	2.45 - 5.58	4.12
Balance December 31, 2003	21,483,414	2.45 - 113.87	15.36
Options granted	5,394,056	2.59 - 5.70	3.36
Options cancelled	(211,876)	2.45 - 113.87	4.80
Options expired	(4,873,816)	3.02 - 113.87	41.94
Options exercised	(430,256)	2.45 - 5.58	3.64
Balance December 31, 2004	21,361,522	2.45 - 25.31	6.61
Options granted	5,859,066	2.03 - 3.39	2.61
Options cancelled	(1,048,494)	2.03 - 25.31	3.00
Options expired	(11,841,490)	2.59 - 25.31	8.91
Options exercised	(84,628)	2.45 - 3.02	2.86
Balance December 31, 2005	14,245,976	$2.03 - $6.66	$3.34
Options exercisable:
December 31, 2003	18,948,040	$2.45 - $113.87	$16.54
December 31, 2004	15,507,847	2.45 - 25.31	7.75
December 31, 2005	8,453,296	$2.59 - $6.66	$3.88

	OSOs Outstanding at December 31, 2005			OSOs Exercisable at December 31, 2005
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (years)	Weighted Average Option Price	Number Exercisable	Weighted Average Option Price
$2.03 - $3.02	7,369,748	2.51	$2.50	3,039,855	$2.86
3.39 - 4.90	5,013,154	2.41	3.68	3,550,367	3.78
5.16 - 6.66	1,863,074	1.50	5.72	1,863,074	5.72
	14,245,976	2.34	$3.35	8,453,296	$3.88

At December 31, 2005, based on the Level 3 common stock price and post-multiplier values, the Company was not obligated to issue shares for vested and exercisable OSOs as the percentage increase in the S&P 500 Index exceeded the percentage increase in the Level 3 stock price for all grants.

In July 2000, the Company adopted a convertible outperform stock option program, (“C-OSO”) as an extension of the existing OSO plan. The program was a component of the Company’s ongoing employee retention efforts and offered similar features to those of an OSO, but provided an employee with the greater of the value of a single share of the Company’s common stock at exercise, or the calculated OSO value of a single OSO at the time of exercise.

C-OSO awards were made to eligible employees employed on the date of the grant. The awards were made in

September 2000, December 2000, and September 2001. The awards granted in 2000 vested over three years as follows: 1/6 of each grant at the end of the first year, a further 2/6 at the end of the second year and the remaining 3/6 in the third year. The September 2001 awards vested in equal quarterly installments over three years. Each award was immediately exercisable upon vesting. Awards expired four years from the date of the grant.

As of December 31, 2005, the Company had fully amortized the compensation expense in its financial statements for C-OSOs awarded in 2000 and 2001. The final series of C-OSOs granted to employees expired in 2005. There are no C-OSO units outstanding at December 31, 2005.

Transactions involving C-OSOs are summarized below:

	Units	Option Price Per Unit	Weighted Average Option Price
Balance December 31, 2002	4,999,985	$3.82 - $87.23	$17.49
Options cancelled	(120,015)	3.82 - 87.23	12.39
Options expired	(35,929)	3.82 - 87.23	19.13
Options exercised	(779,359)	3.82 - 87.23	29.19
Balance December 31, 2003	4,064,682	3.82 - 87.23	15.38
Options cancelled	(24,029)	3.82 - 87.23	3.82
Options expired	(101,096)	3.82 - 87.23	33.38
Options exercised	(1,162,778)	3.82 - 87.23	41.67
Balance December 31, 2004	2,776,779	3.82	3.82
Options cancelled	—	—	—
Options expired	(137,980)	3.82	3.82
Options exercised	(2,638,799)	3.82	3.82
Balance December 31, 2005	—	$3.82	$3.82
Options exercisable:
December 31, 2003	3,469,141	$3.82 - $87.23	$17.37
December 31, 2004	2,776,779	3.82	3.82
December 31, 2005	—	—	—

Restricted Stock and Units

In 2005, 2004 and 2003, approximately 24,594,000, 776,000 and 670,000 shares, respectively, of restricted stock or restricted stock units were awarded to employees and non-employee members of the Board of Directors. The restricted stock units and shares were granted to the recipients at no cost. Restrictions on transfer lapse over one to four year periods. The fair value of restricted stock units and shares awarded in 2005, 2004 and 2003 of $50 million, $2 million and $4 million, respectively, was calculated using the value of the Level 3 common stock the day prior to the award and is being amortized over the restriction lapse periods of the awards in accordance with FIN 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”. As of December 31, 2005, the Company had not reflected $29 million of unamortized compensation expense in its financial statements for the restricted stock units and shares previously granted.

Shareworks and 401(k) Plans

Level 3 has designed its compensation programs with particular emphasis on equity-based incentive programs. The Company had developed two plans under its Shareworks program: the Match Plan and the Grant Plan. In December 2002, in order to provide employees opportunities to diversify their investments in Company-sponsored savings and retirement plans, the Company decided to enhance the 401(k) plan by introducing a Company match on employee contributions. At the same time the Company determined that, effective January 1, 2003, the Shareworks Match Plan would be discontinued and the Shareworks Grant Plan would be rolled into the 401(k) plan.

Match Plan—The Match Plan was suspended on January 1, 2003. Prior to this date, the Match Plan allowed eligible employees to defer between 1% and 7% of their eligible compensation to purchase Level 3 common stock at the average stock price for the quarter. Full time employees of the communications business and certain information services businesses were considered eligible on the first day of the calendar quarter after their hire. The Company matched the shares purchased by the employee on a one-for-one basis. Stock purchased with payroll deductions was fully vested. Stock purchased with the Company’s matching contributions vested three years after the end of the quarter in which it was made. Effective January 1, 2003, past contributions to the Match Plan continued to vest, however, there will be no further contributions to the Plan by employees or the Company.

The Company’s quarterly matching contribution was amortized to compensation expense over the vesting period of 36 months.

As of December 31, 2005 the Company had fully amortized to compensation expense the value of the matching contributions and all matching contributions were fully vested. During the second quarter of 2005, the Company reversed $3 million of non-cash expense in Europe attributable to the discontinuance of certain equity compensation programs.

Grant Plan—The Grant Plan enabled the Company to grant shares of Level 3 common stock to eligible employees of the Communications business and certain information services businesses based upon a percentage of the employees’ eligible salary up to a maximum of 5%. Level 3 employees employed on December 31 of each year, who were age 21 or older with a minimum of 1,000 hours credited service were considered eligible. The shares granted were valued at the fair market value as of the last business day of the calendar year. All prior and future grants vested immediately upon the employee’s third anniversary of joining the Shareworks Plan. All prior grants for active employees were vested as of January 1, 2003 and were transferred into the 401(k) plan. As discussed below, the Company made discretionary contributions into the 401(k) plan for each of the three years ended December 31, 2005. Certain foreign subsidiaries of the information services business received cash payments in lieu of Level 3 common stock due to regulatory restrictions.

401(k) Plan—The Company and its subsidiaries offer their qualified employees the opportunity to participate in a defined contribution retirement plan qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee was eligible to contribute, on a tax deferred basis, a portion of annual earnings generally not to exceed $14,000 in 2005. Effective January 1, 2003, the Company began matching 100% of employee contributions up to 7% of eligible earnings or applicable regulatory limits for employees of the communications businesses in the form of Level 3 common stock.

The Company’s matching contributions are made with Level 3 common stock based on the closing stock price on each pay date. The employees are able to diversify the Company match contribution as soon as it is made, even if they are not fully vested. The Company’s matching contributions will be fully vested upon completion of three years of service. For the year ended December 31, 2005, 2004 and 2003, the Company recorded as expense $14 million, $18 million and $15 million, respectively, relative to 401(k) plan matching contributions made to employees.

The Company made a discretionary contribution to the 401(k) plan in Level 3 common stock for the years ended December 31, 2005, 2004 and 2003 equal to three percent, two percent and two percent of eligible employees’ eligible earnings each year, respectively. The 2005 deposit is expected to be made into the employees’ plan in Level 3 common stock as of December 31, 2004 and December 31, 2003, equal to two and three percent of eligible employees’ 2004 and 2003 eligible earnings, respectively. The deposits were made into the employees’ 401(k) accounts during the first quarter of the subsequent year. Level 3 recorded an expense of $8 million, $7 million, and $8 million attributable to the year’s contribution in 2005, 2004 and 2003, respectively.

(17) Income Taxes

An analysis of the income tax benefit (provision) attributable to loss from continuing operations before income taxes for the three years ended December 31, 2005 follows:

	2005	2004	2003
	(dollars in millions)
Current:
United States Federal	$(4)	$—	$—
State	—	(1)	(7)
Foreign	(1)	—	—
	(5)	(1)	(7)
Deferred, net of changes in valuation allowances:
United States Federal	—	—	58
State	—	—	—
Foreign	—	—	—
	—	—	58
Income Tax Benefit (Provision)	$(5)	$(1)	$51

During 2003, the Internal Revenue Service completed an audit of the Company’s 1996 and 1997 federal tax returns. The resolution of these federal tax audits and other state tax issues primarily related to its coal mining operations resulted in the Company reducing its deferred tax liabilities and recording an income tax benefit of $51 million in 2003.

The United States and foreign components of loss from continuing operations before income taxes follows:

	2005	2004	2003
	(dollars in millions)
United States	$(717)	$(300)	$(568)
Foreign	15	(177)	(178)
	$(702)	$(477)	$(746)

A reconciliation of the actual income tax benefit (provision) and the tax computed by applying the U.S. federal rate (35%) to the loss from continuing operations, before income taxes for the three years ended December 31, 2005 follows:

	2005	2004	2003
	(dollars in millions)
Computed Tax Benefit at Statutory Rate	$246	$167	$261
State Income Tax Benefit	23	16	17
Stock Option Plan Exercises	(3)	(19)	—
Taxes on Extinguishments of Convertible Debt	—	(1)	(68)
Other	(11)	33	56
Excess Book Net Operating Losses	(260)	(197)	(215)
Income Tax Benefit (Provision)	$(5)	$(1)	$51

The components of the net deferred tax assets (liabilities) for the years ended December 31, 2005 and 2004 were as follows and are included in Other Liabilities on the consolidated balance sheets:

	2005	2004
	(dollars in millions)
Deferred Tax Assets:
Fixed assets	$790	$801
Accrued payroll and related benefits	299	297
Investment in securities	27	30
Accrued liabilities and deferred revenue	—	18
Investment in joint ventures	82	83
Unutilized tax net operating losses	2,249	1,845
Other assets or liabilities	38	46
Total Deferred Tax Assets	3,485	3,120
Deferred Tax Liabilities:
Accrued liabilities and deferred revenue	(105)	—
Total Deferred Tax Liabilities	(105)	—
Net Deferred Tax Assets before valuation allowance	3,380	3,120
Valuation Allowance Components:
Net Deferred Tax Assets	(3,305)	(3,045)
Stockholders’ Equity (primarily tax benefit from option exercises)	(75)	(75)
Net Non-Current Deferred Tax Assets after Valuation Allowance	$—	$—

Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net operating losses not utilized can be carried forward for 20 years to offset future taxable income. A valuation allowance has been recorded against deferred tax assets, as the Company is unable to conclude under relevant accounting standards that it is more likely than not that deferred tax assets will be realizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

For federal income tax reporting purposes, the Company has approximately $5.9 billion of net operating loss carryforwards, net of previous carrybacks, available to offset future federal taxable income. The net operating loss carryforwards expire through 2025 and are subject to examination by the tax authorities. The U.S. net operating loss carryforwards expire as follows (dollars in millions):

Expiring December 31	Amount
2018	$3
2019	2
2020	660
2021	978
2022	1,287
2023	1,001
2024	969
2025	1,024
$5,924

In addition, the Company has approximately $70 million of net operating loss carryforwards for foreign locations, the majority of which have no expiration period.

The Internal Revenue Code contains provisions which may limit the net operating loss carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interests. The Company does not believe its net operating loss carryforwards will be limited in 2006 or thereafter, based on information available at the time of this filing.

As of December 31, 2005, the Company has no plans to repatriate undistributed earnings of foreign subsidiaries as any earnings are deemed necessary to fund ongoing European operations and planned expansion. Undistributed earnings of foreign subsidiaries that are permanently invested, and for which no deferred taxes have been provided, amounted to approximately $15 million and zero as of December 31, 2005 and 2004, respectively.

(18) Stockholders’ Equity

During 2004, the Company’s stockholders approved a proposal at the Company’s 2004 annual meeting for the reservation of an additional 80 million shares of common stock under the Company’s 1995 Stock Plan.

During 2003, the Company issued approximately 216 million shares in exchange for approximately $1.007 billion aggregate principal amount of long-term debt (See Note 14).

The Level 3 1995 Stock Plan permits option holders to tender shares to the Company to cover income taxes due on option exercises.

Issuances of common stock, for sales, conversions, option exercises and acquisitions for the three years ended December 31, 2005 are shown below.

Outstanding Common Shares
December 31, 2002	443,556,864
Option, Shareworks and 401(k) Activity	14,021,135
Debt for Equity Exchanges and Conversions	42,464,770
Conversion of 9% Junior Convertible Subordinated Notes	173,611,065
Telverse Communications, Inc. Acquisition	4,174,800
December 31, 2003	677,828,634
Option, Shareworks and 401(k) Activity	8,668,087
December 31, 2004	686,496,721
Option, Shareworks and 401(k) Activity	16,271,097
WilTel Communications Group, LLC Acquisition	115,000,000
December 31, 2005	817,767,818

(19) Industry and Geographic Data

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent separate strategic business units that offer different products and serve different markets. The Company’s reportable segments include: communications and coal mining (See Note 1). Other primarily includes California Private Transportation Company, L.P., equity investments, and other corporate assets and overhead not attributable to a specific segment.  In the third quarter of 2006, the Company exited the information services business as a result of the sale of Software Spectrum. Segment information has been revised due to reclassification of the information services businesses as discontinued operations in the consolidated financial statements (See Note 23).

Adjusted OIBDA, as defined by the Company, consists of operating income (loss) before (1) depreciation and amortization expense, (2) stock-based compensation expense included within selling, general and administrative expenses on the consolidated statements of operations and (3) any non-cash impairment costs included within restructuring and impairment expenses all as reported on the consolidated statements of operations. The Company excludes stock-based compensation due to the recording of non-cash compensation expense under the provisions of SFAS No. 123. Adjusted OIBDA is an important part of the Company’s internal reporting and is an indicator of profitability and operating performance used by the chief operating decision maker or decision making group to evaluate performance and allocate resources. It is a commonly used indicator in the capital-intensive communications industry to analyze companies on the basis of operating performance over time. Adjusted OIBDA is not intended to represent net income or cash flow for the periods presented, is not calculated consistently with the commonly used metric “EBITDA”, and is not recognized under generally accepted accounting principles (“GAAP”) but is used by management to assess segment results and allocate resources.

The data presented in the following tables includes information for the twelve months ended December 31, 2005, 2004 and 2003 for all statement of operations and cash flow information presented, and as of December 31, 2005 and 2004 for all balance sheet information presented. Information related to the acquired businesses is included from their respective acquisition dates. Revenue and the related expenses are attributed to countries based on where services are provided.

Industry and geographic segment financial information follows. Certain prior year information has been reclassified to conform to the 2005 presentation.

	Communications	Coal Mining	Other	Total

2005
Revenue:
North America	$1,496	$74	$—	$1,570
Europe	149	—	—	149
Asia	—	—	—	—
	$1,645	$74	$—	$1,719
Adjusted OIBDA:
North America	$437	$16	$(3)
Europe	21	—	—
Asia	—	—	—
	$458	$16	$(3)
Net Capital Expenditures:
North America	$271	$2	$—	$273
Europe	27	—	—	27
Asia	—	—	—	—
	$298	$2	$—	$300
Depreciation and Amortization:
North America	$560	$5	$—	$565
Europe	82	—	—	82
Asia	—	—	—	—
	$642	$5	$—	$647

	Communications	Coal Mining	Other	Total

2004
Revenue:
North America	$1,546	$91	$—	$1637
Europe	139	—	—	139
Asia	—	—	—	—
	$1,685	$91	$—	$1,776
Adjusted OIBDA:
North America	$459	$18	$(1)
Europe	4	—	—
Asia	—	—	—
	$463	$18	$(1)
Net Capital Expenditures:
North America	$240	$2	$—	$242
Europe	30	—	—	30
Asia	—	—	—	—
	$270	$2	$—	$272
Depreciation and Amortization:
North America	$571	$6	$—	$577
Europe	94	—	—	94
Asia	—	—	—	—
	$665	$6	$—	$671

	Communications	Coal Mining	Other	Total

2003
Revenue:
North America	$1,808	$80	$—	$1,888
Europe	138	—	—	138
Asia	1	—	—	1
	$1,947	$80	$—	$2,027
Adjusted OIBDA:
North America	$730	$17	$(5)
Europe	5	—	—
Asia	—	—	—
	$735	$17	$(5)
Net Capital Expenditures:
North America	$138	$2	$—	$140
Europe	13	—	—	13
Asia	—	—	—	—
	$151	$2	$—	$153
Depreciation and Amortization:
North America	$705	$6	$—	$711
Europe	87	—	—	87
Asia	—	—	—	—
	$792	$6	$—	$798

	Communications	Discontinued Information Services	Coal Mining	Other	Total
	(dollars in millions)
Identifiable Assets
December 31, 2005
North America	$5,782	$631	$90	$810	$7,313
Europe	716	206	—	18	940
Asia	—	24	—	—	24
	$6,498	$861	$90	$828	$8,277
December 31, 2004
North America	$4,940	$644	$84	$710	$6,378
Europe	894	230	—	20	1,144
Asia	—	22	—	—	22
	$5,834	$896	$84	$730	$7,544

	Communications	Discontinued Information Services	Coal Mining	Other	Total
	(dollars in millions)
Long-Lived Assets (excluding Goodwill)
December 31, 2005
North America	$5,502	$68	$75	$—	$5,645
Europe	696	1	—	—	697
Asia	—	1	—	—	1
	$6,198	$70	$75	$—	$6,343
December 31, 2004
North America	$4,848	$95	$66	$—	$5,009
Europe	859	1	—	—	860
Asia	—	—	—	—	—
	$5,707	$96	$66	$—	$5,869
Goodwill (1)
December 31, 2005
North America	$70	$194	$—	$—	$264
Europe	—	—	—	—	—
Asia	—	—	—	—	—
	$70	$194	$—	$—	$264
December 31, 2004
North America	$71	$202	$—	$—	$273
Europe	—	—	—	—	—
Asia	—	—	—	—	—
	$71	$202	$—	$—	$273

(1) Goodwill for Discontinued Information Services presented in the table above includes $194 million and $202 million of goodwill related to Software Spectrum at December 31, 2005 and 2004, respectively.  This goodwill is included in the Consolidated Balance Sheet in Noncurrent Assets of Discontinued Operations.

Communications revenue is grouped into three categories: 1) Core Services (including transport and infrastructure services, IP & data services, voice services and Vyvx services) 2) Other Services (including managed modem and related reciprocal compensation, DSL aggregation, and Internet access services), and 3) SBC Master Services Agreement. This revenue reporting structure represents a change from prior year presentations to reflect how the Company’s management will invest and manage cash flows in the communications business going forward. Management believes this new product grouping provides more meaningful information to the reader of the financial statements because each of the revenue groups has different expectations with respect to future revenue performance.

	Services
	Core	Other	SBC Master Services Agreement	Total
	(dollars in millions)
Communications Revenue
2005
North America	$818	$653	$25	$1,496
Europe	144	5	—	149
Other	—	—	—	—
	$962	$658	$25	$1,645
2004
North America	$664	$882	$—	$1,546
Europe	129	10	—	139
Other	—	—	—	—
	$793	$892	$—	$1,685
2003
North America	$841	$967	$—	$1,808
Europe	126	12	—	138
Other	—	1	—	1
	$967	$980	$—	$1,947

Transport and Infrastructure includes $130 million, $107 million and $344 million of termination revenue for the year ended December 31, 2005, 2004 and 2003, respectively. IP & Data includes $1 million, $5 million and $2 million of termination revenue for the year ended December 31, 2005, 2004 and 2003, respectively.

The majority of North American revenue consists of services delivered within the United States. The majority of European revenue consists of services delivered within the United Kingdom but also includes France and Germany. Transoceanic revenue is allocated to Europe.

The following information provides a reconciliation of Net Income (Loss) to Adjusted OIBDA by operating segment, as defined by the Company, for the years ended December 31, 2005, 2004 and 2003:

2005

	Communications	Discontinued Information Services	Coal Mining	Other
	(dollars in millions)
Net Income (Loss)	$(720)	$69	$16	$(3)
(Income) Loss from Discontinued Operations	—	(69)	—	—
Income Tax Provision	2	—	2	1
Total Other (Income) Expense	474	—	(7)	(1)
Operating Income (Loss)	(244)	—	11	(3)
Non-Cash Impairment Charge	9	—	—	—
Depreciation and Amortization Expense	642	—	5	—
Non-Cash Compensation Expense	51	—	—	—
Adjusted OIBDA	$458	$—	$16	$(3)

2004

	Communications	Discontinued Information Services	Coal Mining	Other
	(dollars in millions)
Net Income (Loss)	$(509)	$20	$11	$20
(Income) Loss from Discontinued Operations	—	(20)	—	—
Income Tax Provision	—	—	1	—
Total Other (Income) Expense	264	—	—	(21)
Operating Income (Loss)	(245)	—	12	(1)
Depreciation and Amortization Expense	665	—	6	—
Non-Cash Compensation Expense	43	—	—	—
Adjusted OIBDA	$463	$—	$18	$(1)

2003

	Communications	Discontinued Information Services	Coal Mining	Other
	(dollars in millions)
Net Income (Loss)	$(820)	$(33)	$16	$126
(Income) Loss from Discontinued Operations	(12)	33	—	—
Cumulative Effect of Change in Accounting Principle	—	—	(5)	—
Income Tax Provision (Benefit)	—	—	—	(51)
Total Other (Income) Expense	697	—	—	(80)
Operating Income (Loss)	(135)	—	11	(5)
Depreciation and Amortization Expense	792	—	6	—
Non-Cash Compensation Expense	78	—	—	—
Adjusted OIBDA	$735	$—	$17	$(5)

(20) Commitments, Contingencies and Other Items

In May 2001, Level 3 Communications, Inc., and two of its subsidiaries were named as a defendant in Bauer, et. al. v. Level 3 Communications, LLC, et al., a purported class action covering 22 states, filed in the U.S. District Court for the Southern District of Illinois. In April 2002, the same plaintiffs filed a second nearly identical purported multi-state class action in state court in Madison County, Illinois. In July 2001, the Company was named as a defendant in Koyle, et. al. v. Level 3 Communications, Inc., et. al., a purported two state class action filed in the U.S. District Court for the District of Idaho. In September 2002, Level 3 Communications, LLC was named as a defendant in Smith et al v. Sprint Communications Company, L.P., et al., a purported nationwide class action filed in the United States District Court for the Northern District of Illinois. In April 2005, the Smith plaintiffs filed a Fourth Amended Complaint which did not include Level 3 as a party, thus ending Level 3’s involvement in the Smith case. In February 2005, Level 3 Communications, LLC was named as a defendant in McDaniel, et. al., v. Qwest Communications Corporation, et al., a purported class action covering 10 states filed in the United States District Court for the Northern District of Illinois. These actions involve the Company’s right to install its fiber optic cable network in easements and right-of-ways crossing the plaintiffs’ land. In general, the Company obtained the rights to construct its network from railroads, utilities, and others, and has installed its network along the rights-of-way so granted. Plaintiffs in the purported class actions assert that they are the owners of lands over which the company’s fiber optic cable network passes, and that the railroads, utilities, and others who granted the Company the right to construct and maintain its network did not have the legal authority to do so. The complaints seek damages on theories of trespass, unjust enrichment and slander of title and property, as well as punitive damages. The Company has also received, and may in the future receive, claims and demands related to rights-of-way issues similar to the issues in these cases that may be based on similar or different legal theories. To date, all adjudicated attempts to have class action status granted on complaints filed against the Company or any of its subsidiaries involving claims and demands related to rights-of-way issues have been denied.

It is still too early for the Company to reach a conclusion as to the ultimate outcome of these actions. However, management believes that the Company and its subsidiaries have substantial defenses to the claims asserted in all of these actions (and any similar claims which may be named in the future), and intends to defend them vigorously if a satisfactory form of the settlement is not approved.

The Company and its subsidiaries are parties to many other legal proceedings. Management believes that any resulting liabilities for these legal proceedings, beyond amounts reserved, will not materially affect the Company’s financial condition or future results of operations, but could impact future cash flows.

Operating Leases

The Company is leasing rights-of-way, facilities and other assets under various operating leases which, in addition to rental payments, may require payments for insurance, maintenance, property taxes and other executory costs related to the lease. Certain leases provide for adjustments in lease cost based upon adjustments in the consumer price index and increases in the landlord’s management costs.

The rights-of-way agreements have various expiration dates through 2030. Payments under these right-of-way agreements were $30 million in 2005, $31 million in 2004 and $31 million in 2003

The Company has obligations under non-cancelable operating leases for certain colocation and office facilities, including lease obligations for which facility related restructuring charges have been recorded. The lease agreements have various expiration dates through 2082. Rent expense, including common area maintenance, under non-cancelable lease agreements was $76 million in 2005, $88 million in 2004 and $93 million in 2003.

For those leases involving communications colocation and right-of-way agreements, the Company anticipates that it will renew these leases under option provisions contained in the lease agreements given the significant cost to relocate the Company’s network and other facilities.

Future minimum payments, including common area maintenance, for the next five years under right-of-way agreements and non-cancelable operating leases consist of the following at December 31, 2005 (dollars in millions):

	Right-of-Way Agreements	Facilities	Other Assets	Total
2006	$45	$97	$2	$144
2007	45	94	2	141
2008	43	85	5	133
2009	44	72	—	116
2010	43	63	—	106
Thereafter	668	347	—	1,015
Total	$888	$758	$9	$1,655

It is customary in Level 3’s industries to use various financial instruments in the normal course of business. These instruments include items such as letters of credit. Letters of credit are conditional commitments issued on behalf of Level 3 in accordance with specified terms and conditions. As of December 31, 2005 and 2004, Level 3 had outstanding letters of credit of approximately $19 million and $26 million, respectively, which are collateralized by cash and are reflected on the consolidated balance sheet as restricted cash. The Company does not believe it is practicable to estimate the fair value of the letters of credit and does not believe exposure to loss is likely nor material.

Other

Level 3 receives certain mine management services from Peter Kiewit Sons’, Inc. The expense for these services was $5 million for 2005, $6 million for 2004 and $5 million for 2003, and is recorded in selling, general and administrative expenses. As of December 31, 2005 and 2004, the Company owed less than $1 million and $1 million, respectively for fourth quarter mine management services.

For use in its business operations, the Company owns leasehold interests in two corporate aircraft and since 1999 a 15% ownership interest in an additional corporate aircraft, with the remaining 85% ownership interest held by a corporation that is controlled by Walter Scott, Jr., a director of the Company. During 2005, in a negotiated transaction with an unrelated third party, the Company obtained a continuing 15% ownership interest in a replacement corporate aircraft in exchange for its 15% ownership interest in the aircraft surrendered in the transaction and a payment of approximately $2 million. The remaining 85% ownership interest was obtained by the corporation controlled by Mr. Scott, which paid for its ownership interests separately in the transaction.

(21) Condensed Consolidating Financial Information

As discussed in Note 14, in October 2003, Level 3 Financing issued $500 million 10.75% Senior Notes due in 2011. These notes are unsecured obligations of Level 3 Financing, however, they are also jointly and severally and fully and unconditionally guaranteed on an unsecured senior basis by Level 3 Communications, Inc. and Level 3 Communications, LLC (a wholly-owned subsidiary). The 10.75% Senior Notes were registered with the Securities and Exchange Commission in 2005.

In conjunction with the registration of the 10.75% Senior Notes, the accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and affiliates whose securities collateralize an issue registered or being registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with generally accepted accounting principles.

Condensed Consolidating Statements of Operations for the years ended December 31, 2005, 2004 and 2003 follow. Level 3 Communications, LLC leases equipment and certain facilities from other wholly-owned subsidiaries of Level 3 Communications, Inc. These transactions are eliminated in the consolidated results of the Company.

Condensed Consolidating Statements of Operations

For the year ended December 31, 2005

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,457	$440	$(178)	$1,719
Costs and Expenses:
Cost of Revenue	—	—	575	104	(163)	516
Depreciation and Amortization	—	—	444	203	—	647
Selling, General and Administrative	4	—	640	140	(15)	769
Restructuring and Impairment Charges	—	—	21	2	—	23
Total Costs and Expenses	4	—	1,680	449	(178)	1,955
Operating Income (Loss)	(4)	—	(223)	(9)	—	(236)
Other Income (Loss), net:
Interest Income	19	1	11	4	—	35
Interest Expense	(390)	(133)	—	(7)	—	(530)
Interest Income (Expense) Affiliates, net	784	527	(1,336)	25	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(1,048)	(1,492)	(1)	—	2,541	—
Other Income (Expense)	1	—	12	16	—	29
Other Income (Loss)	(634)	(1,097)	(1,314)	38	2,541	(466)
Income (Loss) from Continuing Operations Before Income Taxes	(638)	(1,097)	(1,537)	29	2,541	(702)
Income Tax Expense	—	—	—	(5)	—	(5)
Income (Loss) from Continuing Operations	(638)	(1,097)	(1,537)	24	2,541	(707)
Income from Discontinued Operations	—	49	—	20	—	69
Net Income (Loss)	$(638)	$(1,048)	$(1,537)	$44	$2,541	$(638)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2004

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,514	$554	$(292)	$1,776
Costs and Expenses:
Cost of Revenue	—	—	692	85	(274)	503
Depreciation and Amortization	—	—	423	248	—	671
Selling, General and Administrative	7	—	681	152	(18)	822
Restructuring and Impairment Charges	—	—	6	8	—	14
Total Costs and Expenses	7	—	1,802	493	(292)	2,010
Operating Income (Loss)	(7)	—	(288)	61	—	(234)
Other Income (Loss), net:
Interest Income	—	—	11	2	—	13
Interest Expense	(405)	(61)	(13)	(6)	—	(485)
Interest Income (Expense) Affiliates, net	809	396	(1,206)	1	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(907)	(1,243)	(1)	—	2,151	—
Other Income (Expense)	52	1	150	26	—	229
Other Income (Loss)	(451)	(907)	(1,059)	23	2,151	(243)
Income (Loss) from Continuing Operations Before Income Taxes	(458)	(907)	(1,347)	84	2,151	(477)
Income Tax Expense	—	—	—	(1)	—	(1)
Income (Loss) from Continuing Operations	(458)	(907)	(1,347)	83	2,151	(478)
Income from Discontinued Operations	—	—	—	20	—	20
Net Income (Loss)	$(458)	$(907)	$(1,347)	$103	$2,151	$(458)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2003

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Revenue	$—	$—	$1,767	$591	$(331)	$2,027
Costs and Expenses:
Cost of Revenue	—	—	648	93	(313)	428
Depreciation and Amortization	—	—	458	340	—	798
Selling, General and Administrative	39	—	573	310	(18)	904
Restructuring and Impairment Charges	—	—	22	4	—	26
Total Costs and Expenses	39	—	1,701	747	(331)	2,156
Operating Income (Loss)	(39)	—	66	(156)	—	(129)
Other Income (Loss), net:
Interest Income	1	—	3	14	—	18
Interest Expense	(433)	(14)	(39)	(81)	—	(567)
Interest Income (Expense) Affiliates, net	866	137	(1,028)	25	—	—
Equity in Net Earnings (Losses) of Subsidiaries	(949)	(1,072)	(24)	—	2,045	—
Other Income (Expense)	(157)	—	(7)	96	—	(68)
Other Income (Loss)	(672)	(949)	(1,095)	54	2,045	(617)
Income (Loss) from Continuing Operations Before Income Taxes	(711)	(949)	(1,029)	(102)	2,045	(746)
Income Tax Benefit	—	—	—	51	—	51
Income (Loss) from Continuing Operations and Cumulative Effect of Change in Accounting Principle	(711)	(949)	(1,029)	(51)	2,045	(695)
Income (Loss) from Discontinued Operations	—	—	12	(33)	—	(21)
Cumulative Effect of Change in Accounting Principle	—	—	—	5	—	5
Net Income (Loss)	$(711)	$(949)	$(1,017)	$(79)	$2,045	$(711)

Condensed Consolidating Balance Sheets as of December 31, 2005 and 2004 follow:

Condensed Consolidating Balance Sheets

December 31, 2005

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$37	$8	$275	$59	$—	$379
Marketable securities	173	3	—	—	—	176
Restricted cash and securities	—	3	20	11	—	34
Accounts receivable, net	—	—	84	308	—	392
Due from (to) affiliates	10,117	4,613	(14,853)	123	—	—
Current assets of discontinued operations	—	—	—	597	—	597
Other	16	4	29	43	—	92
Total Current Assets	10,343	4,631	(14,445)	1,141	—	1,670
Property, Plant and Equipment, net	—	—	3,409	2,223	—	5,632
Marketable Securities	234	—	—	—	—	234
Restricted Cash and Securities	16	—	—	59	—	75
Goodwill and Intangibles, net	—	—	85	206	—	291
Investment in Subsidiaries	(6,251)	(9,651)	802	—	15,100	—
Noncurret Assets of Discontinued Operations	—	—	—	264	—	264
Other Assets, net	44	21	14	32	—	111
Total Assets	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$1	$141	$225	$—	$367
Current portion of long-term debt	—	—	—	—	—	—
Accrued payroll and employee benefits	—	—	46	33	—	79
Accrued interest	83	18	—	1	—	102
Deferred revenue	—	—	138	61	—	199
Current liabilities of discontinued operations				539		539
Other	1	2	50	84	—	137
Total Current Liabilities	84	21	375	943	—	1,423
Long-Term Debt, less current portion	4,722	1,230	—	71	—	6,023
Deferred Revenue	—	—	633	104	—	737
Other Liabilities	56	1	196	317	—	570
Stockholders’ Equity (Deficit)	(476)	(6,251)	(11,339)	2,490	15,100	(476)
Total Liabilities and Stockholders’ Equity (Deficit)	$4,386	$(4,999)	$(10,135)	$3,925	$15,100	$8,277

Condensed Consolidating Balance Sheets

December 31, 2004

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$3	$17	$245	$73	$—	$338
Marketable securities	—	—	225	—	—	225
Restricted cash and securities	—	6	14	28	—	48
Accounts receivable, net	—	—	113	20	—	133
Due from (to) affiliates	9,169	4,100	(13,293)	24	—	—
Current assets of discontinued operations				598		598
Other	13	4	26	17	—	60
Total Current Assets	9,185	4,127	(12,670)	760	—	1,402
Property, Plant and Equipment, net	—	—	3,271	2,100	—	5,371
Marketable Securities	—	—	114	—	—	114
Restricted Cash and Securities	16	—	—	51	—	67
Goodwill and Intangibles, net	—	—	136	64	—	200
Investment in Subsidiaries	(5,457)	(8,360)	1	—	13,816	—
Noncurrent Assets of Discontinued Operations				298		298
Other Assets, net	43	24	17	8	—	92
Total Assets	$3,787	$(4,209)	$(9,131)	$3,281	$13,816	$7,544
Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$—	$—	$120	$66	$—	$186
Current portion of long-term debt	—	—	26	117	—	143
Accrued payroll and employee benefits	—	—	53	12	—	65
Accrued interest	52	17	3	1	—	73
Deferred revenue	—	—	172	20	—	192
Current liabilities of discontinued operations				563		563
Other	1	—	61	18	—	80
Total Current Liabilities	53	17	435	797	—	1,302
Long-Term Debt, less current portion	3,836	1,230	—	1	—	5,067
Deferred Revenue	—	—	707	129	—	836
Other Liabilities	55	1	198	242	—	496
Stockholders’ Equity (Deficit)	(157)	(5,457)	(10,471)	2,112	13,816	(157)
Total Liabilities and Stockholders’ Equity (Deficit)	$3,787	$(4,209)	$(9,131)	$3,281	$13,816	$7,544

Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003 follow:

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2005

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities of Continuing Operations	$(306)	$(128)	$226	$90	$—	$(118)
Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	243	—	340	1	—	584
Purchases of marketable securities	(648)	—	—	—	—	(648)
Decrease (increase) in restricted cash and securities	—	3	(6)	(1)	—	(4)
Capital expenditures	—	—	(167)	(133)	—	(300)
Investments and acquisitions	(10)	—	(497)	128	—	(379)
Proceeds from sale of discontinued operations	—	82	—	—	—	82
Advances to discontinued operations, net	—	—	—	13	—	13
Proceeds from sale of property, plant and equipment and other assets	—	—	3	8	—	11
Net Cash Provided by (Used in) Investing Activities	(415)	85	(327)	16	—	(641)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	877	—	—	66	—	943
Payments on long-term debt, including current portion (net of restricted cash)	—	—	(26)	(104)	—	(130)
Increase (decrease) due from affiliates, net	(121)	34	170	(83)	—	—
Net Cash Provided by (Used in) Financing Activities	756	34	144	(121)	—	813
Net Cash Used in Discontinued Operations	—	—	—	(32)	—	(32)
Effect of Exchange Rates on Cash and Cash Equivalents	(1)	—	(13)	1	—	(13)
Net Change in Cash and Cash Equivalents	34	(9)	30	(46)	—	9
Cash and Cash Equivalents at Beginning of Year (includes cash of discontinued operations)	3	17	245	178	—	443
Cash and Cash Equivalents at End of Year (includes cash of discontinued operations)	$37	$8	$275	$132	$—	$452

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2004

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities of Continuing Operations	$(379)	$(26)	$(30)	$315	$—	$(120)
Cash Flows from Investing Activities:
Proceeds from sale and maturity of marketable securities	—	—	70	—	—	70
Purchases of marketable securities	—	—	(410)	—	—	(410)
Decrease (increase) in restricted cash and securities	7	21	(4)	(3)	—	21
Capital expenditures	—	—	(174)	(98)	—	(272)
Acquisitions	—	—	(69)	—	—	(69)
Advances to discontinued operations, net	—	—	—	5	—	5
Proceeds from sale of property, plant and equipment, and other assets	—	—	9	51	—	60
Net Cash Provided by (Used in) Investing Activities	7	21	(578)	(45)	—	(595)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	272	713	—	—	—	985
Payments and repurchases of long-term debt, including current portion (net of restricted cash)	(949)	—	(75)	(3)	—	(1,027)
Increase (decrease) in due from affiliates, net	1,049	(706)	341	(684)	—	—
Net Cash Provided by (Used in) Financing Activities	372	7	266	(687)	—	(42)
Net Cash Provided by Discontinued Operations	—	—	—	56	—	56
Effect of Exchange Rates on Cash and Cash Equivalents	2	—	5	8	—	15
Net Change in Cash and Cash Equivalents	2	2	(337)	(353)	—	(686)
Cash and Cash Equivalents at Beginning of Year (includes cash of discontinued operations)	1	15	582	531	—	1,129
Cash and Cash Equivalents at End of Year (includes cash of discontinued operations)	$3	$17	$245	$178	$—	$443

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2003

(unaudited)

	Level 3 Communications, Inc.	Level 3 Financing, Inc.	Level 3 Communications, LLC	Other Subsidiaries	Eliminations	Total
	(dollars in millions)
Net Cash Provided by (Used in) Operating Activities of Continuing Operations	$(347)	$—	$131	$209	$—	$(7)
Cash Flows from Investing Activities:
Decrease (increase) in restricted cash and securities, net	26	(26)	4	5	—	9
Capital expenditures	—	—	(87)	(66)	—	(153)
Advances to discontinued operations, net	—	—	—	44	—	44
Investments and acquisitions	(2)	—	(109)	—	—	(111)
Proceeds from sale of discontinued operations	—	—	—	20	—	20
Proceeds from sale of property, plant and equipment, and other assets	—	—	26	77	—	103
Net Cash Provided by (Used in) Investing Activities	24	(26)	(166)	80	—	(88)
Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	361	487	—	—	—	848
Payments and repurchases of long-term debt, including current portion (net of restricted cash)	—	—	(43)	(729)	—	(772)
Stock options exercised	3	—	—	—	—	3
Increase (decrease) in due from affiliates, net	(42)	(468)	630	(120)	—	—
Net Cash Provided by (Used in) Financing Activities	322	19	587	(849)	—	79
Net Cash Provided by (Used in) Discontinued Operations	—	—	28	(31)	—	(3)
Effect of Exchange Rates on Cash and Cash Equivalents	—	—	—	6	—	6
Net Change in Cash and Cash Equivalents	(1)	(7)	580	(585)	—	(13)
Cash and Cash Equivalents at Beginning of Year (includes cash of discontinued operations)	2	22	2	1,116	—	1,142
Cash and Cash Equivalents at End of Year (includes cash of discontinued operations)	$1	$15	$582	$531	$—	$1,129

(22) Subsequent Events

Debt Exchange

On January 13, 2006, the Company completed private exchange offers to exchange its outstanding 9.125% Senior Notes due 2008, 11% Senior Notes due 2008 and 10.5% Senior Discount Notes due 2008 (together the “2008 Notes”) that were held by eligible holders in a private placement for cash and new 11.5% Senior Notes due 2010. The Company issued $692 million aggregate principal amount of 11.5% Senior Notes as well as paid $46 million of cash consideration in exchange for the 2008 Notes tendered in the transactions. The Company also paid approximately $13 million in cash for total accrued interest to the closing date on the 2008 Notes that had been accepted for exchange.

Pursuant to the guidance in EITF No. 96-19, the Company accounted for the exchange of the 9.125% Senior Notes and the 11% Senior Notes as an extinguishment of debt and expects to recognize a gain of approximately $27 million in Other Income in the first quarter of 2006. The gain was determined using the fair value of the new 11.5% Notes at the time of issuance. The fair value of the 11.5% Senior Notes was approximately $73 million less than the face amount of the debt. This accretion to the face amount of the debt will be reflected as interest expense. The 11.5% Senior Notes will be recorded at their fair value on the transaction date and will accrete to their face value at maturity. Premiums paid to holders of the 9.125% Senior Notes and the 11% Senior Notes of $41 million were applied against the gain on extinguishment of debt.

The exchange of the 10.5% Senior Discount Notes was accounted for as a modification of the existing debt. The premiums paid to the holders of the 10.5% Senior Discount Notes of $5 million will be added to the existing debt issuance costs and amortized over the term of the 11.5% Notes.

The principal amount of 2008 Notes tendered is set forth in the table below (dollars in millions).

2008 Notes to be exchanged	Aggregate Principal Amount Outstanding Before Exchange Offers	Aggregate Principal Amount Tendered	Aggregate Principal Amount of Old Notes to Remain Outstanding	Total Cash Premium Payment
9.125% Senior Notes due 2008	$954	$556	$398	$36
11% Senior Notes due 2008	132	54	78	5
10.5% Senior Discount Notes due 2008	144	82	62	5

The exchange offers were made only to qualified institutional buyers and institutional accredited investors inside the United Sates and to certain non-U.S. investors located outside the United States.

The 11.5% Senior Notes are senior unsecured obligations of the Company, ranking equal in right of payment with the old notes not tendered in the exchange offers as well as all other senior unsecured obligations of the Company. The 11.5% Senior Notes will mature on March 1, 2010, and will bear interest at a rate per annum equal to 11.50%. Interest on the Notes will be payable on March 1 and September 1 of each year, beginning on September 1, 2006. The Company may redeem some or all of the 11.5% Senior Notes at any time on or after March 1, 2009, at 100% of their principal amount plus accrued interest.

The 11.5% Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Level 3 entered into a registration rights agreement pursuant to which it will file an exchange offer registration statement with the Securities and Exchange Commission with respect to the new notes.

Acquisition of Progress Telecom LLC

On January 26, 2006, Level 3 signed a definitive agreement to acquire all of the membership interests of Progress Telecom, LLC (“Progress Telecom”), a regional wholesale network services company based in St. Petersburg, Florida. Progress Telecom, LLC is owned by PT Holding, LLC which is jointly owned by Progress Energy, Inc. and Odyssey Telecorp, Inc. Under the terms of the agreement, Level 3 expects to pay total consideration of $137 million, consisting of $68.5 million in shares of Level 3 Common Stock, pursuant to the terms of the Registration Rights Agreement, and $68.5 million in cash. The number of shares to be delivered will be determined immediately prior to closing. Progress Telecom’s network spans 9,000 miles, includes 29 metro networks and connects to international cable landings in South Florida and 31 mobile switching centers in the southeast United States. Progress Telecom serves approximately 200 customers with a significant concentration of international and wireless carrier customers. The Company expects the transaction to close early in the second quarter of 2006.

(23) Sale of Software Spectrum

On September 7, 2006, Level 3 sold Software Spectrum, Inc. to Insight Enterprises, Inc., a leading provider of information technology products and services.  In connection with the transaction, Level 3 received total proceeds of $353 million in cash, consisting of a base purchase price of $287 million and a working capital adjustment of approximately $66 million.  The purchase price is subject to working capital and certain other post-closing adjustments.  Level 3 recognized a $33 million gain on the transaction in the third quarter of 2006 after transaction costs.

The following is the summarized results of operations of the Software Spectrum business for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003(1)
	(dollars in millions)
Revenues	$1,894	$1,861	$1,920
Costs and Expenses:
Cost of revenue	1,717	1,705	1,778
Depreciation and amortization	10	11	15
Selling, general and administrative	143	125	123
Restructuring and impairment charges	—	2	14
Total costs and expenses	1,870	1,843	1,930
Income (Loss) from Operations	24	18	(10)

Other Income (Expense)	(1)	7	2
Income (Loss) from Operations Before Income Taxes	23	25	(8)

Income Tax Expense	(3)	(5)	(1)

Income (Loss) from Discontinued Operations	$20	$20	$(9)

(1)          The 2003 loss from the operations of Software Spectrum does not reflect the $7 million loss from discontinued operations from the contact services business sold in 2003.

The following is summarized financial information for the Software Spectrum business as of December 31, 2005 and 2004:

(dollars in millions)	December 31, 2005	December 31, 2004

Assets
Current Assets:
Cash and Cash Equivalents	$73	$105
Receivables	431	408
Other	93	72
Total Current Assets	597	585
Property, Plant and Equipment, net	6	4
Goodwill and Other Intangible Assets, net	242	257
Other	16	4
Total Assets	$861	$850
Current Liabilities:
Accounts payable	$420	$414
Accrued payroll and employee benefits	17	13
Deferred revenue	67	61
Other	35	54
Total Current Liabilities	539	542
Deferred Revenue	11	4
Other Noncurrent Liabilities	12	—
Total Liabilities	562	546
Net Assets	$299	$304

(24) Unaudited Quarterly Financial Data

	March		June		September		December
	2005	2004	2005	2004	2005	2004	2005	2004
	(dollars in millions except per share data)
Revenue	$527	$405	$390	$415	$384	$448	$418	$508
Operating Income (Loss)	26	(64)	(75)	(96)	(89)	(55)	(98)	(19)
Loss from Continuing Operations	(78)	(152)	(196)	(64)	(207)	(175)	(226)	(87)
Income from Discontinued Operations	1	5	8	1	3	4	57	10
Net Loss	(77)	(147)	(188)	(63)	(204)	(171)	(169)	(77)
Income (Loss) per Share (Basic):
Loss from Continuing Operations	$(0.11)	$(0.23)	$(0.28)	$(0.09)	$(0.29)	$(0.26)	$(0.32)	$(0.13)
Income from Discontinued Operations	—	0.01	0.01	—	—	0.01	0.08	0.02
Net Loss	$(0.11)	$(0.22)	$(0.27)	$(0.09)	$(0.29)	$(0.25)	$(0.24)	$(0.11)

Loss per share was calculated for each three-month period on a stand-alone basis. As a result of stock transactions during the periods, the sum of the loss per share for the four quarters of each year may not equal the loss per share for the twelve month periods. As a result of the sale of (i)Structure and Software Spectrum in 2005 and 2006, respectively, certain amounts previously included in the 2005 and 2004 quarterly reports on Forms 10-Q have been reclassified from continuing operations to discontinued operations.

In the fourth quarter of 2005, the Company recognized a $49 million gain from the sale of (i)Structure.

In the first quarter of 2005, the Company recognized $86 million and $40 million of termination revenue related to 360networks (USA), Inc. and France Telecom Long Distance USA, LLC, respectively. The Company also recognized $15 million in severance and related charges as a result of a workforce reduction of approximately 470 employees in the first quarter of 2005.

In the fourth quarter of 2004, the Company recognized a $50 million gain on extinguishments of debt related to the repurchase of portions of its outstanding notes due 2008. The Company also recognized $103 million of termination revenue and recorded lease impairment charges of $14 million for leases in North America and Europe during the fourth quarter of 2004.

In the second quarter of 2004 the Company paid $54 million to extinguish a capital lease obligation with Allegiance and recognized a gain of $147 million on the settlement.